As filed with the Securities and Exchange Commission on December 11, 2006

Registration No. 333-137513

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 6

TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

NewStar Financial, Inc.

(Exact name of registrant as specified in its charter)

Delaware	6172	54-2157878
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

500 Boylston Street, Suite 1600 Boston, Massachusetts 02116 (617) 848-2500 (Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

John K. Bray

Chief Financial Officer

500 Boylston Street, Suite 1600

Boston, Massachusetts 02116

(617) 848-2500

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:

Alexander D. Lynch, Esq. Weil, Gotshal & Manges LLP 767 Fifth Avenue New York, New York 10153 (212) 310-8000	Erik R. Tavzel, Esq. Cravath, Swaine & Moore LLP 825 Eighth Avenue New York, New York 10019 (212) 474-1000

Approximate date of commencement of proposed sale to the public:  As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.  ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED DECEMBER 11, 2006

11,000,000 Shares

Common Stock

This is an initial public offering of common stock of NewStar Financial, Inc. All of the shares of common stock are being sold by NewStar Financial, Inc.

Prior to this offering, there has been no public market for our common stock. We estimate that the initial public offering price per share will be between $15.00 and $17.00. We have applied to list our common stock on the Nasdaq Global Market under the symbol “NEWS.” See “Underwriting” for a discussion of the factors to be considered in determining the initial public offering price.

Investing in our common stock involves significant risks. See “ Risk Factors” beginning on page 10 to read about factors you should consider before buying shares of our common stock.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total
Initial public offering price	$	$
Underwriting discount	$	$
Proceeds, before expenses, to NewStar Financial, Inc.	$	$

To the extent that the underwriters sell more than 11,000,000 shares of our common stock, the underwriters have the option to purchase up to an additional 1,650,000 shares from NewStar Financial, Inc. at the initial public offering price less the underwriting discount.

The underwriters expect to deliver the shares of common stock in New York, New York on             , 2006.

Goldman, Sachs & Co.	Morgan Stanley	Citigroup	Wachovia Securities

Banc of America Securities LLC

JMP Securities

JPMorgan

Keefe, Bruyette & Woods

Prospectus dated                     , 2006

PROSPECTUS SUMMARY

This summary highlights key information contained elsewhere in this prospectus. It may not contain all of the information that is important to you. You should read the entire prospectus, including “Risk Factors,” our consolidated financial statements and the related notes thereto and the other documents to which this prospectus refers, before making an investment decision. In this prospectus, the terms “NewStar,” “we,” “our” and “us” refer to NewStar Financial, Inc. and its subsidiaries. NewStar Financial and the NewStar Financial logo are our trademarks. Other service marks, trademarks and trade names referred to in this prospectus are the property of their respective owners.

NewStar

Overview

We are a commercial finance company that provides customized debt financing solutions to middle-market businesses, mid-sized specialty finance companies, issuers of asset-backed and commercial mortgage-backed securities, and commercial real estate borrowers. We principally focus on the direct origination of loans and other debt products that meet our risk and return parameters. Our direct origination efforts target corporate executives, private equity sponsors, regional banks, real estate investors and a variety of other financial intermediaries to source transaction opportunities. Direct origination provides direct access to our customers’ managements, enhances our due diligence, and allows significant input into our customers’ capital structures and direct negotiation of transaction pricing and terms. We employ highly experienced origination, credit and finance professionals to identify and structure our transactions. We believe that the quality of our professionals, their ability to develop creative solutions and our efficient, comprehensive credit approval process position us to be a preferred lender for mid-sized borrowers.

As of September 30, 2006, our portfolio of loans and other debt products, which we refer to as our loan portfolio, consisted of 162 transactions that totaled $1.5 billion of funding commitments, representing $1.3 billion of balances outstanding and $238.5 million of funds committed but undrawn. We finance our loan portfolio through a combination of debt and equity. We also manage the NewStar Credit Opportunities Fund, Ltd. (NCOF), a private debt fund, which has the opportunity to invest in loans and other debt products originated or acquired by us. The NCOF has $150.0 million of committed equity from third-party institutional investors and a $400.0 million committed credit facility. As of September 30, 2006, the NCOF’s loan portfolio had total funding commitments and balances outstanding of approximately $232.1 million and $158.6 million, respectively. Our managed loan portfolio, which includes our loan portfolio and the loan portfolio of the NCOF, totaled approximately $1.8 billion of commitments and $1.5 billion of balances outstanding as of September 30, 2006.

We specialize in providing senior debt products to mid-sized borrowers. Our loans and debt products typically range in size from $5 million to $17.5 million. We also selectively arrange larger transactions, which we syndicate to the NCOF and other third-parties thereby allowing us to provide more debt capital to our customers and generate fee income while limiting our exposure.

We are organized into three specialized lending groups:

•	Middle Market Corporate, which originates, structures and underwrites senior debt and, to a lesser extent, second lien and mezzanine debt for companies with annual earnings before interest, taxes, depreciation and amortization, or EBITDA, typically between $5 million and $50 million;

•	Structured Products, which originates, structures and underwrites senior and subordinated debt for mid-sized specialty finance companies with assets typically between $25 million and $250 million and invests in subordinated tranches of asset-backed securitizations; and

•	Commercial Real Estate, which originates, structures and underwrites first mortgage debt and, to a lesser extent, subordinated debt, primarily to finance acquisitions of real estate properties typically valued between $10 million and $50 million and invests in subordinated tranches of commercial mortgage-backed securitizations.

As of September 30, 2006, the breakdown of the outstanding balance of our loan portfolio was 66.2% Middle Market Corporate, 22.0% Structured Products and 11.8% Commercial Real Estate. Senior debt constituted 92.8% of our loan portfolio, of which 74.6% was first mortgage or senior secured debt and 18.2% was senior subordinated debt.

The primary component of our revenue is net interest income, or the difference between the interest income, including amortized origination fees, on our interest earning assets and the interest cost of our borrowings. We also generate non-interest income, including syndication, structuring, agent and asset management fees. Our net interest income and non-interest income totaled $32.1 million and $5.6 million, respectively, for the nine months ended September 30, 2006.

Market Opportunity

We target large, growing and fragmented markets that we believe offer attractive business opportunities. We have identified and organized our activities around specific niches within each of these markets. We believe that the growth in middle market financings, the consolidation of traditional financing sources and the amount of capital raised by private equity firms create an attractive opportunity for our Middle Market Corporate group. We also believe that the size and growth of the structured products market and the increasing securitization of new asset classes create an attractive opportunity for our Structured Products group. In addition, we believe that the size of the real estate financing market and the recent growth in commercial real estate purchase and refinance activities create an attractive opportunity for our Commercial Real Estate group.

Competitive Strengths

Our key competitive strengths include:

•	Extensive banking and capital markets expertise. Timothy J. Conway, our Chairman and Chief Executive Officer, and Peter A. Schmidt-Fellner, our Chief Investment Officer, each have more than 20 years of experience in banking and capital markets. Previously, they built and led large, successful banking and capital markets businesses within leading global financial institutions.

Our senior management team includes nine additional members who have on average more than 20 years of experience in leveraged finance, high yield capital markets, loan syndication and trading, securitization, asset management, work-outs, loan administration and finance. Our senior management team is highly cohesive. Prior to joining us, eight members of our senior management team, including Mr. Schmidt-Fellner, worked with Mr. Conway in senior positions at major financial institutions. We believe the depth, experience and cohesiveness of our management team have enabled us to attract and retain talent, establish comprehensive systems and processes and grow our loan portfolio to more than $1.3 billion in balances outstanding in just over two years. Our employees will beneficially own 8.7% of our common stock upon the consummation of this offering.

•	Significant direct origination capabilities. We target corporate executives, private equity sponsors, regional banks, real estate investors and a variety of other financial intermediaries to source transaction opportunities. Our origination personnel are located in five offices across the country and comprise 48 professionals, including 31 bankers, as of September 30, 2006. Each of our bankers maintains long-standing customer relationships and is responsible for covering a specified target market. We believe our bankers’ strength and breadth of relationships across a wide range of markets generate numerous financing opportunities and enable us to be highly selective in our commitments. Since our inception, our bankers have identified over 2,400 transaction opportunities. Our bankers utilize their credit expertise to pre-screen and reject a majority of these opportunities before they enter our formal credit process. In addition, our bankers typically negotiate pricing and terms, lead deal structuring and conduct due diligence directly with our customers.

•	Flexible financing solutions. We offer a broad range of tailored financing solutions to our customers. Our loans and other debt products range in size from less than $5 million up to a current maximum of $17.5 million, and we selectively arrange transactions up to $100 million. Through our three lending groups, we offer a variety of debt products ranging from revolving credit facilities to mezzanine debt.
•	Extensive risk management experience and disciplined, independent credit approval process. Our credit organization is led by Mr. Schmidt-Fellner, our Chief Investment Officer. He is supported by our two Chief Credit Officers, each of whom has more than 30 years of credit experience and has previously held executive risk management positions with major financial institutions. These professionals are currently supported by eight senior portfolio managers with an average of 19 years of banking and credit experience. Our senior portfolio managers directly report to our Chief Credit Officers and make independent credit determinations. Most of our transactions require the unanimous approval of at least six senior professionals, including our Chief Executive Officer, Chief Investment Officer, a Chief Credit Officer and the senior portfolio manager.

•	Comprehensive portfolio monitoring process. Our portfolio managers typically are responsible for monitoring the transactions they underwrite. We limit the number of transactions each of our portfolio managers monitors. This approach allows portfolio managers to quickly identify and respond to emerging credit issues. Our portfolio managers formally review each transaction with senior management on at least a quarterly basis. In June 2005, we received a CAM2 rating from Fitch Ratings, Inc., the second highest of the five rating categories, in relation to an evaluation of our management experience, staffing, procedures and controls, portfolio management, administration and technology as they relate to our abilities as a collateralized asset manager in connection with our term debt securitizations. When we received this rating, we were the only first-time issuer of collateralized loan obligations to receive a rating at or above this level.
•	Innovative NewStar Credit Opportunities Fund. The NCOF, established in 2005, gives us the opportunity to commit to larger transactions for selected customers and generate fee income, while limiting our exposure. As of September 30, 2006, the NCOF had $150.0 million in committed equity capital from third party investors and a $400.0 million credit facility. The NCOF’s loan portfolio had total funding commitments and balances outstanding of approximately $232.1 million and $158.6 million, respectively, as of September 30, 2006.

Our Strategy

The key elements of our strategy include:

•	Grow our managed loan portfolio. We intend to continue to grow our loan portfolio, principally by expanding our presence in our existing markets and increasing our transaction volume. Our bankers are focused on enhancing awareness of our products and services and continuing to develop their network of customer relationships. We also seek to generate repeat business from our existing customers through refinancings and new transactions. In addition, we continually seek to hire experienced bankers in our target markets with established business relationships that complement those of our existing bankers. We also may hire bankers with experience and expertise in new industries and regions.

•	Maintain a disciplined and independent credit culture. We focus on risk management, high transaction selectivity and loan portfolio diversification. We intend to maintain a strong, independent credit culture and will continue to hire experienced credit personnel.

•

Optimize our sources of liquidity. We will continue to utilize a diverse range of financing sources to fund our lending activities, including long-term debt, credit facilities, term debt securitizations, equity financings and third-party syndications, while seeking to maintain prudent debt levels. We intend to continue to develop alternative funding sources to expand our available capital to fund our loan portfolio growth and reduce our cost of capital.

•	Continue to improve operating efficiency. We designed our operations and processes with the scalability required to service a managed loan portfolio significantly larger than our existing portfolio. We believe that by hiring highly experienced personnel we can efficiently process and manage a growing loan portfolio without compromising our credit and underwriting standards. In addition, through proactive expense management, we believe we can reduce our operating cost base relative to the size of our loan portfolio over the long-term.

•	Opportunistically adjust our loan portfolio mix based on market conditions. Our three specialized lending groups, multiple product offerings and national presence enable us to allocate our capital and resources to loans and other debt products that we believe offer the most attractive risk-adjusted returns. We expect to adjust opportunistically our loan portfolio mix based on market conditions. While our loan portfolio mix may change, we expect to continue to focus on direct origination of senior loans and other debt products, which represented approximately 92.8% of our portfolio as of September 30, 2006.

•	Selectively pursue incremental growth opportunities. Historically, we have sought to capitalize on incremental growth opportunities complementary to our core business. For example, we established the NCOF and expanded our loan syndication capabilities in order to underwrite larger transactions. We expect to continue our geographic expansion, target new industries and develop new products. We may also broaden our third-party credit asset management activities.

Selected Risk Factors

Before participating in this offering, you should carefully consider all the information in this prospectus, including the risks discussed in “Risk Factors,” beginning on page 10. Some of our most significant risks are:

•	Our limited operating history makes it difficult to evaluate our business and prospects.

•	We may not be profitable or achieve our growth objectives.

•	We may not be able to find attractive lending opportunities given the high level of competition.

•	Our net income and assets may decline as a result of charge offs to our loan portfolio.

•	We may lose our Chief Executive Officer, Chief Investment Officer or other key members of our management.

•	We are reliant on the debt and equity capital markets to fund our business, and we may be unable to secure financing on attractive terms or at all.

Corporate History and Information

We were founded in June 2004 by a team of experienced bankers and capital markets executives. Our Chairman and Chief Executive Officer, Timothy J. Conway, previously served in senior management positions at FleetBoston Financial Corporation and Citicorp Securities Inc. Our Chief Investment Officer, Peter A. Schmidt-Fellner, previously served in senior management positions at J.P. Morgan Securities Inc. We were initially capitalized with $210.0 million of committed equity capital from Capital Z Partners, J.P. Morgan Corsair II Capital Partners, Och-Ziff Capital Management, Northwestern Mutual Life Insurance Company, Shawmut Equity Partners and management.

We are a Delaware corporation. Our principal executive office is located at 500 Boylston Street, Suite 1600, Boston, Massachusetts 02116, and our telephone number is (617) 848-2500. We maintain a website at www.newstarfin.com. The information that appears on our website is not a part of, and is not incorporated into, this prospectus.

The Offering

Common stock offered by us	11,000,000 shares.

Common stock to be outstanding after this offering	33,449,274 shares.

Use of proceeds	We intend to use the net proceeds of this offering for the development and growth of our business and the repayment of $37.5 million aggregate principal amount of our outstanding senior secured notes due 2008. Pending the specific application of the net proceeds, we may utilize the proceeds from this offering to repay short-term indebtedness under our credit facilities. See “Use of Proceeds.”

Dividend policy	We do not anticipate paying any cash dividends on our common stock for the foreseeable future. See “Dividend Policy.”

Risk factors	Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 10 for a discussion of factors you should carefully consider before investing in our common stock.

Directed Share Program	We have asked the underwriters to reserve at the initial public offering price up to 550,000 shares, or approximately 5% of the common stock being offered by this prospectus for sale to our directors, officers, employees and other persons who are otherwise associated with us. We have asked the underwriters to reserve at the initial public offering price between 400,000 and 1,250,000 additional shares of common stock for sale to one of our existing stockholders. See “Underwriting.”

Proposed Nasdaq Global Market symbol	“NEWS.”

The number of shares of common stock outstanding after this offering is based on the number of shares of common stock outstanding as of November 30, 2006. Unless otherwise indicated, this number:

•	excludes 3,214,240 shares of our common stock issuable upon exercise of stock options that will be issued in connection with this offering, at the initial public offering price;

•	excludes 1,686,347 shares of our common stock reserved for future grants under our compensation plans; and

•	excludes 1,452,656 shares of our common stock issuable upon exercise of warrants.

Unless otherwise indicated, the information in this prospectus:

•	reflects the funding by our initial investors and management of $33.5 million of previously committed equity capital and the related issuance of 3,350,000 shares of preferred stock, which was completed in November 2006;

•	reflects the automatic conversion of our outstanding preferred stock into 19,266,791 shares of common stock in connection with this offering;

•	reflects the automatic conversion of our Class A Common Stock into 1,566,323 shares of common stock in connection with this offering;

•	reflects the issuance of 1,616,160 shares of restricted stock to members of management, key employees and directors in connection with this offering;
•	gives effect to a 1 for 2.4808 reverse split of our common stock in connection with this offering;

•	gives effect to our amended and restated certificate of incorporation and our amended and restated by-laws, which will be in effect prior to the completion of this offering;

•	assumes no exercise of the underwriters’ option to purchase up to an additional 1,650,000 shares from us; and

•	assumes an initial public offering price of $16.00 per share, the midpoint of the price range set forth on the cover of this prospectus.

Summary Historical Consolidated Financial and Other Data

The following table provides a summary of our historical consolidated financial and other data for the periods and at the dates indicated. The summary historical consolidated financial data for the period from June 18, 2004, the date we commenced operations, through December 31, 2004 and for the year ended December 31, 2005, and as of December 31, 2004 and 2005 are derived from our audited consolidated financial statements included elsewhere in this prospectus in reliance upon the report of KPMG LLP. The summary historical consolidated financial data as of and for the nine months ended September 30, 2005 and 2006 have been derived from our unaudited consolidated financial statements included elsewhere in this prospectus. In the opinion of management, the unaudited consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and include all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of our operating results and financial position for those periods and as of such dates. The results for any interim period are not necessarily indicative of the results that may be expected for a full year.

The results indicated below and elsewhere in this prospectus are not necessarily indicative of our future performance. You should read this information together with “Capitalization,” “Selected Historical Consolidated Financial and Other Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes included elsewhere in this prospectus.

	Nine Months Ended September 30,		Year Ended December 31, 2005	Period from June 18, 2004 (inception) through December 31, 2004
	2006	2005
	($ in thousands)
Statement of Operations Data:
Interest income	$77,060	$19,119	$33,883	$1,988
Interest expense	44,962	10,319	18,639	839

Net interest income	32,098	8,800	15,244	1,149
Provision for credit losses	6,594	5,272	7,755	280

Net interest income after provision for credit losses	25,504	3,528	7,489	869
Total non-interest income	5,581	1,904	3,144	57
Total operating expenses	22,678	14,515	20,049	9,499

Income (loss) before income taxes	8,407	(9,083)	(9,416)	(8,573)
Income tax expense (benefit)	3,534	(3,392)	(3,517)	(3,071)

Net income (loss)	$4,873	$(5,691)	$(5,899)	$(5,502)

	September 30, 2006			December 31,
	As Adjusted (1)		Actual	2005	2004
	($ in thousands)
Balance Sheet Data:
Cash and cash equivalents	$161,796		$4,725	$1,423	$1,360
Restricted cash	74,956		74,956	12,569	417
Investments in debt securities, available-for-sale	185,140		185,140	103,548	23,769
Loans, held-for-sale	26,005		26,005	20,968	—
Loans, net	1,054,054		1,054,054	621,210	86,680
Other assets	44,620		44,620	29,734	8,057

Total assets	$1,546,571		$1,389,500	$789,452	$120,283

Repurchase agreements	$36,359		$36,359	$59,658	$8,806
Credit facilities	354,610	(2)	354,610	246,800	46,700
Term debt	746,764		746,764	329,014	—
Corporate debt	—		37,500	37,500	—
Other liabilities	44,922		44,922	19,522	3,279

Total liabilities	1,182,655		1,220,155	692,494	58,785
Total stockholders’ equity	363,916		169,345	96,958	61,498

	Nine Months Ended September 30,				Year Ended December 31, 2005		Period from June 18, 2004 (inception) through December 31, 2004
	2006		2005
	($ in thousands, except percentage and other data)
Performance Ratios (3):
Return on average assets	0.60%		(2.35)%		(1.44)%		(16.46)%
Return on average equity	4.65		(12.53)		(8.69)		(23.99)
Net interest margin, before provision	4.02		3.77		3.84		4.70
Efficiency ratio (4)	60.19		135.60		109.03		787.70
Credit Quality and Leverage Ratios (5):
Delinquent loan rate (at period end)	—		—		—		—
Non-accrual loan rate	—		—		—		—
Net charge off rate	—		—		—		—
Allowance for credit losses ratio (at period end)	1.36		1.30		1.27		0.32
Debt to equity (at period end)	6.94	x	6.70	x	6.94	x	0.90	x
Equity to assets (at period end)	12.19%		12.75%		12.29%		51.16%
Average Balances (6):
Loans and other debt products, gross	$1,014,884		$303,774		$387,876		$42,618
Interest earning assets (7)	1,067,966		312,342		397,219		45,327
Total assets	1,081,537		323,923		409,623		61,920
Interest bearing liabilities	919,975		255,086		331,739		13,736
Equity	139,999		60,739		67,850		42,486

Other (at period end):
Weighted average coupon rate (8)	9.54%		8.34%		8.80%		7.34%
Employees	91		60		64		38
Number of transactions	162		68		96		16

	September 30, 2006	December 31,
		2005	2004
	($ in thousands)
Supplemental Data:
Investments in debt securities, gross	$196,084	$107,381	$23,664
Loans held-for-sale, gross	26,290	21,118	—
Loans held for investment, gross	1,075,450	633,460	87,739

Loans and investments in debt securities, gross	1,297,824	761,959	111,403
Unused lines of credit	233,489	89,722	14,186
Standby letters of credit	5,042	3,682	2,820

Total funding commitments	$1,536,355	$855,363	$128,409

Loan portfolio	$1,297,824	$761,959	$111,403
Loans owned by the NCOF	158,635	33,157	—

Managed loan portfolio	$1,456,459	$795,116	$111,403

(1)	The as adjusted balance sheet data reflects (i) the funding by our initial investors and management of $33.5 million of previously committed but unfunded equity capital and the related issuance of 3,350,000 shares of preferred stock, which was completed in November 2006, (ii) the automatic conversion of our outstanding preferred stock and Class A Common Stock into common stock in connection with this offering, (iii) the issuance of 1,616,160 shares of restricted stock in connection with this offering, (iv) the receipt of estimated net proceeds from the sale of shares of common stock in this offering at $16.00 per share, the midpoint of the estimated price range set forth on the cover of this prospectus, of $161.1 million, net of estimated offering expenses, and (v) the repayment of our corporate debt with the net proceeds of this offering. See “Capitalization” and “Use of Proceeds.”
(2)	An indeterminate portion of the net proceeds from this offering may be used to pay down our credit facilities.
(3)	See “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for a discussion of the calculation of performance ratios.
(4)	See “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for a discussion of the calculation of the efficiency ratio.
(5)	See “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for additional information related to our credit quality and leverage ratios.
(6)	Average balances are based upon the average monthly balance during the period.
(7)	Includes loan portfolio, cash, cash equivalents and restricted cash.
(8)	Weighted average coupon rate refers to the weighted average coupon rate on our loan portfolio.

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the risk factors described below as well as the other information contained in this prospectus before buying shares of our common stock. If any of the following risks or uncertainties occurs, our business, financial condition and operating results could be materially and adversely affected. As a result, the trading price of our common stock could decline and you may lose all or a part of your investment in our common stock.

Risks Related to Our Business

We have a limited operating history, which may not serve as an adequate basis to evaluate our business, results of operations and prospects and may increase the risk of your investment.

We commenced operations in June 2004, and, as a result, we have a limited operating history for purposes of your evaluation of our business and prospects. Because of our limited operating history, our historical results of operations may not provide a meaningful basis for evaluating our business, results of operations and prospects. You should evaluate our business, results of operations and prospects in light of the risks and difficulties we may encounter as an early-stage company in a highly competitive industry, including our potential inability to:

•	successfully compete for transaction opportunities;

•	raise debt and equity capital on attractive terms;

•	continue to grow and manage our growth effectively;

•	accurately forecast the level of credit losses that we may experience in our loan portfolio;

•	successfully hire and retain key personnel; or

•	effectively manage our business.

We may not be able to successfully address these risks and difficulties, which could adversely affect our business, results of operations and prospects.

We have incurred losses in the past and have only recently achieved profitability. We may not be able to maintain our profitability.

For the period from June 18, 2004 (inception) through December 31, 2004 and the year ended December 31, 2005, we recorded net losses of $5.5 million and $5.9 million, respectively. We recorded net income of $4.9 million for the nine months ended September 30, 2006. Concurrent with this offering, we will record a non-cash compensation charge of $35.2 million in connection with restricted stock grants made since our inception, including equity awards made in connection with this offering. In addition, we expect to incur approximately $2.7 million in call premium expenses and acceleration of unamortized fees associated with the repayment of our corporate debt with a portion of the proceeds of this offering. As a result of these expenses, assuming this offering is completed in the fourth quarter of 2006, we will record a net loss for 2006 and for the fourth quarter of 2006. We may not be profitable in future periods for a variety of reasons. If we are unable to achieve, maintain and increase our profitability in the future, the market value of our common stock could decline.

If we fail to effectively manage our growth, our results of operations could be adversely affected.

We have expanded our business and operations rapidly since our inception in June 2004. As of September 30, 2006, we had 91 employees and five offices, and we expect to hire a significant number of additional employees and open additional offices in the near future. From our inception to September 30, 2006, our loan portfolio has grown to $1.3 billion, representing 162 transactions. This growth has placed, and may continue to place, significant demands on our origination, credit, and loan management systems and resources. The expansion of our operations has also placed significant demands on our management, operational and financial resources. To manage our anticipated growth successfully, we must continue to refine and expand our origination and marketing capabilities, credit review processes, management procedures, access to financing sources and technology resources, as well as continue to hire, train, supervise and manage new employees. If we are unable to manage our growth effectively, our business, results of operations and prospects could be adversely affected.

We are in a highly competitive business and may not be able to compete effectively.

The commercial lending industry is highly competitive and includes a number of competitors who provide similar types of loans and other debt products to our target customers. Our principal competitors include a variety of:

•	specialty and commercial finance companies, including business development companies and real estate investment trusts;

•	private investment funds and hedge funds;

•	national and regional banks;

•	investment banks; and

•	insurance companies.

Some of our competitors offer a broader range of financial, lending and banking services than we do and can leverage their existing customer relationships to offer and sell services that compete directly with our products and services. In addition, some of our competitors have greater financial, technical, marketing, origination and other resources than we do. They may also have greater access to capital than we do and at a lower cost than is available to us. For example, if national and regional banks or other large competitors seek to expand within or enter our target markets, they may provide loans and other debt products at lower interest rates to gain market share, which could force us to lower our rates and result in decreased returns. As a result of competition, we may not be able to attract new customers, retain existing customers or sustain the rate of growth that we have experienced to date, and our ability to expand our loan portfolio and grow future revenue may decline. If our existing customers choose to use competing sources of credit to refinance their debt, our loan portfolio could be adversely affected.

We are subject to regulation and any changes in such regulations could affect our business and our profitability.

We are subject to federal, state and local laws and regulations that govern non-depository commercial lenders and businesses generally. Any changes in such laws or regulations could affect our business and profitability. In addition, if we expand our business into areas or jurisdictions that are subject to, or have adopted, more stringent laws and regulations than those that are currently applicable to us and our business, we may have to incur significant additional expense or restrict our operations in order to comply, which could adversely impact our business, results of operations or prospects.

Risks Related to Our Loan Portfolio and Lending Activities

We may experience charge offs on our loan portfolio, which may exceed our allowance for credit losses and could significantly reduce our net income and assets and harm our results of operations. We recently had one delinquency and, in the future, may experience additional delinquencies or suffer impairments or charge offs in our loan portfolio and an increase in the number of loans placed on non-accrual status.

While we have not suffered an impairment or charge off on our loan portfolio since our inception in June 2004, we expect to experience impairments and charge offs in the future. An impairment or charge off occurs when management believes that all or part of the principal of a particular loan is no longer recoverable and will not be repaid. In addition, as of September 30, 2006, none of our loans were delinquent or on non-accrual status. Delinquent loans are 31 days or more past due. Non-accrual loans are either 90 days or more past due or loans for which management believes that there is reasonable doubt as to collectibility in the normal course of business. We view delinquent and non-accrual loans as a normal and anticipated aspect of our business. In the fourth quarter of 2006, one of our loans with an outstanding balance of $8.4 million became delinquent, and if the situation is not resolved, we anticipate that the loan will be deemed to be on non-accrual status by the end of the fourth quarter. With respect to our other debt products, if the fair value of the investment declines below its amortized cost and the decline is judged by management to be other than temporary, the cost basis of the investment is written down to fair value. Additionally, we view permanent write downs of our other debt products as a normal and anticipated aspect of our business. As a result, we anticipate that we will experience write downs related to our other debt products in the ordinary course of business.

As of September 30, 2006, we had an allowance for credit losses of $14.6 million, with no specific allowances, impairments or charge offs for any loan or specific write off for any other debt product. Due to the fact that we have not yet recorded any impairments or charge offs, our allowance for credit losses policy was developed independent of the historical performance of our loan portfolio. Management periodically reviews the appropriateness of our allowance for credit losses considering credit quality indicators, such as results of operations, covenant ratios and collateral values as well as economic conditions and trends. The lack of historical data of our loan portfolio makes it difficult to judge the expected credit performance of our loan portfolio. Our estimates and judgments with respect to the appropriateness of our allowance for credit losses may not be accurate, and the assumptions we use to make such estimates and judgments may be inaccurate. Our allowance may not be adequate to cover credit or other losses in our loan portfolio as a result of unanticipated adverse changes in the economy or events adversely affecting specific customers, industries or markets. If we were to experience material credit losses on our loan portfolio, such losses would adversely impact our ability to fund future loans and our business and, to the extent losses exceed our allowance for credit losses, our results of operations and financial condition would be adversely affected.

Like other commercial finance companies, we have experienced, and will continue to experience, missed and late payments, and we will experience failures by customers to comply with operational and financial covenants in their agreements. Any of these events may be an indication that our risk of credit loss or a significant impairment or charge off with respect to a particular loan or other debt product has materially increased. In addition, loans that have been outstanding for a longer period of time typically have higher default rates. We anticipate that the rate of payment defaults, impairments and charge offs on our loan portfolio will increase over time to more accurately reflect the expected default rates for small- and medium-sized companies. In addition, we anticipate that the number of delinquent and non-accrual loans and loan impairments and charge offs will increase as our loan portfolio expands and seasons over time.

We may experience near-term volatility in our financial performance due to the relatively small number of loans and other debt products in our loan portfolio.

Because of our limited operating history, our loan portfolio currently consists of a relatively small number of loans and other debt products. As of December 31, 2005 and September 30, 2006, we had 96 and 162 transactions, respectively. Our 10 largest transactions collectively accounted for 21.2% and 12.9%, respectively, of the outstanding balance of our loan portfolio. Accordingly, a charge off or impairment relating to one or more of these large loans or other debt products could have a significant and disproportionate impact on our financial conditions and results of operations.

We make loans primarily to privately owned small and medium-sized companies, which may present a greater risk of loss than loans to larger companies.

Our loan portfolio consists primarily of loans to small and medium-sized, privately owned companies. Compared to larger, publicly-traded firms, these companies generally have more limited access to capital and higher funding costs, may be in a weaker financial position and may need more capital to expand or compete. In addition, many of these companies may be unable to obtain financing from public capital markets or from traditional sources, such as commercial banks. Accordingly, loans made to these types of customers entail higher risks than loans made to companies who have larger businesses, greater financial resources or are otherwise able to access traditional credit sources.

Numerous factors may affect a customer’s ability to make scheduled payments on its loan, including the failure to meet its business plan or a downturn in its industry or in the economy in general. In part because of their smaller size, our customers may:

•	experience significant variations in results of operations;

•	have narrower product lines and smaller market shares than their larger competitors;

•	be particularly vulnerable to changes in customer preferences and market conditions;

•	be reliant on high growth rates that may not be achieved;

•	be more dependent on one or a limited number of major customers, the loss of which could materially impair their business, financial condition and ability to make loan payments;

•	face intense competition, including from companies with greater financial, technical, managerial and marketing resources;

•	depend on the management talents and efforts of a single individual or a small group of persons for their success, the death, disability or resignation of whom could materially harm the customer’s financial condition and ability to make loan payments; or

•	have fewer skilled or experienced management personnel than larger companies.

Any of these factors could impair a customer’s cash flow or result in other adverse events, such as bankruptcy, which could limit a customer’s ability to make scheduled payments on our loans, and may lead to losses in our loan portfolio and a decrease in our net interest income, net income and book value.

A customer’s fraud could cause us to suffer losses on our loan portfolio.

A customer could defraud us by, among other things:

•	misrepresenting their financial performance or business prospects;

•	failing to accurately report their financial position;

•	overstating or falsifying records showing their asset values;

•	failing to notify us of their failure to comply with loan covenants;

•	misstating or falsifying required reports; or

•	providing inaccurate reporting of other financial information.

The failure of a customer to accurately report its financial position, compliance with loan covenants or eligibility for additional borrowings could result in our providing loans or other debt products that do not meet our underwriting criteria, defaults in loan payments, the loss of some or all of the principal of a particular loan or loans, including, in the case of revolving loans, amounts we may not have advanced had we possessed complete and accurate information. This risk is heightened for us because most of our customers do not publicly report their financial condition or results of operations.

Our concentration of loans and other debt products within a particular industry could impair our financial condition or results of operations if the industry or region were to experience economic difficulties.

We target specific industries, such as media, consumer/retail, healthcare, financial services, commercial real estate and consumer mortgage, in which our origination and credit personnel have experience and expertise. For example, at September 30, 2006, 14.2% and 17.7% of our loan portfolio consisted of customers in the media and consumer/retail industries, respectively. If our customers in the industries in which our loan portfolio is or becomes concentrated suffer due to adverse business conditions or economic slowdowns or downturns, the rate of payment delays or defaults and loan charge offs may increase and may negatively impact our financial condition and results of operations.

Our balloon and bullet transactions may involve a greater degree of risk than other types of loans.

As of December 31, 2005 and September 30, 2006, balloon and bullet transactions represented 63.0% and 64.5%, respectively, of the outstanding balance of our loan portfolio. A balloon transaction is a transaction with a series of scheduled payment installments calculated to amortize the principal balance of the transaction so that upon maturity of the transaction more than 30%, but less than 100%, of the loan or other debt product balance remains unpaid and must be satisfied. A bullet loan or other debt product is a transaction with no scheduled payments of principal before the maturity date of the loan or other debt product, at which time the entire unpaid balance of the loan or other debt product is due. Most of our revolving loans and other debt products and some of our term loans are bullet transactions.

Balloon and bullet loans and other debt products involve a greater degree of risk than other types of transactions because they require the borrower to make a large final payment upon the maturity of the loan or other debt product. The ability of our customers to make this final payment upon the maturity of the loan or other debt product typically depends upon their ability either to refinance the loan or other debt product prior to maturity or to generate sufficient cash flow to repay the loan or other debt product prior to maturity. The ability of a customer to accomplish any of these goals will be affected by many factors, including the availability of financing at acceptable rates to the customer, the financial condition of the customer, the marketability of the related collateral, the operating history of the related business, tax laws and the prevailing general economic conditions. Consequently, the customer may not have the ability to repay the loan or other debt product at maturity and we could lose all or most of the principal of our loan or other debt product. Given their relative size and limited resources and access to capital, our small and mid-sized customers may have difficulty in repaying or financing their balloon and bullet loans or other debt products on a timely basis or at all.

Our cash flow transactions are not fully covered by the value of tangible assets or collateral of the customer and, consequently, if any of these transactions become non-performing, we could suffer a loss of some or all of our value in the assets.

Cash flow lending involves lending money to a customer based primarily on the expected cash flow, profitability and enterprise value of a customer, with the value of any tangible assets as secondary protection. In some cases, these loans may have more leverage than traditional bank debt. As of December 31, 2005, cash flow transactions comprised $542.5 million, or 71.2%, of the outstanding balance of our loan portfolio. As of September 30, 2006, cash flow transactions comprised $914.2 million, or 70.4%, of the outstanding balance of our loan portfolio. In the case of our senior cash flow loans, we generally take a lien on substantially all of a customer’s assets, but the value of those assets is typically substantially less than the amount of money we advance to the customer under a cash flow transaction. In addition, some of our cash flow loans may be viewed as stretch loans, meaning they may be at leverage multiples that exceed accepted traditional bank lending standards for senior cash flow loans. Thus, if a cash flow transaction becomes non-performing, our primary recourse to recover some or all of the principal of our loan or other debt product would be to force the sale of all or part of the company as a going concern. The risks inherent in cash flow lending include, among other things:

•	reduced use of or demand for the customer’s products or services and, thus, reduced cash flow of the customer to service the loan and other debt product as well as reduced value of the customer as a going concern;

•	inability of the customer to manage working capital, which could result in lower cash flow;

•	inaccurate or fraudulent reporting of our customer’s positions or financial statements;

•	economic downturns, political events, regulatory changes, litigation or acts of terrorism that affect the customer’s business, financial condition and prospects; and

•	our customer’s poor management of their business.

Additionally, many of our customers use the proceeds of our cash flow transactions to make acquisitions. Poorly executed or poorly conceived acquisitions can tax management, systems and the operations of the existing business, causing a decline in both the customer’s cash flow as well as the value of its business as a going concern. In addition, many acquisitions involve new management teams taking over control of a business. These new management teams may fail to execute at the same level as the former management team, which could reduce the cash flow of the customer available to service the loan or other debt product, as well as reduce the value of the customer as a going concern.

On occasion, we provide second lien, subordinated and mezzanine loans and other debt products, which may present higher risk of loss than our senior loans and other debt products.

We provide second lien, subordinated and mezzanine loans and other debt products. Our second lien loans are junior as to collateral and, in some cases, right of payment to obligations to customers’ senior secured lenders. Our subordinated debt products have payment terms that are in excess of or residual to the rights of senior lenders. Our mezzanine loans are junior as to collateral and right of payment to customers’ other indebtedness and often have no collateral rights. Collectively, second lien, subordinated and mezzanine loans and other debt products comprised 11.1% and 7.1%, respectively, of the outstanding balance of our loan portfolio as of December 31, 2005 and September 30, 2006. Depending on market conditions, we may increase the amount of second lien, subordinated and mezzanine loans and other debt products that we provide, and these types of assets may increase as a percentage of our loan portfolio.

As a result of their junior nature, we may be limited in our ability to enforce our rights to collect principal and interest on these loans and other debt products or to recover any of their outstanding balance through a foreclosure of collateral. For example, typically we are not contractually entitled to receive payments of principal on a junior loan or other debt product until the senior loan or other debt product is paid in full, and we may only receive interest payments on a second lien, subordinated or mezzanine asset if the customer is not in default under its senior secured loan. In many instances, we are also prohibited from foreclosing on collateral securing a second lien, subordinated or mezzanine loan or other debt product until the senior loan is paid in full. Moreover, any amounts that we might realize as a result of our collection efforts or in connection with a bankruptcy or insolvency proceeding involving a customer under a second lien, subordinated or mezzanine loan or other debt product must generally be turned over to the senior secured lender until the senior secured lender has realized the full value of its own claims. These restrictions may materially and adversely affect our ability to recover the principal of any non-performing senior subordinate, second lien, subordinated or mezzanine loans and other debt product. In addition, on occasion we provide senior loans or other debt products that are contractually subordinated to one or more senior secured loans for the customer. In those cases we may have a first lien security interest, but one or more creditors have payment priority over us.

If interest rates rise, demand for our loans or other debt products may decrease and some of our existing customers may be unable to service interest on their loans or other debt products.

Most of our loans and other debt products bear interest at floating interest rates. To the extent interest rates increase, monthly interest obligations owed by our customers to us will also increase. Demand for our loans or other debt products may decrease as interest rates rise or if interest rates are expected to rise in the future. In addition, if prevailing interest rates increase, some of our customers may not be able to make the increased interest payments or refinance their balloon and bullet transaction, resulting in payment defaults and loan impairments.

Errors by, or dishonesty of, our employees in making credit decisions or in our loan and other debt product servicing activities could result in credit losses and harm our reputation.

We rely heavily on the performance and integrity of our employees in making our initial credit decisions with respect to our loans and other debt products and in servicing our loans and other debt products after they have closed. Because there is generally little or no publicly available information about our customers, we cannot independently confirm or verify the information our employees provide us for use in making our credit and funding decisions. Errors by our employees in assembling, analyzing or recording information concerning our customers could cause us to originate loans or fund subsequent advances that we would not otherwise originate or fund, which could result in loan losses. Losses could also arise if any of our employees were dishonest, particularly if they colluded with a customer to misrepresent the creditworthiness of a prospective customer or to provide inaccurate reports regarding the customer’s compliance with the covenants in its loan or other debt products agreement. If, based on an employee’s dishonesty, we made a loan or other debt product to a customer that was not creditworthy or failed to exercise our rights under a loan or other debt product agreement against a customer that was not in compliance with covenants in the agreement, we could lose some or all of the principal of the loan or other debt product. Fraud or dishonesty on the part of our employees could also damage our reputation which could harm our competitive position and adversely affect our business.

We may incur lender liability as a result of our lending activities.

In recent years, a number of judicial decisions have upheld the right of borrowers and others to sue lending institutions on the basis of various evolving legal theories, collectively termed “lender liability.” Generally, lender liability is founded on the premise that a lender has either violated a duty, whether implied or contractual, of good faith and fair dealing owed to the borrower or has assumed a degree of control over the borrower resulting in the creation of a fiduciary duty owed to the borrower or its other creditors or stockholders. We may be subject to allegations of lender liability, which could be time-consuming and expensive to defend and result in significant liability.

We have engaged in the past and may engage in the future in lending transactions with affiliates of our officers, directors and stockholders. The terms of these transactions may not be in our stockholders’ best interests.

From our inception through September 30, 2006, we made a loan representing $14.3 million in committed funds to a company controlled by an affiliate of one of our officers. See “Certain Relationships and Related Person Transactions” for more information on this transaction. We may make additional loans to companies controlled by affiliates of our officers, directors or stockholders in the future. Our credit policies and procedures, which generally require these transactions to be approved by the disinterested members of our board and be on substantially the same terms as loans to unrelated customers, may not be successful in eliminating the influence of conflicts. As a result, these transactions may divert our resources and benefit our officers, directors, stockholders and their affiliates to the detriment of our stockholders.

We are not the sole lender or agent for most of our loans or other debt products. Consequently, we do not have absolute control over how these loans or other debt products are administered or have control over those loans. When we are not the sole lender or agent, we may be required to seek approvals from other lenders before we take actions to enforce our rights.

A majority of our loan portfolio consists of loans and other debt products in which we are neither the sole lender, the agent for the lending group that receives payments under the loan or other debt product nor the agent that controls the underlying collateral. For these loans and other debt products, we may not have direct access to the customer and, as a result, may not receive the same financial or operational information as we receive for loans or other debt products for which we are the agent. This may make it more difficult for us to track or rate these loans or other debt products. Additionally, we may be prohibited or otherwise restricted from taking actions to enforce the loan or other debt product or to foreclose upon the collateral securing the loan or other debt product without the agreement of other lenders holding a specified minimum aggregate percentage, generally a majority or two-thirds of the outstanding principal balance. It is possible that an agent for one of these loans or other debt products may choose not to take the same actions to enforce the loan or other debt product or to foreclose upon the collateral securing the loan that we would have taken had we been the agent for the loan or other debt product.

Our commitments to lend additional sums to customers may exceed our resources available to fund these commitments.

Our contractual commitments to lend additional sums to our customers may exceed our resources available to fund these commitments. Some of our funding sources are only available to fund a portion of a loan and other funding sources may not be immediately available. Our customers’ ability to borrow these funds may be restricted until they are able to demonstrate, among other things, that they have sufficient collateral to secure the requested additional borrowings or that the borrowing conforms to specific uses or meets certain conditions. We may have miscalculated the likelihood that our customers will request additional borrowings in excess of our readily available funds. If our calculations prove incorrect, we will not have the funds to make these loan advances without obtaining additional financing. Our failure to satisfy our full contractual funding commitment to one or more of our customers could create breach of contract or other liabilities for us and damage our reputation in the marketplace, which could then adversely affect our financial condition and results of operations.

Because there is no active trading market for most of the loans and other debt products in our loan portfolio, we might not be able to sell them at a favorable price or at all.

We may seek to dispose of one or more of our loans and other debt products to obtain liquidity or to reduce potential losses with respect to non-performing assets. There is no established trading market for most of our loans and other debt products. Consequently, if we seek to sell a loan or other debt product, we may not be able to do so at a favorable price or at all.

We selectively underwrite transactions that we may be unable to syndicate.

On a selective basis, we commit to underwrite transactions that are significantly larger than our internal hold targets and we then seek to syndicate any amounts in excess of our target. If we are unable to syndicate these commitments, we may have to sell the additional exposure on unfavorable terms, which could adversely effect our financial condition or results of operations. In addition, if we must hold a larger portion of a transaction than we would like, we may not be able to complete other transactions and our loan portfolio may become more concentrated, which could affect our business, financial condition and results of operations.

Risks Related to Our Funding and Leverage

Our ability to grow our business depends on our ability to obtain external financing. If our lenders terminate any of our credit facilities or if we default on our credit facilities, we may not be able to continue to fund our business.

We require a substantial amount of cash to provide new loans and other debt products and to fund our obligations to existing customers. In the past, we have obtained the cash required for our operations through the issuance of equity interests and by borrowing money through credit facilities, term debt securitizations and repurchase agreements. We may not be able to continue to access these or other sources of funds.

As of September 30, 2006, we had four credit facilities with aggregate commitments of $875.0 million and maturities ranging from 2007 to 2011. Substantially all of our non-securitized loans and other debt products are held in these facilities. Our credit facilities contain customary representations and warranties, covenants, conditions and events of default that if breached, not satisfied or triggered, could result in termination of the facility. Further, if our lenders do not renew a facility on the required annual renewal date, our ability to make new borrowings under that facility would terminate. Further, all cash flow generated by our loans and other debt products subject to that facility would go to pay down our borrowings thereunder rather than to us. Additionally, if the facility were terminated due to our breach, noncompliance or default, our lenders could liquidate or sell all of our loans and other debt products held in that facility. Also, if we trigger a default or there is a termination event under one facility, it may trigger a default or termination event under our other facilities. Consequently, if one or more of these facilities were to terminate prior to its expected maturity date, our liquidity position would be materially adversely affected, and we may not be able to satisfy our undrawn commitment balances, originate new loans or other debt products or continue to fund our operations. Even if we are able to refinance our debt, we may not be able to do so on favorable terms. If we are not able to obtain additional funding on favorable terms or at all, our ability to grow our business will be impaired.

The terms of the repurchase agreements we use to obtain short-term financing could adversely affect our liquidity position if the value of the underlying loans were to fall.

As of September 30, 2006, we had approximately $36.4 million of borrowings outstanding under 18 repurchase agreements. Repurchase agreements are short-term financings in which we sell debt products to a third party and have an obligation to repurchase the debt product on a future date. At September 30, 2006, the maturities of these agreements ranged from one to three months, and the counterparty had no obligation to renew these agreements upon expiration. These repurchase agreements provide that the counterparty may mark the debt products down to fair market value, as determined by the counterparty, at any time. If the value of the underlying asset were to fall, the counterparty may refuse to renew the agreement, require us to provide additional collateral to satisfy a margin call or to repurchase the underlying debt product at the original, higher value. If these agreements were not renewed for any reason or we were required to satisfy a margin call or repurchase the underlying debt products, our liquidity position could be adversely affected.

Our lenders and noteholders could terminate us as servicer of our loans, which would adversely affect our ability to manage our loan portfolio and reduce our net interest income.

Upon the occurrence of specified default events, our lenders under our credit facilities and the holders of the notes issued in our term debt securitizations may elect to terminate us as servicer of the loans and other debt products under the applicable facility and appoint a successor servicer. These default events include, but are not limited to, the loss of any four named members of our senior management, including our Chief Executive Officer and Chief Investment Officer. We do not maintain key man life insurance on any of our senior management nor have we taken any other precautions to offset the financial loss we could incur as a result of any of their departures.

If we are terminated as servicer, we will no longer receive our servicing fee. In addition, because any successor servicer may not be able to service our loan portfolio according to our standards, any transfer of servicing to a successor servicer could result in reduced or delayed collections, delays in processing payments and information regarding the loans and other debt products and a failure to meet all of the servicing procedures required by the applicable servicing agreement. Consequently, the performance of our loans and other debt products could be adversely affected and our income generated from those loans and other debt products significantly reduced.

Our liquidity position could be adversely affected if we were unable to complete additional term debt securitizations in the future.

We have completed two term debt securitizations to fund our loans and other debt products, both of which we accounted for on our balance sheet, through which we issued $799.6 million of notes. Our term debt securitizations consist of asset securitization transactions in which we transfer loans and other debt products to a trust that aggregates our loans and, in turn, sells notes, collateralized by the trust’s assets, to institutional investors. The notes issued by the trusts have been rated by nationally recognized statistical rating organizations. The ratings range from AAA to BB by Standard & Poor’s, Inc. and Fitch Ratings, Inc. and Aaa to Ba2 by Moody’s Investors Service, Inc., depending on the class of notes. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Financial Condition, Liquidity and Capital Resources.” Our goal in completing these transactions was to raise additional capital to pay down our borrowings under our credit facilities and to create additional liquidity under our credit facilities for use in funding our loan portfolio.

We intend to complete additional term debt securitizations in the future. Several factors will affect demand for, and our ability to complete, additional term debt securitizations, including:

•	disruptions in the capital markets generally, and the asset-backed securities market in particular;

•	disruptions in the credit quality and performance of our loan portfolio, particularly that portion which has been previously securitized and serves as collateral for existing term debt securitizations;

•	our ability to service our loan portfolio must continue to be perceived as adequate to make the issued securities attractive to investors; and

•	any material downgrading or withdrawal of ratings given to securities previously issued in our term debt securitizations.

If we are unable to complete additional term debt securitizations, our ability to obtain the capital needed for us to continue to operate and grow our business would be adversely affected. In addition, our credit facilities are only intended to provide short-term financing for our transactions. If we are unable to finance our transactions over the longer term through our term debt securitizations, our credit facilities may not be renewed. Moreover, our credit facilities typically carry a higher interest rate than our term debt securitizations. Accordingly, our inability to complete additional term debt securitizations in the future could have a material adverse effect on our financial conditions and result of operations.

The cash flows we receive from the interests we retain in our term debt securitizations could be delayed or reduced due to the requirements of the term debt securitization.

We have retained 100% of the junior-most interests, which we refer to as the trust certificates, issued in the term debt securitizations, totaling $75.4 million in principal amount, issued in each of our two term debt securitizations that we have completed through September 30, 2006. The notes issued in the term debt securitizations that we did not retain are senior to the trust certificates we did retain. Cash flows generated by the retained interest in these trust certificates were $1.8 million and $7.3 million for the year ended December 31, 2005 and the nine months ended September 30, 2006, respectively. Our receipt of future cash flows on the trust certificates is governed by provisions that control the distribution of cash flows from the loans and other debt products included in our term debt securitizations. On a quarterly basis, interest cash flows from the loans and other debt products must first be used to pay the interest on the senior notes and expenses of the term debt securitization. Any funds remaining after the payment of these amounts are distributed to us.

Several factors may influence the timing and amount of the cash flows we receive from loans and other debt products included in our term debt securitizations, including:

•	if any loan or other debt product included in a term debt securitization becomes 60 days or more delinquent or is charged off, all funds, after paying expenses and interest to the senior notes, go to a reserve account which then pays down an amount of senior notes equal to the amount of the delinquent loan or other debt product. Except for specified management fees, we will not receive any distributions from funds during this period; and

•	if other specified events occur to the trusts, for example a ratings downgrade or failure to receive ratings confirmation on a trust’s rated notes at the end of the ramp up period or the failure to comply with coverage ratios, our cash flows would be used to reduce the outstanding balance of the senior notes and would not be available to us until the full principal balance of the senior notes has been repaid.

We have obtained a significant portion of our debt financing through a limited number of financial institutions, including certain underwriters to this offering. This concentration of funding sources exposes us to funding risks.

We have obtained our credit facility financing from a limited number of financial institutions, including certain underwriters of this offering, and their affiliates. In addition, certain underwriters of this offering have acted as underwriters of our term debt securitizations. See “Certain Relationships and Related Person

Transactions,” beginning on page 87 and “Underwriting,” beginning on page 103, for more detailed descriptions of these financing arrangements.

Our reliance on the underwriters of our debt financing and their affiliates for a significant amount of our funding exposes us to funding risks. If these participating lenders determined to terminate our $875.0 million in credit facilities, we would need to establish new lending relationships to satisfy our funding needs.

Risks Related to Our Operations and Financial Results

Our quarterly net interest income and results of operations are difficult to forecast and may fluctuate substantially.

Our quarterly net interest income and results of operations are difficult to forecast. We may experience substantial fluctuations in net interest income and results of operations from quarter to quarter. You should not rely on our results of operations in any prior reporting period to be indicative of our performance in future reporting periods. Many different factors could cause our results of operations to vary from quarter to quarter, including:

•	the success of our origination activities;

•	pre-payments on our loan portfolio;

•	credit losses and default rates;

•	our ability to enter into financing arrangements;

•	competition;

•	seasonal fluctuations in our business, including the timing of transactions;

•	costs of compliance with regulatory requirements;

•	private equity activity;

•	the timing of any future acquisitions;

•	personnel changes;

•	changes in prevailing interest rates;

•	general changes to the U.S. and global economies; and

•	political conditions or events.

We base our current and future operating expense levels and our investment plans on estimates of future net interest income, transaction activity and rate of growth. We expect that our expenses will increase in the future, and we may not be able to adjust our spending quickly enough if our net interest income falls short of our expectations. Any shortfalls in our net interest income or in our expected growth rates could result in decreases in our stock price.

We may be adversely affected by deteriorating economic or business conditions.

Our business, financial condition and results of operations may be adversely affected by deteriorating economic and business conditions in the markets in which we operate. Delinquencies, non-accruals and credit losses generally increase during economic slowdowns or recessions. Our Middle Market Corporate group primarily consists of loans to small and medium-sized businesses that may be particularly susceptible to economic slowdowns or recessions and may be unable to make scheduled payments of interest or principal on their borrowings during these periods. In our Structured Products group, economic slowdowns or recessions or a decline in value of residential real estate could increase potential payment defaults on the residential real estate or home equity lines of credit underlying our investments in mortgage- and asset-backed securities. In our

Commercial Real Estate group, economic slowdowns or recessions could increase potential payment defaults on the underlying commercial real estate. Therefore, to the extent that economic and business conditions deteriorate, our non-performing assets are likely to increase and the value of our loan portfolio is likely to decrease. Adverse economic conditions also may decrease the value of the collateral, particularly real estate, securing some of our loans or other debt products. Further economic slowdowns or recessions could lead to financial losses in our loan portfolio and a decrease in our net interest income, net income and book value.

Unfavorable economic conditions may also make it more difficult for us to maintain both our new origination volume and the credit quality of new business at levels previously attained. Unfavorable economic conditions could also increase our funding costs, limit our access to the capital markets or result in a decision by lenders not to extend credit to us. These events could significantly harm our results of operations.

Our business is highly dependent on key personnel.

Our future success depends to a significant extent on the continued services of our Chief Executive Officer and our Chief Investment Officer as well as other key personnel. While we intend to enter into employment agreements with each of these officers, if we were to lose the services of any of these executives for any reason, including voluntary resignation or retirement, we may not be able to replace them with someone of equal skill or ability and our business may be adversely affected. Moreover, we may not function well without the continued services of these executives.

Potential acquisitions may adversely impact our business.

Although we have not made any acquisitions to date, we may pursue acquisitions of other finance companies or debt portfolios in the future. We may experience difficulties in integrating any future acquisitions and we may not receive the expected benefits from those acquisitions because of:

•	heightened risks of credit losses as a result of acquired loans and other debt products not having been originated by us in accordance with our underwriting standards;

•	the diversion of management’s attention from other business concerns;

•	the potentially adverse effects that acquisitions may have in terms of the composition and performance of our loan portfolio; and

•	the potential loss of key employees of the acquired company.

Future acquisitions may result in potentially dilutive issuances of equity securities and the incurrence of additional debt.

We may not be able to attract and retain the highly skilled employees we need to support our business.

Our ability to originate and underwrite loans and other debt products is dependent on the experience and expertise of our employees. In order to grow our business, we must attract and retain qualified personnel, especially origination and credit personnel with relationships with referral sources and an understanding of small and middle-market businesses and the industries in which our borrowers operate. Many of the financial institutions with which we compete for experienced personnel have greater resources than we do and may be able to offer more attractive terms of employment. If any of our key origination personnel leave, our new loan and other debt product volume from their business contacts may decline or cease, regardless of the terms of our loan and other debt product offerings or our level of service. In addition, we invest significant time and expense in training our employees, which increases their value to competitors who may seek to recruit them and increases the costs of replacing them. As competition for qualified employees grows, our cost of labor could increase, which could adversely impact our results of operations.

We will be exposed to risks relating to the evaluation of our internal controls over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002.

We are in the process of evaluating, testing and implementing internal controls over financial reporting to enable management to report on, and our independent registered public accounting firm to attest to, such internal controls as required by Section 404 of the Sarbanes-Oxley Act of 2002. While we anticipate being compliant with the requirements of Section 404 by our December 31, 2007 deadline, we cannot be certain as to the timing of the completion of our evaluation, testing and remediation actions or the impact of the same on our operations. If we are not able to implement the requirements of Section 404 in a timely manner or with adequate compliance, we may be subject to investigation and sanctions by regulatory authorities, such as the Securities and Exchange Commission and Nasdaq. Our failure to comply with Section 404 on a timely basis could result in the diversion of management time and attention from operating our business and the expenditure of substantial financial resources on remediation activities. In addition, such failure may make it more difficult and costly to attract and retain independent board and audit committee members. As a result, there could be a negative reaction in the financial markets due to a loss of confidence in the reliability of our financial statements. In addition, we may be required to incur costs in improving our internal controls and the hiring of additional personnel. Any such actions could increase our operating expenses and negatively affect our results of operations.

We will become subject to additional financial and other reporting and corporate governance requirements that may be difficult for us to satisfy. Evolving regulation of corporate governance and public disclosure may result in additional expenses and continuing uncertainty.

Since our inception in 2004, we have operated our business as a private company. In connection with this offering, we will become obligated to file with the Securities and Exchange Commission annual and quarterly information and other reports that are specified in Sections 13 and 15(d) of the Securities Exchange Act of 1934, and we will also become subject to other new financial and other reporting and corporate governance requirements, including the requirements of Nasdaq and certain provisions of the Sarbanes-Oxley Act of 2002 and the regulations promulgated thereunder, which will impose significant compliance obligations upon us. These obligations will require a commitment of additional resources, and meeting these requirements may require the hiring of additional staff and result in the diversion of our senior management’s time and attention from our day to day operations. In particular, we will be required to:

•	create or expand the roles and duties of our board of directors, our board committees and management;

•	institute a more comprehensive compliance function;

•	establish an internal audit function;

•	prepare and distribute periodic public reports in compliance with our obligations under the federal securities laws;

•	retain and involve to a greater degree outside counsel and accountants in the activities listed above;

•	establish an investor relations function;

•	hire additional personnel, including internal counsel; and

•	establish new internal policies, such as those relating to disclosure controls and procedures and insider trading.

We may not be successful in complying with these obligations, and compliance with these obligations could be time consuming and expensive.

Maintenance of our Investment Company Act exemption imposes limits on our operations.

We intend to conduct our operations so that we are not required to register as an investment company under the Investment Company Act of 1940, as amended, which we refer to as the Investment Company Act. Section 3(a)(1)(C) of the Investment Company Act defines as an investment company any issuer that is engaged or proposes to engage in the business of investing, reinvesting, owning, holding or trading in securities and owns or proposes to acquire investment securities having a value exceeding 40.0% of the value of the issuer’s total assets (exclusive of government securities and cash items) on an unconsolidated basis. Excluded from the term “investment securities” are, among other things, securities issued by majority-owned subsidiaries that are not themselves investment companies and are not relying on the exception from the definition of investment company in Section 3(c)(1) or Section 3(c)(7) of the Investment Company Act.

We expect that many of our majority-owned subsidiaries, including those which we have created (or may in the future create) in connection with our term debt securitizations, will rely on exceptions and exemptions from the Investment Company Act available to certain structured finance companies and that our interests in those subsidiaries will not constitute “investment securities” for purposes of the Investment Company Act. Because these exceptions and exemptions may, among other things, limit the types of assets these subsidiaries may purchase or counterparties with which we may deal, we must monitor each subsidiary’s compliance with its applicable exception or exemption.

We must also monitor our loan portfolio to ensure that the value of the investment securities we hold does not exceed 40.0% of our total assets (exclusive of government securities and cash items) on an unconsolidated basis. If the combined value of the investment securities issued by our subsidiaries that are investment companies or that must rely on the exceptions provided by Section 3(c)(1) or Section 3(c)(7) of the Investment Company Act rather than another exception or exemption, together with any other investment securities we may own, exceeds 40.0% of our total assets on an unconsolidated basis, we may be deemed to be an investment company. Because we believe that the interests we hold in our subsidiaries generally will not be investment securities, we do not expect to own nor do we propose to acquire investment securities in excess of 40.0% of the value of our total assets on an unconsolidated basis.

We intend to monitor for compliance with the Investment Company Act on an ongoing basis and may be compelled to take or refrain from taking actions, to acquire additional income or loss generating assets or to forego opportunities that might otherwise be beneficial or advisable, including, but not limited to selling assets that are considered to be investment securities or foregoing sale of assets which are not investment securities, in order to ensure that we (or a subsidiary) may continue to rely on the applicable exceptions or exemptions. These limitations on our freedom of action could have a material adverse effect on our financial condition and results of operations.

If we fail to maintain an exemption, exception or other exclusion from registration as an investment company, we could, among other things, be required to substantially change the manner in which we conduct our operations either to avoid being required to register as an investment company or to register as an investment company. If we were required to register as an investment company under the Investment Company Act, we would become subject to substantial regulation with respect to, among other things, our capital structure (including our ability to use leverage), management, operations, transactions with affiliated persons (as defined in the Investment Company Act), portfolio composition, including restrictions with respect to diversification and industry concentration, and our financial condition and results of operations may be adversely affected. Additionally, criminal and civil actions could be brought against us, our contracts would be unenforceable unless a court were to require enforcement, and a court could appoint a receiver to take control of us and liquidate our business.

Risks Related to Our Common Stock and this Offering

There may not be an active, liquid trading market for our common stock.

Prior to this offering, there has been no public market for shares of our common stock. We cannot predict the extent to which investor interest in our company will lead to the development of a trading market on the Nasdaq Global Market or how liquid that market may become. If an active trading market does not develop, you may have difficulty selling any of our common stock that you purchase. The initial public offering price of shares of our common stock is, or will be, determined by negotiation between us and the underwriters and may not be indicative of prices that will prevail following the completion of this offering. The market price of shares of our common stock may decline below the initial public offering price, and you may not be able to resell your shares of our common stock at or above the initial public offering price.

We expect that our stock price will fluctuate significantly, and you may not be able to resell your shares at or above the initial public offering price.

The trading price of our common stock is likely to be volatile and subject to wide price fluctuations in response to various factors, including:

•	market conditions in the broader stock market in general, or in the lending industry in particular;

•	actual or anticipated fluctuations in our quarterly financial and operating results;

•	introduction of new services by us or our competitors;

•	issuance of new or changed securities analysts’ reports or recommendations;

•	loss of a major funding source;

•	sales of large blocks of our stock;

•	additions or departures of key personnel;

•	regulatory developments;

•	litigation and governmental investigations; and

•	economic and political conditions or events.

These and other factors may cause the market price and demand for our common stock to fluctuate substantially, which may limit or prevent investors from readily selling their shares of common stock and may otherwise negatively affect the liquidity of our common stock. In addition, in the past, when the market price of a stock has been volatile, holders of that stock have instituted securities class action litigation against the company that issued the stock. If any of our stockholders brought a lawsuit against us, we could incur substantial costs defending the lawsuit. Such a lawsuit could also divert the time and attention of our management from our business.

The trading market for our common stock will also be influenced by the research and reports that industry or securities analysts publish about us or our business. If one or more of these analysts cease coverage of our company or fail to publish reports on us regularly, we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to decline. Moreover, if one or more of the analysts who cover us downgrade our stock, or if our results of operations do not meet their expectations, our stock price could decline.

If a substantial number of shares become available for sale and are sold in a short period of time, the market price of our common stock could decline.

If our existing stockholders sell substantial amounts of our common stock in the public market following this offering, the market price of our common stock could decrease significantly. The perception in the public market that our existing stockholders might sell shares of common stock could also depress our market price. Upon completion of this offering, we will have 33,449,274 shares of common stock outstanding. In addition, exercisable options for 1,568,170 shares will be held by our employees. Our directors, executive officers and additional other holders of our common stock will be subject to the lock-up agreements described in “Underwriting,” the Rule 144 holding period requirements described in “Shares Eligible for Future Sale” and the lock-up periods described in “Management—Restricted Stock Agreements.” After all of these lock-up periods have expired, the holding periods have elapsed and, in the case of restricted stock, the shares have vested, 22,449,274 additional shares will be eligible for sale in the public market. The market price of shares of our common stock may drop significantly when the restrictions on resale by our existing stockholders lapse. A decline in the price of shares of our common stock might impede our ability to raise capital through the issuance of additional shares of our common stock or other equity securities.

Insiders will continue to have substantial control over us after this offering and could limit your ability to influence the outcome of key transactions, including a change of control.

Our principal stockholders, directors and executive officers and entities affiliated with them will own approximately 67.1% of the outstanding shares of our common stock after this offering. As a result, these stockholders, if acting together, would be able to influence or control matters requiring approval by our stockholders, including the election of directors and the approval of mergers or other extraordinary transactions. They may also have interests that differ from yours and may vote in a way with which you disagree and which may be adverse to your interests. The concentration of ownership may have the effect of delaying, preventing or deterring a change of control of our company, could deprive our stockholders of an opportunity to receive a premium for their common stock as part of a sale of our company and might ultimately affect the market price of our common stock.

Some provisions of Delaware law and our certificate of incorporation and bylaws may deter third parties from acquiring us.

Our certificate of incorporation and bylaws provide for, among other things:

•	restrictions on the ability of our stockholders to fill a vacancy on the board of directors;

•	the authorization of undesignated preferred stock, the terms of which may be established and shares of which may be issued without stockholder approval; and

•	advance notice requirements for stockholder proposals.

These anti-takeover defenses could discourage, delay or prevent a transaction involving a change in control of our company. These provisions could also discourage proxy contests and make it more difficult for you and other stockholders to elect directors of your choosing and cause us to take other corporate actions than you desire.

We do not anticipate paying any cash dividends in the foreseeable future.

We currently intend to retain our future earnings, if any, for the foreseeable future, to repay indebtedness and to fund the development and growth of our business. We do not intend to pay any dividends to holders of our common stock. As a result, capital appreciation in the price of our common stock, if any, will be your only source of gain on an investment in our common stock.

New investors in our common stock will experience immediate and substantial book value dilution after this offering.

The initial public offering price of our common stock will be substantially higher than the pro forma net tangible book value per share of the outstanding common stock immediately after the offering. Based on an assumed initial public offering price of $16.00 per share (the midpoint of the price range set forth on the cover of this prospectus) and our net tangible book value as of September 30, 2006, if you purchase our common stock in this offering you will pay more for your shares than the amounts paid by our existing stockholders for their shares and you will suffer immediate dilution of approximately $5.12 per share in pro forma net tangible book value. As a result of this dilution, investors purchasing stock in this offering may receive significantly less than the full purchase price that they paid for the shares purchased in this offering in the event of a liquidation.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that are subject to risks and uncertainties. All statements other than statements of historical fact included in this prospectus are forward-looking statements. Forward-looking statements give our current expectations and projections relating to our financial condition, results of operations, plans, objectives, future performance and business. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “anticipate,” “estimate,” “expect,” “project,” “plan,” “intend,” “believe,” “may,” “should,” “can have,” “likely” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events.

These forward-looking statements are based on assumptions that we have made in light of our industry experience and on our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate under the circumstances. As you read and consider this prospectus, you should understand that these statements are not guarantees of performance or results. They involve risks, uncertainties (some of which are beyond our control) and assumptions. Although we believe that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect our actual financial results and cause them to differ materially from those anticipated in the forward-looking statements. These factors include, among others:

•	our limited operating history, which may not serve as an adequate basis to evaluate our business, results of operations and prospects and may increase the risk of your investment;

•	our past incurrence of losses and only recently achieved profitability, which we may not be able to maintain;

•	our results of operations could be adversely affected if we fail to effectively manage our growth;

•	the highly competitive nature of our business;

•	changes in regulations to which we are subject could affect our business and our profitability;

•	the possibility that we may experience charge offs on our loan portfolio, which may exceed our provision for credit losses and could significantly reduce our net income and assets and harm our results of operations;

•	the possibility that we may experience near-term volatility in our financial performance due to the relatively small number of transactions in our loan portfolio;

•	our loans are made primarily to privately owned small- and medium-sized companies and may present a greater risk of loss than loans to larger companies;

•	our concentration of loans and other debt products within a particular industry could impair our financial condition or results of operations if the industry or region were to experience economic difficulties; and

•	the other factors described under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

There may be other factors that may cause our actual results to differ materially from the forward-looking statements.

Because of these factors, we caution that you should not place undue reliance on any of our forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made. New risks and uncertainties arise from time to time, and it is impossible for us to predict those events or how they may affect us. Except as required by law, we have no duty to, and do not intend to, update or revise the forward-looking statements in this prospectus after the date of this prospectus.

This prospectus also contains market data related to our business and industry. This market data includes projections that are based on a number of assumptions. If these assumptions turn out to be incorrect, actual results may differ from the projections based on these assumptions. As a result, our markets may not grow at the rates projected by these data, or at all. The failure of these markets to grow at these projected rates may have a material adverse effect on our business, financial condition, results of operations and the market price of our common stock.

USE OF PROCEEDS

The estimated net proceeds from this offering with respect to the shares to be sold by us will be $161.1 million, after deducting underwriting discounts and commissions and estimated expenses payable by us in connection with this offering and assuming an initial public offering price of $16.00 per share (the midpoint of the price range set forth on the cover of this prospectus). We intend to use the net proceeds of this offering for the development and growth of our business and to repay $37.5 million aggregate principal amount of our outstanding senior secured notes due 2008. These senior secured notes bear interest at LIBOR + 7.0% per annum (a weighted average interest rate of 12.4% at September 30, 2006).

Pending the specific application of the net proceeds as described above, we intend to utilize the net proceeds from this offering to repay short-term indebtedness under our credit facilities or invest in short-term, investment-grade, interest bearing securities. We have four credit facilities that had a weighted average interest rate of 6.1% at September 30, 2006 and have maturities ranging from 2007 to 2011.

Assuming the number of shares offered by us, as set forth on the cover of this prospectus, remains the same, after deducting underwriting discounts and commissions and estimated expenses payable by us in connection with this offering, a $1.00 increase (decrease) in the assumed initial public offering price of $16.00 per share (the midpoint of the price range set forth on the cover of this prospectus) would increase (decrease) our expected net proceeds by approximately $10.2 million.

DIVIDEND POLICY

We have never declared or paid cash dividends on our capital stock. We do not anticipate paying any cash dividends on our capital stock in the foreseeable future. We intend to retain all available funds and any future earnings to reduce debt and fund the development and growth of our business.

CAPITALIZATION

The following table sets forth our unaudited capitalization on an actual basis as of September 30, 2006 and on a pro forma as adjusted basis after giving effect to:

•	the funding by our initial investors and management of $33.5 million of previously committed but unfunded equity capital and the related issuance of 3,350,000 shares of preferred stock, which was completed in November 2006;

•	the automatic conversion of all outstanding shares of preferred stock into common stock in connection with this offering;

•	the issuance of 1,616,160 shares of restricted stock to members of management, key employees and directors in connection with this offering;

•	the automatic conversion of all outstanding shares of Class A common stock into common stock in connection with this offering;

•	our amended and restated certificate of incorporation, which will be in effect prior to the completion of this offering; and

•	this offering, including the application of the net proceeds.

This table should be read in conjunction with “Use of Proceeds,” “Selected Historical Consolidated Financial and Other Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes thereto included elsewhere in this prospectus.

	As of September 30, 2006
	Actual	Pro Forma As Adjusted (1)
	(in thousands, except share and per share data)
	(unaudited)
Debt Outstanding:
Repurchase agreements	$36,359	$36,359
Credit facilities	354,610	354,610 (2)
Term debt	746,764	746,764
Corporate debt	37,500	—

Total borrowings	1,175,233	1,137,733

Stockholders’ Equity:
Preferred Stock, par value $0.01 per share (Actual: 50,000,000 shares authorized, 17,650,000 issued and outstanding; pro forma as adjusted: 5,000,000 shares authorized, no shares issued and outstanding)	177	—
Class A common stock, par value $0.01 per share (Actual: 10,000,000 shares authorized, 3,885,671 shares issued and outstanding; pro forma as adjusted: no shares authorized, no shares issued and outstanding)	—	—
Common stock, par value $0.01 per share (Actual: 120,000,000 shares authorized, no shares issued and outstanding; pro forma as adjusted: 145,000,000 shares authorized, 33,449,274 shares issued and outstanding)	—	334
Additional paid-in capital	176,323	370,737
Retained deficit	(6,528)	(6,528)
Accumulated other comprehensive loss, net	(627)	(627)

Total stockholders’ equity	$169,345	$363,916

Total borrowings and stockholders’ equity	$1,344,578	$1,501,649

(1)	Assuming the number of shares offered by us, as set forth on the cover of this prospectus, remains the same, after deducting underwriting discounts and commissions and estimated offering expenses payable by us, a $1.00 increase (decrease) in the assumed initial public offering price of $16.00 per share (the midpoint of the price range set forth on the cover of this prospectus) would increase (decrease) total stockholders’ equity by $10.2 million and total debt and stockholders equity by $10.2 million.
(2)	An indeterminate portion of the net proceeds from this offering may be used to pay down our credit facilities.

DILUTION

If you invest in our common stock in this offering, your ownership interest will be diluted to the extent of the difference between the initial public offering price per share and the pro forma as adjusted net tangible book value per share of common stock upon the completion of this offering.

Dilution results from the fact that the per share offering price of the common stock is substantially in excess of the book value per share attributable to the existing stockholders for the presently outstanding stock. Our net tangible book value represents our total tangible assets less total liabilities, divided by the total number of shares of common stock outstanding. As of September 30, 2006, our net tangible book value was approximately $169.4 million, or $10.46 per share.

Assuming (i) the funding by our initial investors and management of $33.5 million of previously committed but unfunded equity capital and the related issuance of 3,350,000 shares of preferred stock, which was completed in November 2006, (ii) the automatic conversion of all our outstanding shares of preferred stock and Class A Common Stock into common stock in connection with this offering, (iii) the issuance of 1,616,160 shares of restricted stock to members of management, key employees and directors in connection with this offering and (iv) that the 11,000,000 shares of our common stock offered by us under this prospectus are sold at an assumed initial public offering price of $16.00 per share (the midpoint of the price range set forth on the cover of this prospectus), after deducting underwriting discounts and commissions and estimated offering expenses payable by us, our pro forma as adjusted net tangible book value as of September 30, 2006 would have been approximately $363.9 million, or $10.88 per share.

This represents an immediate increase in pro forma net tangible book value of $0.42 per share to our existing stockholders and an immediate dilution of $5.12 per share to new investors purchasing shares of common stock in this offering at the initial public offering price.

The following table illustrates this substantial and immediate dilution to new investors on a per share basis:

Assumed initial public offering price per share		$16.00
Net tangible book value per share as of September 30, 2006	$10.46
Increase attributable to preferred stock issuance (completed in November 2006)	0.07
Decrease attributable to conversion of Class A Common Stock and issuance of restricted stock	(1.49)

Pro forma net tangible book value per share as of September 30, 2006	9.04
Increase in pro forma net tangible book value per share attributable to new investors	1.84

Pro forma as adjusted net tangible book value per share after this offering		10.88

Dilution in pro forma net tangible book value per share to new investors		$5.12

The following table summarizes, on a pro forma basis as of September 30, 2006, the total number of shares of our common stock purchased from us, the total consideration paid to us, the average price per share paid to us by our existing stockholders and to be paid by new investors purchasing shares of our common stock in this offering. The table assumes an initial public offering price of $16.00 per share (the midpoint of the price range set forth on the cover page of this prospectus), before deducting underwriting discounts and commissions and estimated offering expenses payable by us in connection with this offering:

	Shares Purchased		Total Consideration		Average Price Per Share
	Number	Percent	Amount	Percent
	(in millions)		(in millions)
Existing stockholders	22.4	67.1%	$210.0	54.4%	$9.37
New investors	11.0	32.9	176.0	45.6	16.00

Total	33.4	100%	$386.0	100%

The above discussion and tables:

•	exclude 1,686,347 shares of our common stock reserved for future grants under our compensation plans; and

•	assume no exercise of the underwriters’ option to purchase up to an additional 1,650,000 shares of our common stock from us.

If the underwriters’ option to purchase additional shares of our common stock is exercised in full:

•	the increase in our pro forma net tangible book value per share attributable to new investors purchasing shares in this offering would be $2.03, the pro forma as adjusted net tangible book value per share after this offering would be $11.07 and the dilution in pro forma net tangible book value per share to new investors would be $4.93;

•	the percentage of our common stock held by our existing stockholders will decrease to approximately 64.0% of the total outstanding amount of our common stock after this offering; and

•	the percentage of our common stock held by new investors will increase to approximately 36.0% of the total outstanding amount of our common stock after this offering.

Assuming the number of shares offered by us, as set forth on the cover of this prospectus, remains the same, after deducting underwriting discounts and commissions and estimated offering expenses payable by us, a $1.00 increase (decrease) in the assumed initial public offering price of $16.00 per share (the midpoint of the price range set forth on the cover of this prospectus) would:

•	increase (decrease) our pro forma net tangible book value per share attributable to new investors purchasing shares in this offering by $0.31, our pro forma as adjusted net tangible book value per share after this offering by $0.31 and dilution in pro forma net tangible book value per share to new investors by $0.69; and

•	increase (decrease) the total consideration paid by new investors by $11.0 million and the total consideration paid by all stockholders by $11.0 million.

In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our stockholders.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OTHER DATA

The following table sets forth our selected historical consolidated financial and other data for the periods and at the dates indicated. The selected historical consolidated financial data for the period from June 18, 2004, the date we commenced operations, through December 31, 2004 and for the year ended December 31, 2005, and as of December 31, 2004 and 2005 are derived from our audited consolidated financial statements included elsewhere in this prospectus in reliance upon the report of KPMG LLP. The selected historical consolidated financial data as of and for the nine months ended September 30, 2005 and 2006 have been derived from our unaudited consolidated financial statements included elsewhere in this prospectus. In the opinion of management, the unaudited consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and include all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of our results of operations and financial position for those periods and as of such dates. The results for any interim period are not necessarily indicative of the results that may be expected for a full year.

The results indicated below and elsewhere in this prospectus are not necessarily indicative of our future performance. You should read this information together with “Capitalization,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes included elsewhere in this prospectus. In addition, you should note that, because our results of operations for 2004 are for a partial period and not a full year, comparisons of our results of operations for 2004 and 2005 are not necessarily meaningful.

	Nine Months Ended September 30,		Year Ended December 31, 2005	Period from June 18, 2004 (inception) through December 31, 2004
	2006	2005
	($ in thousands, except for share and per share data)
Statement of Operations Data:
Interest income	$77,060	$19,119	$33,883	$1,988
Interest expense	44,962	10,319	18,639	839

Net interest income	32,098	8,800	15,244	1,149
Provision for credit losses	6,594	5,272	7,755	280

Net interest income after provision for credit losses	25,504	3,528	7,489	869
Total non-interest income	5,581	1,904	3,144	57
Total operating expenses	22,678	14,515	20,049	9,499

Income (loss) before income taxes	8,407	(9,083)	(9,416)	(8,573)
Income tax expense (benefit)	3,534	(3,392)	(3,517)	(3,071)

Net income (loss)	$4,873	$(5,691)	$(5,899)	$(5,502)

Income (loss) per preferred share:
Basic	$0.32	$(0.82)	$(0.76)	$(1.15)
Diluted	$0.31	$(0.82)	$(0.76)	$(1.15)
Weighted average preferred shares outstanding:
Basic	15,466,667	6,933,333	7,750,000	4,785,714
Diluted	15,971,396	6,933,333	7,750,000	4,785,714

	September 30, 2006			December 31,
	As Adjusted (1)		Actual	2005	2004
	($ in thousands)
Balance Sheet Data:
Cash and cash equivalents	$161,796		$4,725	$1,423	$1,360
Restricted cash	74,956		74,956	12,569	417
Investments in debt securities, available-for-sale	185,140		185,140	103,548	23,769
Loans, held-for-sale	26,005		26,005	20,968	—
Loans, net	1,054,054		1,054,054	621,210	86,680
Other assets	44,620		44,620	29,734	8,057

Total assets	$1,546,571		$1,389,500	$789,452	$120,283

Repurchase agreements	$36,359		$36,359	$59,658	$8,806
Credit facilities	354,610	(2)	354,610	246,800	46,700
Term debt	746,764		746,764	329,014	—
Corporate debt	—		37,500	37,500	—
Other liabilities	44,922		44,922	19,522	3,279

Total liabilities	1,182,655		1,220,155	692,494	58,785
Total stockholders’ equity	363,916		169,345	96,958	61,498

Supplemental Data:
Investments in debt securities, gross			$196,084	$107,381	$23,664
Loans held-for-sale, gross			26,290	21,118	—
Loans held for investment, gross			1,075,450	633,460	87,739

Loans and investments in debt securities, gross			1,297,824	761,959	111,403
Unused lines of credit			233,489	89,722	14,186
Standby letters of credit			5,042	3,682	2,820

Total funding commitments			$1,536,355	$855,363	$128,409

Loan portfolio			$1,297,824	$761,959	$111,403
Loans owned by the NCOF			158,635	33,157	—

Managed loan portfolio			$1,456,459	$795,116	$111,403

Portfolio Statistics:
Number of transactions closed to date			177	101	17
Number of transactions sold to date			(5)	(2)	(1)
Number of transactions paid off to date			(10)	(3)	—

Number of transactions outstanding			162	96	16
Loan portfolio			$1,297,824	$761,959	$111,403
Average transaction size			$8,011	$7,937	$6,963

Other Data:
Employees			91	64	38

Average Balances (3):
Loans and other debt products, gross			$1,014,884	$387,876	$42,618
Interest earning assets (4)			1,067,966	397,219	45,327
Total assets			1,081,537	409,623	61,920
Interest bearing liabilities			919,975	331,739	13,736
Equity			139,999	67,850	42,486

	Nine Months Ended September 30,				Year Ended December 31, 2005		Period from June 18, 2004 (inception) through December 31, 2004
	2006		2005
Performance Ratios (5):
Return on average assets	0.60%		(2.35)%		(1.44)%		(16.46)%
Return on average equity	4.65		(12.53)		(8.69)		(23.99)
Net interest margin, before provision	4.02		3.77		3.84		4.70
Efficiency ratio (6)	60.19		135.60		109.03		787.70

Credit Quality and Leverage Ratios (7):
Delinquent loan rate (at period end)	—		—		—		—
Non-accrual loan rate	—		—		—		—
Net charge off rate	—		—		—		—
Allowance for credit losses ratio (at period end)	1.36%		1.30%		1.27%		0.32%
Debt to equity ratio (at period end)	6.94	x	6.70	x	6.94	x	0.90	x
Equity to assets (at period end)	12.19%		12.75%		12.29%		51.16%

(1)	The as adjusted balance sheet data reflects (i) the funding by our initial investors and management of $33.5 million of previously committed but unfunded equity capital, and the related issuance of 3,350,000 shares of preferred stock, which was completed in November 2006 (ii) the automatic conversion of our outstanding preferred stock and Class A common stock into common stock in connection with this offering, (iii) the issuance of 1,616,160 shares of restricted stock in connection with this offering, (iv) the receipt of estimated net proceeds from the sale of shares of common stock in this offering at $16.00 per share, the midpoint of the estimated price range set forth on the cover of this prospectus, of $161.1 million, net of estimated offering expenses, and (v) the repayment of our corporate debt with the net proceeds of this offering. See “Capitalization” and “Use of Proceeds.”
(2)	An indeterminate portion of the net proceeds from this offering may be used to pay down our credit facilities.
(3)	Average balances are based upon the average monthly balance during the period.
(4)	Includes loan portfolio, cash, cash equivalents and restricted cash.
(5)	See “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for a discussion of the calculation of performance ratios.
(6)	See “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for a discussion of the calculation of the efficiency ratio.
(7)	See “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for additional information related to our credit quality and leverage ratios.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with the information contained elsewhere in this prospectus under the caption “Selected Historical Consolidated Financial and Other Data,” and our consolidated financial statements and related notes thereto. This discussion contains forward-looking statements that are subject to known and unknown risks and uncertainties. Actual results and the timing of events may differ significantly from those expressed or implied in such forward-looking statements due to a number of factors, including those set forth in the sections entitled “Risk Factors” and “Forward-Looking Statements” elsewhere in this prospectus. You should also note that, because our results of operations for 2004 are for a partial period and not a full year, comparisons of our results of operations for 2004 and 2005 are not necessarily meaningful.

Overview

We are a commercial finance company that provides customized debt financing solutions to middle-market businesses, mid-sized specialty finance companies, issuers of asset-backed and commercial mortgage-backed securities, and commercial real estate borrowers. We principally focus on the direct origination of loans and other debt products that meet our risk and return parameters. Direct origination provides direct access to our customers’ managements, enhances our due diligence and allows significant input into our customers’ capital structures and direct negotiation of transaction pricing and terms. We employ highly experienced origination, credit and finance professionals to identify and structure our transactions.

We operate as a single segment, and we derive revenues from three specialized lending groups:

•	Middle Market Corporate, which originates, structures and underwrites senior debt and, to a lesser extent, second lien and mezzanine debt for companies with annual EBITDA typically between $5 million and $50 million;

•	Structured Products, which originates, structures and underwrites senior and subordinated debt for mid-sized specialty finance companies with assets typically between $25 million and $250 million and invests in subordinated tranches of asset-backed securitizations; and

•	Commercial Real Estate, which originates, structures and underwrites first mortgage debt and, to a lesser extent, subordinated debt, primarily to finance acquisitions of real estate properties typically valued between $10 million and $50 million and invests in subordinated tranches of commercial mortgage-backed securitizations.

As of September 30, 2006, our portfolio of loans and other debt products, which we refer to as our loan portfolio, consisted of 162 transactions that totaled approximately $1.5 billion of funding commitments, representing $1.3 billion of balances outstanding and $238.5 million of funds committed but undrawn. We finance our loan portfolio through a combination of debt and equity.

We manage the NewStar Credit Opportunities Fund, Ltd. (NCOF), a private debt fund, which has the opportunity to invest in loans and other debt products originated or acquired by us. The NCOF has $150.0 million of committed equity from third-party institutional investors and a $400.0 million committed credit facility. As of September 30, 2006, the NCOF’s loan portfolio had total funding commitments and balances outstanding of approximately $232.1 million and $158.6 million, respectively. Our managed loan portfolio, which includes our loan portfolio and the loan portfolio of the NCOF, totaled approximately $1.8 billion of commitments and $1.5 billion of balances outstanding as of September 30, 2006.

We specialize in providing senior debt products to mid-sized borrowers. Our loans and debt products typically range in size from $5 million to $17.5 million. We also selectively arrange larger transactions, which we may syndicate to the NCOF and other third-parties thereby allowing us to provide more debt capital to our customers and generate fee income while limiting our exposure.

Key Financial Metrics and Trends

Net interest income

Net interest income primarily consists of interest income on our interest earning assets less interest expense on our borrowings.

Interest income is composed of loan interest at contractual rates, interest earned on our investments in debt securities and cash balances plus premiums, discounts and net origination fees that are amortized into income over the life of the investment. The level of interest income is primarily a function of the outstanding balance of our loan portfolio and its weighted average yield. Weighted average yield changes from period to period primarily based upon prevailing interest rates and is impacted by changes in credit spreads and the product mix of our portfolio. When repayments or restructurings of loans or other debt products other than minor modifications occur, we accelerate the portion of any unamortized net origination fees and record the amount as interest income.

Interest expense includes interest on our borrowings and the amortization of deferred financing costs. The level of interest expense is primarily a function of the outstanding balance of our borrowings and the weighted average cost of financing. Weighted average cost of financing changes from period to period primarily based on prevailing interest rates and is impacted by changes in borrowing spreads and the mix of borrowings.

Provision for credit losses

We provide for estimated future credit losses on components of our loan portfolio. We maintain an allowance for credit losses on our loans, as well as unfunded loan commitments and letters of credit. We expect that our provision for credit losses will increase as our loan portfolio grows.

Non-interest income

Non-interest income primarily includes syndication, structuring, agent and asset management fees. We earn management and performance fees relating to the NCOF, as well as fees and other income, generally related to specific transactions or non-lending services, including gains and losses on derivatives. Non-interest income may vary from period to period primarily depending on the number of syndicated transactions, as well as the growth and performance of the assets in the NCOF.

Operating expenses

Operating expenses consist of compensation and benefits, occupancy and general and administrative expenses. Compensation and benefits expense includes base salaries, benefits and variable cash incentive compensation. In the future, compensation and benefits will include non-cash equity compensation expenses. A significant portion of compensation and benefits is incentive compensation, which we accrue throughout the year. Occupancy expense primarily consists of rent and rent-related expenses and utilities expense. We anticipate adding offices over the next several years, which would increase our occupancy expense. General and administrative expenses primarily consist of professional fees, travel and entertainment and other administrative expenses. We expect general and administrative expenses to increase as we grow our operations and operate as a public company. In addition, we anticipate that we will incur between $0.5 million and $0.8 million in expenses relating to compensation consulting, Sarbanes-Oxley compliance, recruiting expenses related to directors and officers and other costs related to becoming a public company.

Concurrent with this offering, we will incur non-cash equity compensation expenses related to pre-IPO and IPO equity awards of approximately $35.2 million. In addition, we expect to incur approximately $2.7 million in call premium expenses and the acceleration of unamortized fees associated with the repayment of our corporate debt with a portion of the proceeds of this offering. Consequently, as a result of these expenses, we anticipate that we will incur a net loss for the three months and the year ended December 31, 2006. On a prospective basis, we will incur non-cash equity compensation expenses related to previous equity awards, as well as future equity grants under the NewStar Financial, Inc. 2006 Incentive Plan.

Income taxes

We account for income taxes consistent with the asset and liability method prescribed by SFAS No. 109, Accounting for Income Taxes. Under this method, deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for the financial statement and income tax purposes, as determined under applicable tax laws and rates.

For the nine months ended September 30, 2006, we provided for income taxes based on our effective tax rate of 42.0%, and for the year ended December 31, 2005, we provided for income taxes based on a tax benefit rate of 37.4%. As of September 30, 2006 and December 31, 2005, we had deferred tax assets of $5.3 million and $7.1 million, respectively.

As of December 31, 2005, we had a net operating loss carry forward of approximately $10.2 million, which was fully utilized as of September 30, 2006.

Key Loan Portfolio Metrics

The table below shows the composition of our loan portfolio by lending group as of September 30, 2006. Funding commitments represent the maximum principal amount that we have agreed to lend, provided that all conditions are met. Balances outstanding are the total amount of principal that we have extended to a borrower at a point in time and represent the total amount the borrower owes us as of that point in time. A transaction is generally defined as a loan to a discrete obligor or an investment in a discrete pool of assets. Our average transaction size is determined by dividing the balances outstanding by the number of transactions.

	September 30, 2006
	Middle Market Corporate	Structured Products	Commercial Real Estate	Total
	($ in thousands)
Funding commitments	$1,003,234	$345,824	$187,297	$1,536,355
Balances outstanding	859,039	286,237	152,548	1,297,824
Number of transactions	82	61	19	162
Average transaction size	$10,476	$4,692	$8,029	$8,011

We classify loans and other debt products into eight principal types. First mortgage loans are provided by our Commercial Real Estate group and secured by a first priority lien on the collateralized property. Senior secured asset-based loans are provided by both our Middle Market Corporate and Structured Products groups and are secured by a first priority lien on tangible assets. Senior secured cash flow loans are primarily provided by the Middle Market Corporate group and, to a lesser degree, by our Structured Products group. These loans are underwritten based on historical and projected cash flow, profitability and enterprise value of the borrower, with the value of any tangible assets, if any, as secondary security. First mortgage, senior secured asset-based and senior secured cash flow loans are all first priority in right of payment.

Senior subordinated asset-based loans and other debt products are provided by our Structured Products and Commercial Real Estate groups. Senior subordinated cash flow loans are provided by our Middle Market Corporate and Structured Products groups. Both types are equal as to collateral and subordinate as to right of payment to other senior lenders.

Second lien loans are provided by our Middle Market Corporate group and are secured by a second lien on the assets of the borrower. They are junior as to rights to collateral and, in some cases, right of payment to obligations to our customers’ senior lenders. Subordinated debt products are provided by our Structured Products group and have payment terms that are subordinated as to rights to collateral and right of payment to those of senior lenders. Mezzanine loans provided by our Middle Market Corporate group are junior as to rights to collateral and right of payment to customers’ other indebtedness and often have no collateral rights.

The tables below are based on the outstanding balances of our loan portfolio and show the composition of our loan portfolio by type as of the dates shown:

			December 31,
	September 30, 2006		2005		2004
	($ in thousands)
First mortgage	$138,674	10.7%	$90,997	11.9%	$21,570	19.4%
Senior secured asset-based	46,817	3.6	35,162	4.6	—	—
Senior secured cash flow	783,754	60.3	438,919	57.6	66,169	59.4
Senior subordinated asset-based	198,148	15.3	93,261	12.2	10,500	9.4
Senior subordinated cash flow	37,882	2.9	19,000	2.5	10,000	9.0
Second lien	46,376	3.6	37,000	4.9	—	—
Subordinated	45,457	3.5	47,620	6.3	3,164	2.8
Mezzanine	716	0.1	—	—	—	—

Total	$1,297,824	100.0%	$761,959	100.0%	$111,403	100.0%

		December 31,
	September 30, 2006	2005	2004
		($ in thousands)
Middle Market Corporate	$859,039	$502,581	$66,169
Structured Products	286,237	163,381	23,664
Commercial Real Estate	152,548	95,997	21,570

Total	$1,297,824	$761,959	$111,403

The table below shows the final maturities of our loan portfolio as of September 30, 2006:

	Due in One Year or Less	Due in One to Five Years	Due After Five Years	Total
	($ in thousands)
First mortgage	$4,950	$130,820	$2,904	$138,674
Senior secured asset-based	7,000	30,048	9,769	46,817
Senior secured cash flow	—	473,409	310,345	783,754
Senior subordinated asset-based	—	123,031	75,117	198,148
Senior subordinated cash flow	—	33,286	4,596	37,882
Second lien	—	37,376	9,000	46,376
Subordinated	22,792	11,828	10,837	45,457
Mezzanine	—	—	716	716

Total	$34,742	$839,798	$423,284	$1,297,824

The table below shows the amount of fixed-rate and adjustable-rate loans and other debt products as of September 30, 2006:

	Fixed- Rate (1)	Adjustable- Rate	Total
	($ in thousands)
First mortgage	$2,904	$135,770	$138,674
Senior secured asset-based	4,934	41,883	46,817
Senior secured cash flow	—	783,754	783,754
Senior subordinated asset-based	39,329	158,819	198,148
Senior subordinated cash flow	10,000	27,882	37,882
Second lien	—	46,376	46,376
Subordinated	45,457	—	45,457
Mezzanine	716	—	716

Total	$103,340	$1,194,484	$1,297,824

(1)	As of September 30, 2006, we had purchased interest-rate protection products in the notional amount of $47.5 million against the $103.3 million of fixed-rate loans and other debt products outstanding.

Key Performance Metrics

The following is a brief description of key performance metrics that we currently use to manage our business. We believe that these metrics and ratios monitor the key revenue and expense drivers of our business. We may use additional metrics, cease using our current metrics or alter these metrics in the future to better manage our business or measure our performance. Data for the interim periods discussed below is annualized. Average balances are based upon the average monthly balances during the period.

Loan portfolio yield

Loan portfolio yield, which is defined as interest income on our loan portfolio divided by average balances outstanding of our loan portfolio, was 9.92% for the nine months ended September 30, 2006, an increase from 8.67% for the year ended December 31, 2005. The increase in loan portfolio yield was primarily driven by an increase in prevailing interest rates over the prior year and, to a lesser extent, changes in product mix and credit spreads in our loan portfolio. Credit spread is the difference between a loan’s or other debt product’s yield and the reference rate, for example LIBOR.

Net interest margin

Net interest margin, which is defined as net interest income divided by average interest earning assets, was 4.02% for the nine months ended September 30, 2006, 3.84% for the year ended December 31, 2005 and 3.77% for the nine months ended September 30, 2005. The primary factors impacting net interest margin are changes in our debt to equity ratio, prevailing interest rates, credit spreads and cost of borrowings. We intend to use a portion of the net proceeds to pay down our corporate debt, which will temporarily lower our debt-to-equity ratio and increase our net interest margin in the near term.

Efficiency ratio

Our efficiency ratio, which is defined as total operating expenses divided by net interest income before provision for credit losses plus total non-interest income, was 60.19% for the nine months ended September 30, 2006, down from 135.60% and 109.03% for the nine months ended September 30, 2005 and for the year ended December 31, 2005. The decrease was primarily due to the significant increase in net interest income and fee income, as a result of the significant growth in our loan portfolio, which more than offset our increased operating expenses.

Allowance for credit losses ratio

Allowance for credit losses ratio, which is defined as allowance for credit losses divided by gross loans held for investment, was 1.36% as of September 30, 2006 and 1.27% as of December 31, 2005.

Delinquent loan rate

Delinquent loan rate, which is defined as total delinquent loans, which are loans 31 days or more past due, outstanding divided by our gross loans held for investment. As of September 30, 2006, none of our loans were delinquent. One of our loans with a principal amount of $8.4 million became delinquent in the fourth quarter of 2006.

Non-accrual loan rate

Non-accrual loan rate, which is defined as total balances outstanding of loans in non-accrual status divided by our loans held for investment. Loans are put on non-accrual status if they are 90 days or more past due or if management believes that there is reasonable doubt as to collectibility in the normal course of business. As of September 30, 2006, we have not had any loans on non-accrual status. We anticipate that the $8.4 million delinquent loan will be deemed to be on non-accrual status by the end of the fourth quarter of 2006 if the situation with respect to such loan is not resolved.

Net charge off rate

Net charge off rate as a percentage of average loan portfolio, which is defined as net charge offs divided by our loans held for investment. A charge off occurs when management believes that all or part of the principal of a particular loan is no longer recoverable and will not be repaid. As of September 30, 2006, we have not had any charge offs.

Return on average assets

Return on average assets, which is defined as net income divided by average total assets, was 0.60% for the nine months ended September 30, 2006. For the nine months ended September 30, 2005 and for the year ended December 31, 2005, we had net losses. Accordingly, the ratio was not meaningful for these periods.

Return on average equity

Return on average equity, which is defined as net income divided by average equity, was 4.65% for the nine months ended September 30, 2006. For the nine months ended September 30, 2005 and for the year ended December 31, 2005, we had net losses. Accordingly, the ratio was not meaningful for these periods.

Critical Accounting Policies

Accounting policies involving significant estimates and assumptions by management, which have, or could have, a material impact on our financial statements, are considered critical accounting policies. The following are our critical accounting policies:

Revenue recognition

Interest income is recorded on the accrual basis in accordance with the terms of the respective loan and debt product. The accrual of interest on loans and other debt products is discontinued when principal or interest payments are past due by 90 days or more or when, in the opinion of management, there is a reasonable doubt as to the collectibility in the normal course of business. If loans are placed on non-accrual status or deemed to be impaired, all interest previously accrued but not collected is reversed against current period interest income. Interest income on non-accrual loans is subsequently recognized only to the extent that cash is received and the principal balance is deemed collectible. All impaired loans would be considered non-accrual loans.

Nonrefundable fees and related direct costs associated with the origination or purchase of loans and other debt products are deferred and netted against balances outstanding. The net deferred fees or costs are recognized as an adjustment to interest income over the contractual life of the loans using a method which approximates the effective interest method. In connection with the prepayment of a loan or other debt product, a partial amount of the remaining unamortized net deferred fees, costs, premiums or discounts are accelerated and recognized as interest income. The amortization of fees is discontinued on non-accrual loans. Depending on the terms of a loan or other debt product, we may charge a prepayment fee and recognize it in the period of the prepayment. We accrete any discount and amortize any premium from purchased debt products into interest income as a yield adjustment over the contractual life. Syndication, arrangement and structuring fees are recognized in the period the service is completed as a component of non-interest income.

Allowance for credit losses

The allowance for credit losses is based on a loan-by-loan build-up of inherent losses on loans held for investment. We also maintain an allowance for losses on unfunded loan commitments, namely loan commitments and letters of credit that are reported in other liabilities on the balance sheet. The methodology for determining the allowance for losses on unfunded loan commitments is consistent with the methodology for determining the allowance for loan losses and incorporates an estimate of probability of drawdown. The combined balance of the allowance for loan losses and the allowance for unfunded commitments is referred to as the allowance for credit losses. As of September 30, 2006, we had an allowance for credit losses of $14.6 million, with no specific allowances for any loan or other debt product.

We review the appropriateness of the allowance for credit losses and its two components on a quarterly basis. The estimate of each component is based on observable information and on market and third party data that we believe are reflective of the underlying credit losses being estimated. These estimates are not based on actual losses in our loan portfolio as we have not experienced any losses through September 30, 2006 and may not reflect future performance. Over time, as our loan portfolio seasons, we expect to supplement market and third-party data with our loan portfolio’s actual credit performance. In addition, we anticipate that the number of delinquent and non-accrual loans and loan impairments and charge offs will increase as our loan portfolio expands and seasons over time.

In accordance with SFAS No. 5, Accounting for Contingencies, we provide a base allowance for loans that are not impaired. We employ a variety of internally developed and third party modeling and estimation tools for measuring credit risk (probability of default, loss given default, exposure at default, seasoning and credit migration), which are used in developing an allowance for loan losses and unfunded loan commitments. The allowance for loan losses consists of formula-based components for the investment of each of our lending groups.

In accordance with SFAS No. 114, Accounting by Creditors for Impairment of a Loan, any required impairment allowances are included in the allowance for loan losses and, as such, may require an additional provision for the relevant period. A loan is considered impaired when it is probable that a creditor will be unable to collect all amounts due according to the contractual terms of the loan agreement. We measure impairment of a loan based upon either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s observable market price or the fair value of the collateral if the loan is collateral dependent, depending on the circumstances and our collection strategy. As of September 30, 2006, we have not had any impaired loans.

Loans deemed to be uncollectible are charged off and deducted from the allowance. The provision for credit losses and recoveries on loans previously charged off are added to the allowance.

Valuation of investments in debt securities

The fair value of investments are based on quoted market prices, when available, at the reporting date for those or similar investments. When no market is available, we estimate fair value using various valuation methodologies, including cash flow analysis, as well as qualitative factors. Because of the inherent uncertainty of determining the fair value of investments that do not have a readily ascertainable market value, the fair value of investments may differ significantly from the values that would have been used had a market existed for the investments, and the differences could be material. If a decline in the fair value of an investment below its amortized cost is judged by management to be other than temporary, the cost basis of the investment is written down to fair value and the amount of the write-down is included as a component of non-interest income.

The description of certain instruments as “debt securities” is intended to describe the accounting treatment of those instruments and is not a characterization of those instruments as securities for any other purpose.

Term debt securitizations

Periodically, we transfer loans and other debt products to special purpose entities used in our term debt securitizations. These on-balance sheet term debt securitizations comprise a significant source of our overall funding. Historically, transfers of loans and other debt products have not met the requirements of SFAS No. 140 for sales treatment and, therefore, have been treated as secured borrowings, with the transferred loans and investments remaining as an asset and the related liability recorded as term debt on our balance sheet.

Stock-based compensation

Effective January 1, 2006, we adopted SFAS 123 (revised 2004), Share-Based Payment (SFAS 123(R)), which replaces SFAS No. 123 and supersedes APB 25. SFAS 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values on the grant date. We adopted SFAS 123(R) using the prospective method. Prior to January 1, 2006, we accounted for stock based-compensation under the intrinsic value method prescribed by APB 25, which required the recognition of compensation cost for the excess, if any, of the value of the stock at the grant date or other measurement date over the amount an employee must pay to acquire the stock.

For awards granted, modified, repurchased or cancelled after January 1, 2006, we estimate the fair value of stock-based awards using the Black-Scholes valuation model, which requires the input of subjective assumptions including expected term and expected price volatility. Changes in these assumptions can materially affect the calculated fair value of stock-based compensation and the related expense to be recognized. Further, for awards that contain performance measures and conditions, we make an assessment, based on management’s judgment, of the probability of these conditions being satisfied, which affects the timing and the amount of expense to be recognized. If our judgment as to whether these conditions are probable of occurrence are not appropriate, the financial statements could be materially affected.

Valuation of deferred tax assets

We recognize deferred tax assets and liabilities resulting from the differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. We regularly review our deferred tax assets to assess their potential realization and whether or not a valuation allowance is necessary. In performing these reviews we make estimates about future profits and tax planning strategies that would affect future taxable income and the realization of these deferred tax assets. A change in these assumptions could result in a difference in valuation and impact our results of operations.

Results of Operations

	Nine Months Ended September 30,		Year Ended December 31, 2005	Period from June 18, 2004 (inception) through December 31, 2004
	2006	2005
	($ in thousands)
Net interest income:
Interest income	$77,060	$19,119	$33,883	$1,988
Interest expense	44,962	10,319	18,639	839

Net interest income	32,098	8,800	15,244	1,149
Provision for credit losses	6,594	5,272	7,755	280

Net interest income after provision for credit losses	25,504	3,528	7,489	869
Non-interest income:
Fee income	2,843	1,760	2,966	36
Asset management income	751	—	16	—
Other income	1,987	144	162	21

Total non-interest income	5,581	1,904	3,144	57
Operating expenses:
Compensation and benefits	17,341	11,894	16,168	6,294
Occupancy and equipment	1,272	789	1,124	209
General and administrative expenses	4,065	1,832	2,757	2,996

Total operating expenses	22,678	14,515	20,049	9,499

Income (loss) before income taxes	8,407	(9,083)	(9,416)	(8,573)
Income tax expense (benefit)	3,534	(3,392)	(3,517)	(3,071)

Net income (loss)	$4,873	$(5,691)	$(5,899)	$(5,502)

Comparison of the Nine Months Ended September 30, 2006 and 2005

Interest income. Interest income increased $57.9 million, from $19.1 million for the nine months ended September 30, 2005 to $77.1 million for the nine months ended September 30, 2006. The increase was primarily due to growth in average interest earning assets of $755.6 million, as well as an increase in the yield on average interest earning assets from 8.18% to 9.65% primarily driven by an increase in prevailing interest rates, offset in part by a reduction in credit spreads.

Interest expense. Interest expense increased $34.6 million, from $10.3 million for the nine months ended September 30, 2005 to $45.0 million for the nine months ended September 30, 2006. The increase was primarily due to an increase in average borrowings of $664.9 million to fund growth in interest earning assets, as well as an increase in our cost of borrowings. The increase in our cost of borrowings, from 5.41% to 6.53%, was primarily attributable to an increase in LIBOR of approximately 1.3%, partially offset by negotiated lower borrowing spreads on our credit facilities and a greater reliance on lower cost term debt securitizations.

Net interest margin. Net interest margin increased from 3.77% for the nine months ended September 30, 2005 to 4.02% for the nine months ended September 30, 2006. The increase in net interest margin was due to an increase in our net interest spread, partially offset by an increase in our debt to equity ratio. The net interest spread, the difference between gross yield on our interest earning assets and the total cost of our interest bearing liabilities, increased from 2.78% to 3.11%.

The following table summarizes the yield and cost of interest earning assets and interest bearing liabilities for the nine months ended September 30, 2006 and 2005:

	Nine Months Ended September 30, 2006			Nine Months Ended September 30, 2005
	($ in thousands)
	Average Balance	Interest Income/ Expense	Average Yield/Cost	Average Balance	Interest Income/ Expense	Average Yield/Cost
Total interest earning assets	$1,067,966	$77,060	9.65%	$312,342	$19,119	8.18%
Total interest bearing liabilities	919,975	44,962	6.53	255,086	10,319	5.41

Net interest spread		$32,098	3.11%		$8,800	2.78%

Net interest margin			4.02%			3.77%

Provision for credit losses. The provision for credit losses increased from $5.3 million for the nine months ended September 30, 2005 to $6.6 million for the nine months ended September 30, 2006. The increase in the provision was primarily due to the growth and change in the mix of the loans in our loan portfolio.

Non-interest income. Non-interest income increased $3.7 million from $1.9 million for the nine months ended September 30, 2005 to $5.6 million for the nine months ended September 30, 2006. The increase is primarily due to an additional $1.1 million in fee income, $0.8 million gain on derivatives, $0.8 million in management and performance fees related to the NCOF, $0.7 million in amendment and breakup fees and $0.3 million in other miscellaneous income.

Operating expenses. Operating expenses increased $8.2 million, from $14.5 million for the nine months ended September 30, 2005 to $22.7 million for the nine months ended September 30, 2006. Employee compensation and benefits increased $5.4 million primarily as a result of higher headcount and, to a lesser extent, an increase in incentive compensation. The remaining $2.8 million increase in operating expenses was attributable to an increase of $0.8 million in professional fees, $0.5 million in occupancy and equipment expense, $0.2 million in travel and entertainment expenses and $1.3 million in general and administrative expenses. The increase in general and administrative expenses consisted primarily of a $0.3 million increase in employee recruitment costs, $0.2 million increase in professional service expense related to Sarbanes Oxley compliance and $0.2 million increase in marketing expenses.

Income taxes. We provided for $3.5 million of income taxes on the income earned for the nine months ended September 30, 2006 on an effective tax rate of 42.0% compared to $3.4 million of tax benefit for the nine months ended September 30, 2005 on a tax benefit rate of 37.4%. The increase in the effective tax rate was primarily due to lower state tax benefits recognized in 2005.

Comparison of the Year Ended December 31, 2005 and the Period from June 18, 2004 (inception) through December 31, 2004

Interest income. Interest income increased $31.9 million from $2.0 million for the period from June 18, 2004 (inception) through December 31, 2004 to $33.9 million for the year ended December 31, 2005. The increase was primarily due to growth in average interest earning assets of $351.9 million, as well as an increase in the yield on average interest earning assets from 8.13% to 8.53%.

Interest expense. Interest expense increased $17.8 million, from $0.8 million for the period from June 18, 2004 (inception) to December 31, 2004 to $18.6 million for the year ended December 31, 2005. The increase was primarily due to increased borrowings under our credit facilities to fund growth in interest earning assets.

Net interest margin. Net interest margin decreased from 4.70% for the period from June 18, 2004 (inception) to December 31, 2004 to 3.84% for the year ended December 31, 2005. The decrease was primarily due to an increase in our debt to equity ratio, due to the rapid growth of our loan portfolio. This was partially offset by an increase in our average yield.

The following table summarizes the yields and costs of interest earning assets and interest bearing liabilities for the year ended December 31, 2005 and the period from June 18, 2004 (inception) to December 31, 2004:

	Year Ended December 31, 2005			Period from June 18, 2004 (inception) through December 31, 2004
	($ in thousands)
	Average Balance	Interest Income/ Expense	Average Yield/Cost	Average Balance	Interest Income/ Expense	Average Yield/Cost
Total interest earning assets	$397,219	$33,883	8.53%	$45,327	$1,988	8.13%
Total interest bearing liabilities	331,739	18,639	5.62	13,736	839	11.32 (1)

Net interest spread		$15,244	2.91%		$1,149	(3.19)%

Net interest margin			3.84%			4.70%

(1)	The average cost includes amortized financing fees and unused commitment costs associated with our credit facilities.

Provision for credit losses. The provision for credit losses increased from $0.3 million for the period from June 18, 2004 (inception) to December 31, 2004 to $7.8 million for the year ended December 31, 2005. The increase in the provision was primarily due to the growth in our loans held for investment.

Non-interest income. Non-interest income increased $3.0 million from $0.1 million for the period from June 18, 2004 (inception) to December 31, 2004 to $3.1 million for the year ended December 31, 2005. The increase was due to an additional $3.0 million in fee income, which was driven by overall growth in our loan portfolio.

Operating expenses. Operating expenses increased $10.5 million from $9.5 million for the period from June 18, 2004 (inception) to December 31, 2004 to $20.0 million for the year ended December 31, 2005. Contributing to the increase was higher employee compensation, which increased $9.9 million. The higher employee compensation was attributable to the increase in the number of employees from 38 to 64, and to a lesser extent, higher incentive compensation. For the year ended December 31, 2005 and for the period from June 18, 2004 (inception) to December 31, 2004, incentive compensation totaled $8.7 million and $2.6 million, respectively. The remaining $0.6 million increase in operating expenses for the year ended December 31, 2005 in comparison to the period from June 18, 2004 (inception) to December 31, 2004 was attributable to the increase of $0.7 million in occupancy expense, $0.2 million in travel and entertainment, $0.2 million in depreciation expense and $1.4 million in other general business expenses, offset by a non-recurring $1.9 million decrease in professional fees due to expenses associated with our commencement of operations.

Summary of Quarterly Results

The following tables set forth unaudited results of operations and balance sheet data for and as of the periods indicated. The results for any quarterly period are not necessarily indicative of the results for any future period.

	For the three months ended
	Sept. 30, 2006	June 30, 2006	March 31, 2006	Dec. 31, 2005	Sept. 30, 2005	June 30, 2005	March 31, 2005
	($ in thousands)
Summary Results of Operations Data:
Interest income	$32,980	$25,164	$18,916	$14,764	$9,655	$6,405	$3,059
Interest expense	19,122	14,874	10,966	8,320	5,555	3,357	1,407

Net interest income	13,858	10,290	7,950	6,444	4,100	3,048	1,652
Provision for credit losses	2,350	2,841	1,403	2,483	1,756	1,384	2,132

Net interest income after provision for credit losses	11,508	7,449	6,547	3,961	2,344	1,664	(480)
Total non-interest income	2,025	1,983	1,573	1,240	1,349	288	267
Total operating expenses	8,568	7,104	7,006	5,534	5,304	4,906	4,305

Income (loss) before income taxes	4,965	2,328	1,114	(333)	(1,611)	(2,954)	(4,518)
Income tax expense (benefit)	2,072	989	473	(125)	(601)	(1,104)	(1,687)

Net income (loss)	$2,893	$1,339	$641	$(208)	$(1,010)	$(1,850)	$(2,831)

	As of
	Sept. 30 2006	June 30, 2006	March 31, 2006	Dec. 31, 2005	Sept. 30 2005	June 30, 2005	March 31, 2005
	($ in thousands)
Summary Balance Sheet Data:
Cash and cash equivalents	$4,725	$4,325	$1,579	$1,423	$5,316	$19,799	$5,381
Restricted cash	74,956	153,012	31,176	12,569	15,446	8,855	2,303
Investments in debt securities, available-for-sale	185,140	142,206	120,204	103,548	56,681	38,944	33,909
Loans held-for-sale	26,005	54,058	58,923	20,968	50,935	—	—
Loans, net	1,054,054	944,117	749,768	621,210	452,248	307,330	202,139
Other assets	44,620	46,130	33,218	29,734	21,723	13,547	13,511

Total assets	1,389,500	1,343,848	994,868	789,452	602,349	388,475	257,243

Repurchase agreements	36,359	33,990	34,822	59,658	31,192	22,629	18,683
Credit facilities	354,610	332,910	435,000	246,800	147,967	277,200	168,100
Term debt	746,764	757,264	334,014	329,014	294,028	—	—
Corporate debt	37,500	37,500	37,500	37,500	37,500	22,500	10,000
Other liabilities	44,922	26,845	13,649	19,522	14,776	9,326	3,483

Total liabilities	1,220,155	1,188,509	854,985	692,494	525,463	331,655	200,266
Total stockholders’ equity	169,345	155,339	139,883	96,958	76,886	56,820	56,977

Financial Condition, Liquidity and Capital Resources

Our primary sources of liquidity consist of cash flow from operations, borrowings under our repurchase agreements, credit facilities, term debt securitizations and proceeds from equity offerings. We believe these sources together with the net proceeds from this offering will be sufficient to fund our operations and projected lending activities for at least the next 12 months. We anticipate that we will need to incur additional indebtedness, enter into additional term debt securitizations or raise equity capital to fund our loan portfolio growth after that period. Our future liquidity needs will be determined primarily based on the growth rate in our loan portfolio. We may need to raise additional debt or equity capital sooner if our loan portfolio grows faster than anticipated or if our cash flow from operations is lower than expected. We may not be able to raise such debt or equity capital on acceptable terms or at all. The incurrence of additional debt will increase our leverage and interest expense. In addition, the issuance of additional equity will result in ownership dilution for our then existing stockholders.

Cash and Cash Equivalents

As of September 30, 2006 and December 31, 2005, we had $4.7 million and $1.4 million, respectively, in cash and cash equivalents. We invest a portion of cash on hand in short-term liquid investments. From time to time, we may use a portion of our non-restricted cash to pay down our credit facilities.

Restricted Cash

We had $75.0 million and $12.6 million of restricted cash as of September 30, 2006 and December 31, 2005, respectively. The restricted cash represents the balance of the principal and interest collections accounts and pre-funding amounts in our credit facilities, our term debt securitizations and customer holdbacks and escrows. The use of the principal collection accounts cash is limited to funding the growth of our loan portfolio or paying down related credit facilities or term debt securitizations. The interest collection account cash is limited to the payment of interest, servicing fees and other expenses of our credit facilities and term debt securitizations and, if either a ratings downgrade or failure to receive ratings confirmation occurs on the rated notes in a term debt securitization at the end of the ramp up period or if coverage ratios are not met, paying down principal with respect thereto. Cash received from the term debt securitization in 2006 represented a large portion of our cash balance at September 30, 2006, which has subsequently been used to fund additional loans and other debt products.

Asset Quality and Allowance for Loan Losses

If a loan is 90 days or more past due or if management believes that there is reasonable doubt as to collectibility in the normal course of business, we will place the loan on non-accrual status. When a loan is placed on non-accrual status, interest previously recognized as interest income will be reversed, and the recognition of interest income on that loan will stop until factors indicating doubtful collection no longer exist and the loan has been brought current. We may make exceptions to this policy if the loan is well secured and in the process of collection. As of September 30, 2006, we have not placed any loans on non-accrual status and have not made any exceptions.

Despite our lack of historical loss experience, we have provided an allowance for loan losses to provide for losses inherent in the loans in our loan portfolio. Our allowance for loan losses as of September 30, 2006 and December 31, 2005 was $13.7 million and $7.6 million, or 1.28% and 1.20% of loans held for investment, respectively. As of September 30, 2006, we did not have any impaired loans. With the growth of the loans in our loan portfolio, many of the loans are not seasoned and, therefore, delinquencies and charge offs likely will occur in the future.

Activity in the allowance for loan losses for the nine months ended September 30, 2006, the year ended December 31, 2005 and the period from June 18, 2004 (inception) to December 31, 2004 was as follows:

	Nine Months Ended September 30, 2006	Year Ended December 31, 2005	Period from June 18, 2004 (inception) through December 31, 2004
	($ in thousands)
Balance as of beginning of period	$7,610	$280	$—
Provision for loan losses	6,127	7,330	280
Net charge offs	—	—	—

Balance as of end of period	$13,737	$7,610	$280

In addition, we maintained an allowance for losses on unfunded loan commitments as of September 30, 2006 and December 31, 2005 of $0.9 million and $0.4 million, respectively.

Borrowings and Liquidity

As of September 30, 2006 and December 31, 2005, we had outstanding borrowings totaling $1.2 billion and $673.0 million, respectively. Borrowings under our various credit facilities, term debt securitizations and corporate debt and repurchase obligations have supported our loan growth.

As of September 30, 2006, our funding sources, maximum debt amounts, amounts outstanding and unused debt capacity, subject to certain covenants and conditions, are summarized below:

Funding Source	Maximum Debt Amount	Amounts Outstanding	Unused Debt Capacity	Maturity
	($ in thousands)
Repurchase agreements	N/A	$36,359	N/A	Less than 1 year
Credit facilities	$875,000	354,610	$520,390	2007 - 2011
Term debt	799,600	746,764	52,836	2018 - 2022
Corporate debt	100,000	37,500	62,500	2008

Total	$1,774,600	$1,175,233	$635,726

As of September 30, 2006, we were in compliance with all covenants to which we are subject under our various borrowing agreements. These covenants vary depending on the type of facility and are customary for facilities of this type.

Repurchase agreements

We enter into sales of securities under agreements to repurchase with customers and brokers. These agreements are treated as collateralized financings, and the obligations to repurchase securities sold are reflected as a liability in our balance sheet. The securities underlying the agreements remain under our control. At September 30, 2006 and December 31, 2005, we had repurchase agreements outstanding with a total carrying value of $36.4 million and $59.7 million, respectively. At September 30, 2006, the maturities of these agreements ranged from one to three months with a weighted average interest rate of 5.94%. Debt securities with a market value of $55.9 million and $84.6 were pledged as collateral for the securities sold under agreements to repurchase at September 30, 2006 and December 31, 2005, respectively.

Credit facilities

At December 31, 2004, we had a $450.0 million sale and servicing agreement with, among others, Wachovia Capital Markets, LLC, and we formed a wholly owned subsidiary, NewStar CP Funding LLC, a single-purpose bankruptcy remote entity, to purchase or hold loans or other debt products. We are the servicer of the loans and other debt products. Interest on the credit facility was accrued at the commercial paper rate, as defined by the lender, plus 1.15%, or 3.47% at December 31, 2004. During 2005, we amended this facility to reduce it to a $300.0 million credit facility with Wachovia Capital Markets, LLC as the administrative agent, and added a $300.0 million credit facility with Citigroup Global Markets Realty Corp. as the note purchaser and a $50.0 million credit facility with IXIS Financial Products Inc. as the administrative agent discussed below.

In connection with the $300.0 million amended Wachovia credit facility, our amounts outstanding may range up to 90% of the balances outstanding of the pledged loans and other debt products depending on the mix of assets and the rating and diversification of the assets. Interest on this facility accrues at the commercial paper rate, as defined by the lender, plus 0.70%, or 6.06% at September 30, 2006. As of September 30, 2006, the outstanding balance was $147.6 million. The facility is scheduled to mature on August 8, 2009. In connection with this transaction, we and NewStar CP Funding LLC must comply with various covenants.

In December 2005, we entered into a $300.0 million credit facility agreement with Citigroup Global Markets Realty Corp. as the note purchaser. In connection with this facility, we formed a wholly owned subsidiary, NewStar Warehouse Funding 2005 LLC, a single-purpose bankruptcy remote entity, to purchase or hold loans and other debt products. We are the servicer of the loans. The amount outstanding under the credit facility may range up to approximately 90% of the balances outstanding of the pledged loans and other debt products depending on the mix of assets and the rating and diversification of the portfolio. Interest on this facility accrues at a variable rate per annum at one month LIBOR plus (i) 0.70% during the revolving period, which resulted in an interest rate equal to 6.02% at September 30, 2006, (ii) 1.40% during the first full interest period occurring during the amortization period, (iii) 1.90% thereafter and (iv) 2.90% under certain circumstances such as an event of default. As of September 30, 2006, the outstanding balance was $61.7 million. The facility is scheduled to mature on December 30, 2008. In connection with this transaction, we and NewStar Warehouse Funding 2005 LLC must comply with various covenants. In addition, we issued a demand note to the facility for up to $30 million. We issued the demand note to cure or cover deficiencies in the event the amount borrowed under the facility exceeds the allowable amount and continues to exceed such amount, if there are insufficient funds to pay any interest rate hedges or we must pay any realized shortfalls if there is an acceleration of the notes and sale of the collateral held in the facility.

In connection with the $50.0 million IXIS credit facility entered into in August 2005, which was subsequently increased to $75.0 million in March 2006, we formed a wholly owned subsidiary, NewStar Short- Term Funding, LLC, a single-purpose entity, to purchase or hold loans and other debt products. The amount outstanding under the credit facility may range up to 80% of the balances outstanding of pledged loans and other debt products depending on the mix of assets and the rating and diversification of the portfolio. Interest on this facility accrues at the commercial paper rate, as defined by the lender, plus 0.90%, which was 6.3% at September 30, 2006. As of September 30, 2006, the outstanding balance was $30.0 million. The facility is scheduled to mature on August 24, 2007. In connection with this transaction, we and NewStar Short-Term Funding LLC must comply with various covenants.

In March 2006, we entered into a $200.0 million credit facility agreement with, among others, IXIS Financial Products Inc. as investor agent. In connection with this facility, we formed a wholly owned subsidiary, NewStar Structured Finance Opportunities, LLC, a single-purpose bankruptcy remote entity, to purchase or hold loans and other debt products. The outstanding balances under the credit facility may range up to 84% of the outstanding amounts of the pledged loans and securities depending on the mix of assets and the rating and diversification to the portfolio. Interest on this facility accrues at the commercial paper rate, as defined by the lender, plus 0.75%, which was 6.14% at September 30, 2006. As of September 30, 2006, the outstanding balance was $115.3 million. The facility is scheduled to mature on March 21, 2011. In connection with this transaction, we and NewStar Structured Finance Opportunities, LLC must comply with various covenants.

Term debt securitizations

In August 2005, we completed our first term debt securitization. In conjunction with this transaction, we established a separate single-purpose bankruptcy remote subsidiary, NewStar Trust 2005-1 (the “2005 CLO Trust”) and sold and contributed $375.0 million in loans and other debt products, or portions thereof, to the 2005 CLO Trust. We remain the servicer of the loans and other debt products. As such, we must comply with various covenants. Simultaneously with the initial sale and contributions, the 2005 CLO Trust issued $343.3 million of notes, including variable funding notes to institutional investors, and issued $31.7 million of trust certificates, the junior-most class of securities in the trust, of which we retained 100%. The notes are collateralized by the specific assets, principal collection account cash and principal payment receivables totaling $351.2 million at September 30, 2006. Outstanding drawn notes at September 30, 2006 were $319.5 million. The 2005 CLO Trust has no significant assets other than the collateral. The stated maturity date of the notes is July 25, 2018. However, we expect them to mature earlier assuming, among other things, certain collateral characteristics, certain repayment rates, no refinancing and the exercise of a clean-up call repurchase option. The 2005 CLO Trust’s organizational documents and the indenture governing the notes contain covenants that limit the 2005 CLO Trust’s ability to, among other things, consolidate with and merge into another entity, transfer or otherwise dispose of any properties or assets, incur or otherwise become liable for any indebtedness except for the notes, make distributions and redeem or purchase any equity interest or security.

The following table sets forth selected information with respect to the 2005 CLO Trust:

	Notes and certificates originally issued	Outstanding balance September 30, 2006	Borrowing spread to LIBOR	Ratings (S&P/Moody’s/ Fitch)(1)
	($ in thousands)%
2005 CLO Trust:
Class A-1	$156,000	$156,000	0.28%	AAA/Aaa/AAA
Class A-2	80,477	56,639	0.30	AAA/Aaa/AAA
Class B	18,750	18,750	0.50	AA/Aa2/AA
Class C	39,375	39,375	0.85	A/A2/A
Class D	24,375	24,375	1.50	BBB/Baa2/BBB
Class E	24,375	24,375	4.75	BB/Ba2/BB

Total notes	343,352	319,514
Class F (trust certificates)	31,648	31,648	N/A	N/A

Total for 2005 CLO Trust	$375,000	$351,162

(1)	These ratings were given in August 2005 and are subject to change from time to time.

In June 2006, we completed our second term debt securitization. In conjunction with this transaction, we established a separate single-purpose bankruptcy remote subsidiary, NewStar Commercial Loan Trust 2006-1 (the “2006 CLO Trust”) and sold and contributed $356.9 million in loans and other debt products to the 2006 CLO Trust and have until December 2006 to contribute additional loans and other debt products to bring the total balance to $500.0 million. We remain the servicer of the loans and other debt products. As such, we must comply with various covenants. Simultaneously with the initial sale and contributions, the 2006 CLO Trust issued $456.3 million of notes, including variable funding notes, to institutional investors and issued $43.8 million of trust certificates of which we retained 100%. The notes are collateralized by the specific assets, principal collection account cash and principal payment receivables totaling $471.0 million at September 30, 2006. Outstanding drawn notes at September 30, 2006 were $427.3 million. The 2006 CLO Trust has no significant assets other than the collateral. The stated maturity date of the notes is March 30, 2022. However, we expect them to mature earlier assuming, among other things, certain collateral characteristics, certain prepayment rates, no refinancing and the exercise of a clean-up call repurchase option. The 2006 CLO Trust’s organizational documents and the indenture governing the notes contain covenants that limit the 2006 CLO Trust’s ability to, among other things, consolidate with and merge into another entity, transfer or otherwise dispose of any properties or assets, incur or otherwise become liable for any indebtedness except for the notes, make distributions and redeem or purchase any equity interest or security.

The following table sets forth the selected information with respect to the 2006 CLO Trust:

	Notes and certificates originally issued	Outstanding balance September 30, 2006	Borrowing spread to LIBOR	Ratings (S&P/Moody’s/ Fitch)(1)
	($ in thousands)%
2006 CLO Trust:
Class A-1	$320,000	$320,000	0.27%	AAA/Aaa/AAA
Class A-2	40,000	11,000	0.28	AAA/Aaa/AAA
Class B	22,500	22,500	0.38	AA/Aa2/AA
Class C	35,000	35,000	0.68	A/A2/A
Class D	25,000	25,000	1.35	BBB/Baa2/BBB
Class E	13,750	13,750	1.75	BBB-/Baa3/BBB-

Total notes	456,250	427,250
Class F (trust certificates)	43,750	43,750	N/A	N/A

Total for 2006 CLO Trust	$500,000	$471,000

(1)	These ratings were given in June 2006 and are subject to change from time to time.

Corporate debt

In March and November 2005, we entered into a $100.0 million multiple draw extendible senior secured note agreement. The notes under the first $50.0 million tranche accrue interest at LIBOR + 7.0% per annum. At September 30, 2006, we had drawn $37.5 million under the first tranche. The notes under the second $50.0 million tranche accrue interest at LIBOR + 5.75% per annum, subject to a floor of 2.5% on three month LIBOR. At September 30, 2006, we had not drawn any amounts under the second tranche. The notes are secured by a first lien on the capital stock of our subsidiaries owned by us. The notes mature on March 11, 2008 unless extended pursuant to the agreement. We intend to repay this debt with a portion of the proceeds from this offering and terminate the agreement. See “Description of Indebtedness” and “Use of Proceeds.”

Off Balance Sheet Arrangements

We are party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of our borrowers. These financial instruments include unfunded commitments and standby letters of credit. The instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheet. The contract or notional amounts of those instruments reflect the extent of involvement we have in particular classes of financial instruments.

Our exposure to credit loss in the event of nonperformance by the other party to the financial instrument for standby letters of credit is represented by the contractual amount of those instruments. We use the same credit policies in making commitments and conditional obligations as we do for on-balance sheet instruments.

Unfunded commitments are agreements to lend to a borrower, provided that all conditions have been met. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Because certain commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. We evaluate each borrower’s creditworthiness on a case-by-case basis. The amount of collateral required is based on management’s credit evaluation of the borrower.

Standby letters of credit are conditional commitments issued by us to guarantee the performance by a borrower to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending credit to our borrowers.

Contractual Obligations

The following table sets forth information relating to our contractual obligations as of December 31, 2005:

	Payments due by period
	Less than 1 year	1-3 years	3-5 years	More than 5 years	Total
	($ in thousands)
Repurchase agreements	$59,516	$—	$—	$—	$59,516
Credit facilities	—	246,800	—	—	246,800
Term debt	—	—	—	329,014	329,014
Corporate debt	—	37,500	—	—	37,500
Non-cancelable operating leases	823	2,403	169	—	3,395

Total	$60,339	$286,703	$169	$329,014	$676,225

The following table sets forth information relating to our contractual obligations as of September 30, 2006:

	Payments due by period
	Less than 1 year	1-3 years	3-5 years	More than 5 years	Total
	($ in thousands)
Repurchase agreements	$36,359	$—	$—	$—	$36,359
Credit facilities	30,000	209,300	115,310	—	354,610
Term debt	—	—	—	746,764	746,764
Corporate debt	—	37,500	—	—	37,500
Non-cancelable operating leases	1,040	1,770	296	—	3,106

Total	$67,399	$248,570	$115,606	$746,764	$1,178,339

Amounts for credit facilities, term debt and corporate debt presented represent principal amounts due based on contractual maturity dates and do not include interest amounts owed. The actual timing of payments will ultimately vary from the above data due to future fundings and repayments we expect to occur.

Qualitative and Quantitative Disclosures About Market Risk

We are exposed to changes in market values of our investment in debt securities available-for-sale and derivatives, which are carried at fair value. Fair value is defined as the market price for those securities for which a market quotation is readily available and for all other investments and derivatives, fair value is determined pursuant to a valuation policy and a consistent valuation process. We estimate fair value using various valuation methodologies, including cash flow analysis, as well as qualitative factors.

As of September 30, 2006 and December 31, 2005, investments in debt securities available-for-sale totaled $185.1 million and $103.5 million, respectively, and our net unrealized loss on those debt securities totaled $0.4 million and $1.1 million, respectively. Any unrealized gain or loss on these investments is included in Other Comprehensive Income in the equity section of the balance sheet, until realized.

Our assets are primarily floating rate, funded by floating rate debt. Changes in interest rates as shown by the table below could impact our net interest income because a portion of our loan portfolio is instruments funded with equity and a portion of our loan portfolio is composed of fixed rate instruments. In addition, the repricing frequency of our liabilities, in particular our commercial paper conduit credit facilities, is more frequent than the pricing of our assets. We attempt to mitigate these risks through a hedging program as part of an overall asset liability management program.

The following table shows the hypothetical estimated change in net interest income for a 12-month period based on changes in the interest rates applied to our portfolio as of September 30, 2006. Our modeling is based on contractual terms and does not consider prepayment:

	Rate Change (Basis Points)	Estimated Change in Net Interest Income Over 12 Months
		($ in thousands)
Decrease of	100	$(600)
Increase of	100	600
Increase of	200	1,200
Increase of	300	1,800

As shown above, we estimate that a decrease in interest rates of 100 basis points would have resulted in a decrease of $0.6 million in our annualized net interest income. We estimate that an increase in interest rates of 100, 200 and 300 basis points would have resulted in an increase in our net interest income of $0.6 million, $1.2 million and $1.8 million, respectively.

Derivative Instruments and Hedging Activities

We maintain an overall risk management strategy that incorporates the use of derivative instruments to minimize significant unplanned fluctuations in earnings caused by interest rate volatility. Our operations are subject to risks resulting from interest rate fluctuations on our interest-earning assets and our interest-bearing liabilities. We seek to provide maximum levels of net interest income, while maintaining acceptable levels of interest rate and liquidity risk. As such, we enter into interest rate swap and interest rate cap agreements to hedge interest rate exposure to interest rate fluctuations on floating rate funding agreement liabilities that are matched with fixed rate securities. Under the interest rate swap contracts, we agree to exchange, at specified intervals, the difference between fixed and floating interest amounts calculated on an agreed-upon notional principal amount. We record the exchanged amount in net interest income in our statements of operations. Under the interest rate cap contracts, we agree to exchange, at specified intervals, the difference between a specified fixed (the cap) and floating interest amounts calculated on an agreed-upon notional principal amount, but only if the floating interest rate exceeds the cap rate. The interest rate caps currently are not matched to specific assets or liabilities and do not qualify for hedge accounting.

We also offer a fixed rate loan program to certain of our customers which utilizes derivative instruments such as interest rate swaps, interest rate caps and interest rate collars. We provide floating interest rate debt to our customers, and to reduce default risk resulting from interest rate fluctuations, we enter into interest rate swap, cap and collar contracts with these customers. Subsequently, we may enter into similar offsetting contracts with third parties, or Customer Derivatives. These derivatives do not qualify for hedge accounting and are recorded at fair value on our balance sheet.

Gains and losses on derivatives not designated as hedges, including any cash payments made or received, are reported as gain (loss) on derivatives in our consolidated statements of operations.

During 2006, we entered into interest rate swap agreements which were designated as cash flow hedges of the risk of changes in our interest payments on LIBOR based debt. The interest rate swap agreements have a combined notional value of $40.8 million and are effective from June 30, 2006 through October 20, 2013. During the nine months ended September 30, 2006, we recorded hedge ineffectiveness of approximately $9,000 which is included in gain (loss) on derivatives in our consolidated statements of operations.

The table below provides information about our derivative financial instruments, excluding Customer Derivatives, as of September 30, 2006.

Expected Maturities of Interest Rate Derivatives

	2006	2007	2008	2009	2010	Thereafter	Total	Fair Value
	($ in thousands)
Interest Rate Derivatives
Interest rate swaps:
Variable to fixed	—	—	—	—	$15,792	$25,677	$41,469	$(180)
Average pay rate	—	—	—	—	5.710%	6.465%	6.178%
Average receive rate	—	—	—	—	1-mo LIBOR	1-mo LIBOR	—

Interest rate cap:
Notional	—	—	—	$6,000	—	—	$6,000	$21
Rate cap	—	—	—	4.75%	—	—	—
Net receive rate	—	—	—	3-mo LIBOR	—	—	—

Effects of Inflation

Our assets are principally variable rate and not significantly affected by inflation. As a result, inflation was not a material factor in either income or expenses during the periods presented. However, inflation may affect our customers. Specifically, in an inflationary environment, our customers may not be able to meet our debt service requirements. To the extent inflation results in rising interest rates, our customers may cease to borrow with us in the future. Either of these trends would adversely affect our financial condition and results from operations.

Recently Issued Accounting Pronouncements

In December 2004, the FASB issued SFAS 123(R), which replaces SFAS No. 123 and supersedes APB 25. SFAS 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values. Effective January 1, 2006, we adopted the fair value recognition provisions of SFAS 123(R) for all share-based payments, using the prospective transition method. As such, SFAS 123(R) is applied only to awards granted, modified, repurchased or cancelled after January 1, 2006. The prospective method of adoption does not permit SFAS 123(R) to be applied to the nonvested portion of awards outstanding at the date of initial application. In accordance with the prospective transition method, our consolidated financial statements for prior periods have not been restated to reflect, and do not include, the impact of SFAS 123(R).

Upon adoption of SFAS 123(R) and through September 30, 2006, no compensation expense was recorded in relation to the Class A Common as the performance conditions were not deemed probable of occurrence.

On February 16, 2006, the FASB issued SFAS No. 155, Accounting for Certain Hybrid Instruments, an amendment to Statement Nos. 133 and 140 (SFAS 155). The Statement eliminates the requirement to bifurcate financial instruments with embedded derivatives if the holder of the instrument elects to account for the entire instrument on a fair value basis. Changes in fair value are recorded as realized gains and losses. The fair value election may be applied upon adoption of the statement for hybrid instruments that had been bifurcated under SFAS 133 prior to adoption. The Statement is effective for fiscal years commencing after September 15, 2006 with early adoption permitted as of the beginning of an entity’s fiscal year. We do not expect implementation of the standard to have a material effect on our results from operations or financial position.

In July 2006 the FASB issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes—An interpretation of FASB Statement No. 109 (FIN 48), which will become effective for us on January 1, 2007. This standard clarifies the accounting for uncertainty in income taxes recognized in a company’s financial statements. A company can only recognize the tax position in the financial statements if the position is more-likely-than-not to be upheld on audit based only on the technical merits of the tax position. This standard also provides guidance on thresholds, measurement, derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition that is intended to provide better financial statement comparability among different companies. We do not expect implementation of the standard to have a material effect on our results from operations or financial position.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements (“SFAS 157”). The Statement revises the definition of fair value, provides guidance on the methods used to measure fair value and expands disclosure concerning fair value measurements. The Statement establishes a fair value hierarchy that distinguishes between assumptions based on market data obtained from independent sources (“observable inputs”) and a reporting entity’s internally developed assumptions based on the best information available when there is little or no market activity for the asset or liability at the measurement date (“unobservable inputs”). The fair value hierarchy in SFAS 157 assigns highest priority to quoted prices in active markets (Level 1) followed by observable inputs other than quoted prices (Level 2) and unobservable inputs have the lowest priority (Level 3). The Statement is effective for financial statements issued for fiscal years beginning after November 15, 2007, with early application permitted for entities that have not issued financial statements in the fiscal year of adoption. We do not expect implementation of the standard to have a material effect on our results from operations or financial position.

INDUSTRY AND MARKET DATA

This prospectus includes industry and market data that we obtained from periodic industry publications, third-party studies and surveys, filings of public companies in our industry and internal company surveys. These sources include government and industry sources. Industry publications and surveys generally state that the information contained therein has been obtained from sources believed to be reliable. Although we believe the industry and market data to be reliable as of the date of this prospectus, this information could prove to be inaccurate. Industry and market data could be wrong because of the method by which sources obtained their data and because information cannot always be verified with complete certainty due to the limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties. In addition, we do not know all of the assumptions regarding general economic conditions or growth that were used in preparing the forecasts from the sources relied upon or cited herein.

BUSINESS

Overview

We are a commercial finance company that provides customized debt financing solutions to middle-market businesses, mid-sized specialty finance companies, issuers of asset-backed and commercial mortgage-backed securities, and commercial real estate borrowers. We principally focus on the direct origination of loans and other debt products that meet our risk and return parameters. Our direct origination efforts target corporate executives, private equity sponsors, regional banks, real estate investors and a variety of other financial intermediaries to source transaction opportunities. Direct origination provides direct access to our customers’ managements, enhances our due diligence, and allows significant input into our customers’ capital structures and direct negotiation of transaction pricing and terms. We employ highly experienced origination, credit and finance professionals to identify and structure our transactions. We believe that the quality of our professionals, their ability to develop creative solutions and our efficient, comprehensive credit approval process position us to be a preferred lender for mid-sized borrowers.

As of September 30, 2006, our portfolio of loans and other debt products, which we refer to as our loan portfolio, consisted of 162 transactions that totaled $1.5 billion of funding commitments, representing $1.3 billion of balances outstanding and $238.5 million of funds committed but undrawn. We finance our loan portfolio through a combination of debt and equity. We also manage the NewStar Credit Opportunities Fund, Ltd. (NCOF), a private debt fund, which has the opportunity to invest in loans and other debt products originated or acquired by us. The NCOF has $150.0 million of committed equity from third-party institutional investors and a $400.0 million committed credit facility. As of September 30, 2006, the NCOF’s loan portfolio had total funding commitments and balances outstanding of approximately $232.1 million and $158.6 million, respectively. Our managed loan portfolio, which includes our loan portfolio and the loan portfolio of the NCOF, totaled approximately $1.8 billion of commitments and $1.5 billion of balances outstanding as of September 30, 2006.

We specialize in providing senior debt products to mid-sized borrowers. Our loans and other debt products typically range in size from $5 million to $17.5 million. We also selectively arrange larger transactions, which we syndicate to the NCOF and other third-parties thereby allowing us to provide more debt capital to our customers and generate fee income while limiting our exposure.

We are organized into three specialized lending groups:

•	Middle Market Corporate, which originates, structures and underwrites senior debt and, to a lesser extent, second lien and mezzanine debt for companies with annual earnings before interest, taxes, depreciation and amortization, or EBITDA, typically between $5 million and $50 million;

•	Structured Products, which originates, structures and underwrites senior and subordinated debt for mid-sized specialty finance companies with assets typically between $25 million and $250 million and invests in subordinated tranches of asset-backed securitizations; and

•	Commercial Real Estate, which originates, structures and underwrites first mortgage debt and, to a lesser extent, subordinated debt, primarily to finance acquisitions of real estate properties typically valued between $10 million and $50 million and invests in subordinated tranches of commercial mortgage-backed securitizations.

As of September 30, 2006, the breakdown of the outstanding balance of our loan portfolio was 66.2% Middle Market Corporate, 22.0% Structured Products and 11.8% Commercial Real Estate. Senior debt constituted 92.8% of our portfolio, of which 74.6% was first mortgage or senior secured debt and 18.2% was senior subordinated debt.

The primary component of our revenue is net interest income, or the difference between the interest income, including amortized origination fees, on our interest earning assets and the interest cost of our borrowings. We also generate non-interest income composed primarily of syndication, structuring, agent and asset management fees. Our net interest income and non-interest income totaled $32.1 million and $5.6 million, respectively, for the nine months ended September 30, 2006.

Market Opportunity

We target large, growing and fragmented markets that we believe offer attractive business opportunities. We believe that we have identified and organized our activities around specific niches within each of these markets. We believe that the growth in middle market financings, the consolidation of traditional financing sources and the amount of capital raised by private equity firms create an attractive opportunity for our Middle Market Corporate group. We also believe that the size and growth of the structured products market and the increasing securitization of new asset classes create an attractive opportunity for our Structured Products group. In addition, we believe that the size of the real estate financing market and the recent growth in commercial real estate purchase and refinance activities create an attractive opportunity for our Commercial Real Estate group.

•	Significant Size of Middle Market. According to Standard & Poor’s, the aggregate dollar amount of loans to middle market companies totaled approximately $33.8 billion in 2005, although we believe the actual dollar amount of loans to middle market companies exceeded this figure due to unreported transactions. According to industry sources, there are approximately 58,000 companies in the United States with revenues between $25 million and $200 million, or 84.0% of all companies with revenues above $25 million.

•	Middle Market Increasingly Underserved. We believe that middle market companies are increasingly underserved by traditional financing sources, such as commercial banks and high yield institutional investors. According to the FDIC, consolidation in the banking industry has reduced the number of commercial banks from 10,451 in 1994 to 7,446 as of September 30, 2006. As a result of this consolidation, we believe that many of the remaining commercial banks have de-emphasized some of their service and product offerings to middle market businesses in recent years in favor of larger customers. While many middle market companies also have been historically able to raise funds through the high yield bond market, we believe that institutional investors have focused increasingly on investing in larger, more liquid debt offerings.

•	Significant Growth in Private Equity. According to industry sources, private equity firms raised in excess of $300 billion in 2005 and in the first nine months of 2006. Private equity funds typically have investment periods of four to six years. In addition, private equity firms generally raise third-party debt capital as an additional source of funds when making investments.

•	Expansion of Structured Products Market. According to industry sources, domestic issuance of asset-backed securities and mortgage-backed securities has more than doubled since 2001, reaching a total issuance of approximately $1.5 trillion in 2005. During this period, we believe commercial banks have moved away from investing in these securities due to increased regulatory capital requirements.

In addition, the structured products market has expanded with the increased securitization of new asset classes. Recently, asset classes, such as contractual future cash flows, commissions, intellectual property license fees, royalties or future payments, have been increasingly securitized.

•	Large Commercial Real Estate Financing Market. The market for financing commercial real estate is large and has expanded significantly in recent years. As of year end 2005, total commercial and multi-family real estate loans outstanding totaled $2.6 trillion according to industry sources. The amount of outstanding commercial mortgage-backed securities also was significant with a total issuance volume of approximately $169.2 billion during 2005, representing strong growth over the last five years. According to industry sources, acquisition activity for apartment, office, retail and industrial properties also has experienced significant growth, increasing from $76.5 billion in 2001 to $274.6 billion in 2005.

Competitive Strengths

•	Extensive banking and capital markets expertise. Timothy J. Conway, our Chairman and Chief Executive Officer, and Peter A. Schmidt-Fellner, our Chief Investment Officer, each have more than 20 years of experience in banking and capital markets. Previously, they built and led large, successful banking and capital markets businesses within leading global financial institutions.

Our senior management team includes nine additional members who have on average more than 20 years of experience in leveraged finance, high yield capital markets, loan syndication and trading, securitization, asset management, work-outs, loan administration and finance. Our senior management team is highly cohesive. Prior to joining us, eight members of our senior management team, including Mr. Schmidt-Fellner, worked with Mr. Conway in senior positions at major financial institutions. We believe the depth, experience and cohesiveness of our management team have enabled us to attract and retain talent, establish comprehensive systems and processes and grow our loan portfolio to more than $1.3 billion in balances outstanding in just over two years. Our employees will beneficially own 8.7% of our common stock upon the consummation of this offering.

•	Significant direct origination capabilities. We target corporate executives, private equity sponsors, regional banks, real estate investors and a variety of other financial intermediaries to source transaction opportunities. Our origination personnel are located in five offices across the country and comprise 48 professionals, including 31 bankers, as of September 30, 2006. Each of our bankers maintains long-standing customer relationships and is responsible for covering a specified target market. We believe our bankers’ strength and breadth of relationships across a wide range of markets generate numerous financing opportunities and enable us to be highly selective in our commitments. Since our inception, our bankers have identified over 2,400 transaction opportunities. Our bankers utilize their credit expertise to pre-screen and reject a majority of these opportunities before they enter our formal credit process. In addition, our bankers typically negotiate pricing and terms, lead deal structuring and conduct due diligence directly with our customers.
•	Flexible financing solutions. We offer a broad range of tailored financing solutions to our customers. Our loans and other debt products range in size from less than $5 million up to a current maximum of $17.5 million, and we selectively arrange transactions up to $100 million. Through our three lending groups, we offer a variety of debt products ranging from revolving credit facilities to mezzanine debt.
•	Extensive risk management experience and disciplined, independent credit approval process. Our credit organization is led by Mr. Schmidt-Fellner, our Chief Investment Officer. He is supported by our two Chief Credit Officers, each of whom has more than 30 years of credit experience and has previously held executive risk management positions with major financial institutions. These professionals are currently supported by eight senior portfolio managers with an average of 19 years of banking and credit experience. Our senior portfolio managers directly report to our Chief Credit Officers and make independent credit determinations. Most of our transactions require the unanimous approval of at least six senior professionals, including our Chief Executive Officer, Chief Investment Officer, a Chief Credit Officer and the senior portfolio manager.

•	Comprehensive loan portfolio monitoring process. Our portfolio managers typically are responsible for monitoring the transactions they underwrite. We limit the number of transactions each of our portfolio managers monitors. This approach allows portfolio managers to quickly identify and respond to emerging credit issues. Our portfolio managers formally review each transaction with senior management on at least a quarterly basis. In September 2005, we received a CAM2 rating from Fitch Ratings, Inc., the second highest of the five rating categories, in relation to an evaluation of our management experience, staffing, procedures and controls, loan portfolio management, administration and technology as they relate to our abilities as a collateralized asset manager in connection with our term debt securitizations. When we received this rating, we were the only first-time issuer of collateralized loan obligations to receive a rating at or above this level.
•	Innovative NewStar Credit Opportunities Fund. The NCOF, established in 2005, gives us the opportunity to commit to larger transactions for selected customers and generate fee income, while limiting our exposure. As of September 30, 2006, the NCOF had $150.0 million in committed equity capital from third party investors and a $400.0 million credit facility. The NCOF’s loan portfolio had total funding commitments and balances outstanding of approximately $232.1 million and $158.6 million, respectively, as of September 30, 2006.

Our Strategy

We were founded on the premise that if we grow our managed loan portfolio, prudently manage our credit risk, improve our operating efficiencies over time, optimize our sources of liquidity and selectively pursue growth opportunities, we will generate attractive returns for our stockholders. To achieve these goals, we utilize the following key strategies:

•	Grow our managed loan portfolio. We intend to continue to grow our loan portfolio, principally by expanding our presence in our existing markets and increasing our transaction volume. Our bankers are focused on enhancing awareness of our products and services and continuing to develop their network of customer relationships. We also seek to generate repeat business from our existing customers through refinancings and new transactions. In addition, we continually seek to hire experienced bankers in our target markets with established business relationships that complement those of our existing bankers. We also may hire bankers with experience and expertise in new industries and regions.

•	Maintain a disciplined and independent credit culture. We focus on risk management, high transaction selectivity and loan portfolio diversification. We intend to maintain a strong, independent credit culture and will continue to hire experienced credit personnel.

•	Optimize our sources of liquidity. We will continue to utilize a diverse range of financing sources to fund our lending activities, including long-term debt, credit facilities, term debt securitizations, equity financings and third-party syndications, while seeking to maintain prudent debt levels. We intend to continue to develop alternative funding sources to expand our available capital to fund our loan portfolio growth and reduce our cost of capital.

•	Continue to improve operating efficiency. We designed our operations and processes with the scalability required to service a managed loan portfolio significantly larger than our existing portfolio. We believe that by hiring highly experienced personnel we can efficiently process and manage a growing loan portfolio without compromising our credit and underwriting standards. In addition, through proactive expense management, we believe we can reduce our operating cost base relative to the size of our loan portfolio over the long-term.

•	Opportunistically adjust our loan portfolio mix based on market conditions. Our three specialized lending groups, multiple product offerings and national presence enable us to allocate our capital and resources to loans and other debt products that we believe offer the most attractive risk-adjusted returns. We expect to adjust opportunistically our loan portfolio mix based on market conditions. While our loan portfolio mix may change, we expect to continue to focus on direct origination of senior loans and other debt products, which represented approximately 92.8% of our loan portfolio as of September 30, 2006.

•	Selectively pursue incremental growth opportunities. Historically, we have sought to capitalize on incremental growth opportunities complementary to our core business. For example, we established the NCOF and expanded our loan syndication capabilities, which gives us the opportunity to underwrite larger transactions. We expect to continue our geographic expansion, target new industries and develop new products. We may also broaden our third-party credit asset management activities.

Our Lending Groups

Our origination and credit operations are organized into three specialized lending groups: Middle Market Corporate, Structured Products and Commercial Real Estate.

Middle Market Corporate

Our Middle Market Corporate group provides senior secured, senior subordinated, second lien and mezzanine debt to companies with annual EBITDA typically between $5 million and $50 million, the proceeds of which are primarily used for acquisition financing, growth and working capital, recapitalization and other purposes.

We source our loans and other debt products primarily through direct origination efforts by our bankers. Our bankers establish and maintain relationships with corporate executives, private equity firms, regional banks, other non-bank “club” lenders and financial intermediaries. We also source debt products by participating with other lenders in club and syndicated transactions.

We target selected industries where we have significant lending and underwriting experience, including:

•	media;

•	healthcare;

•	financial services;

•	consumer, retail and restaurants;

•	business services; and

•	manufacturing and industrial.

Our loans and other debt products, which may be part of larger facilities, typically range in size from $5 million to $17.5 million. We also have the ability to arrange significantly larger transactions. Our loans and other debt products typically mature in two to six years and require monthly or quarterly interest payments at variable rates based on a spread to LIBOR or the prime rate.

In determining our borrowers’ ability to repay the loan, we consider several factors including the borrowers’:

•	management strength and experience;

•	market position;

•	equity sponsorship;

•	historical and projected profitability;

•	balance sheet strength and liquidity;

•	ability to withstand competitive challenges; and

•	relationships with customers and suppliers.

Borrowers are typically subject to a number of financial covenants during the term of the loan. These covenants generally specify:

•	maximum ratio of senior debt and total debt to EBITDA;

•	minimum level of EBITDA;

•	minimum fixed charge coverage;

•	minimum interest coverage; and

•	limits on capital expenditures and distributions.

As of September 30, 2006, our Middle Market Corporate loan portfolio totaled $1.0 billion in funding commitments and $859.0 million in balances outstanding, representing 66.2% of our loan portfolio. This represented 82 transactions with an average balance outstanding of approximately $10.5 million.

Structured Products

Our Structured Products group originates, structures and underwrites senior and subordinated debt for mid-sized specialty finance companies with assets generally between $25 million and $250 million, primarily to fund asset growth, and invests in subordinated tranches of selected asset-backed securitizations.

We focus on sourcing our loans and other debt products primarily through direct origination efforts by our bankers. Our bankers maintain and build relationships with mid-sized consumer and commercial finance companies, investment and commercial banks that provide conduit facilities and structure asset-backed transactions, monoline insurance companies and boutique financial intermediaries.

We currently provide senior and subordinated debt products, including revolving warehouse facilities, amortizing loans and term loans secured by a variety of financial assets. We target asset classes where we have significant lending and underwriting experience, including:

•	residential mortgages and home equity lines of credit;

•	credit card receivables;

•	equipment-backed loans and leases;

•	commercial loans;

•	commercial mortgage-backed securities;

•	auto loans;

•	unsecured consumer loans; and

•	emerging asset classes, such as contractual future cash flows and commissions.

Our loans and other debt products, which may be part of larger facilities, typically range in size from $5 million to $17.5 million. We also have the ability to arrange significantly larger transactions. Our loans and other debt products typically require monthly or quarterly interest payments at variable rates based on a spread to LIBOR; however, some of our loans and debt products are fixed rate.

In determining our borrowers’ ability to repay the loan, we consider several factors, including:

•	size of loan portfolio;

•	funding and liquidity;

•	credit quality and historical performance of assets;

•	excess spread in base and stress case scenarios;

•	history and seasoning of assets;

•	management;

•	origination credit policies and procedures;

•	loan servicing, loan portfolio management and collections;

•	back-up servicing capabilities; and

•	tangible net worth and equity sponsorship.

As of September 30, 2006, our Structured Products loan portfolio totaled $345.8 million in funding commitments and $286.2 million in balances outstanding, representing 22.0% of our loan portfolio. This represented 61 transactions with an average balance outstanding of approximately $4.7 million.

Commercial Real Estate

Our Commercial Real Estate group originates, structures and underwrites first mortgage and senior subordinated asset-based debt primarily to finance the acquisition of real estate properties typically valued between $10 million and $50 million and invests in subordinated tranches of selected commercial mortgage-backed securitizations.

We source our commercial real estate loans and other debt products primarily through property investors, specialized commercial real estate brokers, regional banks and other financial intermediaries.

Our commercial real estate loans typically provide capital for the following purposes:

•	acquisition;

•	lease-up;

•	repositioning and build-out; and

•	refinancing and recapitalization.

We have a selective regional focus on property types where we have significant lending and underwriting experience, including:

•	office;

•	multi-family;

•	retail; and

•	industrial.

Our loans and other debt products typically range in size from $5 million to $17.5 million, and we have the ability to arrange significantly larger transactions. Our loans and other debt products typically mature in two to five years and require monthly or quarterly interest payments at variable rates based on a spread to LIBOR or the prime rate.

For our commercial real estate loans, we perform due diligence that includes reviewing:

•	the property’s historic and projected cash flow;

•	tenant creditworthiness;

•	the borrower’s plan for the subject property;

•	the property’s condition;

•	local real estate market conditions;

•	loan-to-value based on independent third-party appraisals;

•	borrower’s demonstrated operating capability and creditworthiness;

•	licensing and environmental issues related to the property and the borrower; and

•	borrower’s management.

As of September 30, 2006 our Commercial Real Estate loan portfolio totaled $187.3 million in funding commitments and $152.5 million in balances outstanding, representing 11.8% of our loan portfolio. This represented 19 transactions with an average balance outstanding of approximately $8.0 million.

Loan and Other Debt Products

First Mortgage Loans

Our first mortgage loans are provided by our Commercial Real Estate group and are secured by a first priority lien on the collateralized property. The financial covenants of our first mortgage loans typically require borrowers to demonstrate satisfactory debt service coverage and typically restrict or limit distributions to equity owners during the term of the loan.

As of September 30, 2006, first mortgage loans totaled $173.4 million in funding commitments and $138.7 million in balances outstanding, representing 10.7% of our loan portfolio.

Senior Secured Asset-Based

Our senior secured asset-based loans are primarily provided by our Structured Products group, and on occasion by our Middle Market Corporate group, and are secured by a first priority lien on tangible assets and have a first priority in right of payment.

We typically lend to bankruptcy remote special purpose vehicles that own the assets or collateral that secure our loans, such as finance receivables, loans, leases or similar interest earning assets. These loans generally are revolving and are monitored on the basis of a formulaic borrowing base to ensure that the prescribed asset coverage exists at all times. Borrowing base advance rates are typically aligned with non-investment grade levels set by the rating agencies by asset type. The financial covenants for these loans generally require borrowers, among other things, to maintain minimum net worth and maximum loss / minimum excess spread levels during the term of the loan.

As of September 30, 2006, senior secured asset-based loans totaled $84.0 million in funding commitments and $46.8 million in balances outstanding, representing 3.6% of our loan portfolio.

Senior Secured Cash Flow

Our senior secured cash flow loans are provided by our Middle Market Corporate group and, to a lesser degree, by our Structured Products group. We underwrite these loans based on the cash flow, profitability and enterprise value of the borrower, with the value of any tangible assets as secondary protection. These loans are generally secured by a first-priority security interest in all or substantially all of the borrowers’ assets and the pledge of their common stock.

As of September 30, 2006, senior secured cash flow loans totaled $920.0 million in funding commitments and $783.8 million in balances outstanding, representing 60.3% of our loan portfolio.

Senior Subordinated Asset-Based

Senior subordinated asset-based loans and debt products are provided by our Structured Products and Commercial Real Estate groups. They are equal as to collateral and subordinate as to right of payment to other senior lenders.

Investments in asset-backed securitizations that we classify as senior subordinated represent non-investment grade tranches of small to mid-sized securitizations. These debt products typically occupy the mid-tier tranche of the capital structure and are supported by junior capital and credit enhancements, such as further subordinated debt tranches, the borrower’s equity, excess spread and interest reserve or collections accounts.

As of September 30, 2006, our senior subordinated asset-based loans and debt products totaled $221.5 million in funding commitments and $198.1 million in balances outstanding, representing 15.3% of our loan portfolio.

Senior Subordinated Cash Flow

Our senior subordinated cash flow loans are primarily provided by our Middle Market Corporate group and, to a lesser degree, by our Structured Products group. We underwrite these loans based on the cash flow, profitability and enterprise value of the borrower, with the value of any tangible assets, if any, as secondary protection. Senior subordinated cash flow loans are equal as to collateral and subordinate in right of payment of principal and interest to other senior lenders.

As of September 30, 2006, senior subordinated cash flow loans totaled $37.9 million in funding commitments and balances outstanding, representing 2.9% of our loan portfolio.

Subordinated

Subordinated debt products are provided by our Structured Products group and generally refer to debt products that are subordinated as to rights to collateral and right of payment to those of senior lenders. These are typically investments in small to mid-sized tranches of asset backed securitizations.

As of September 30, 2006, subordinated debt products totaled $45.4 million in funding commitments and balances outstanding, representing 3.5% of our loan portfolio.

Second Lien and Mezzanine Loans

Our second lien and mezzanine loans are provided by our Middle Market Corporate group. Our second lien and mezzanine loans have second liens on all or substantially all of our borrowers’ assets, and in some cases, are junior in right of payment to those of senior lenders. Our mezzanine loans are cash flow based loans that do not have security interests in our borrowers’ assets and are junior in right of payment to senior secured loans. Our second lien and mezzanine loans generally possess higher yields and greater risk of loss than our senior secured cash flow loans. The financial covenants of second lien and mezzanine loans are generally less restrictive than those of senior secured loans and permit borrowers to maintain higher levels of leverage. We pursue second lien and mezzanine loans selectively. Our intercreditor agreements for these loans are highly negotiated and focus on ensuring our rights are adequate.

As of September 30, 2006, our second lien loans totaled $53.4 million in funding commitments and $46.4 million in balances outstanding, representing 3.6% of our loan portfolio, and we had one mezzanine loan with a balance outstanding of $0.7 million.

Loan Portfolio Overview

The following tables present information regarding our loan portfolio:

			December 31,
	September 30, 2006		2005		2004
	($ in thousands)
Composition Type
First Mortgage	$138,674	10.7%	$90,997	11.9%	$21,570	19.4%
Senior Secured Asset Based	46,817	3.6	35,162	4.6	—	—
Senior Secured Cash Flow	783,754	60.3	438,919	57.6	66,169	59.4
Senior Subordinated Asset Based	198,148	15.3	93,261	12.2	10,500	9.4
Senior Subordinated Cash Flow	37,882	2.9	19,000	2.5	10,000	9.0
Second Lien	46,376	3.6	37,000	4.9	—	—
Subordinated	45,457	3.5	47,620	6.3	3,164	2.8
Mezzanine	716	0.1	—	—	—	—

Total	$1,297,824	100.0%	$761,959	100.0%	$111,403	100.0%

		December 31,
	September 30, 2006	2005	2004
	($ in thousands)
Composition by Lending Group
Middle Market Corporate	$859,039	$502,581	$66,169
Structured Products	286,237	163,381	23,664
Commercial Real Estate	152,548	95,997	21,570

Total	$1,297,824	$761,959	$111,403

	September 30, 2006 Percentage of Middle Market Corporate	September 30, 2006 Percentage of Loan Portfolio
Middle Market Corporate by Industry
Consumer/Retail	26.75%	17.71%
Media	21.44	14.19
Business Services	14.14	9.36
Healthcare	9.59	6.35
Building Materials	7.86	5.20
Financial Services	7.23	4.79
Industrial/Other	12.99	8.60

Total	100.00%	66.20%

	September 30, 2006 Percentage of Structured Products	September 30, 2006 Percentage of Loan Portfolio
Structured Products by Collateral Type
Consumer Mortgage	42.88%	9.46%
Commercial, other than Mortgage	26.62	5.87
Consumer, other than Mortgage	25.82	5.69
Commercial Mortgage	4.68	1.03

Total	100.00%	22.05%

	September 30, 2006 Percentage of Commercial Real Estate	September 30, 2006 Percentage of Loan Portfolio
Commercial Real Estate by Property Type
Office	52.68%	6.19%
Multi-Family	23.72	2.79
Retail	12.76	1.50
Industrial	1.90	0.22
Other	8.94	1.05

Total	100.00%	11.75%

	As of September 30, 2006
	Number of Transactions	Balances
	($ in thousands)
Number of Transactions by Balances Outstanding
Less than $5,000,000	46	$131,025
$5,000,000 to $10,000,000	63	477,055
$10,000,000 to $15,000,000	43	522,009
$15,000,000 and above	10	167,735

Total	162	$1,297,824

Operations

We utilize an integrated, team-based approach to origination, underwriting and monitoring that we believe effectively balances our desire to grow our loan portfolio with our commitment to maintaining rigorous credit standards. We have developed processes to allow us to quickly and efficiently assess the attractiveness of potential transactions, so as to maximize the productivity of our origination and credit professionals and provide timely feedback and turnaround to prospective customers. We believe the involvement of senior management and credit personnel from the early stages of our credit approval process and the continued involvement of our bankers throughout the due diligence and underwriting processes help reduce our credit risk while delivering superior service to our customers.

The chart below summarizes the degree and areas of active involvement of our senior management and other employees in key operational activities involved in the origination, underwriting, and servicing and monitoring of transactions.

Target Marketing

Our target marketing process identifies the particular markets and opportunities that we expect our bankers to target. The professionals involved in this process generally include our Chief Executive Officer, Chief Investment Officer, Chief Credit Officers, head of asset management, bankers and the industry expertise of our portfolio managers. Our target marketing incorporates the following factors:

•	sectors and trends in markets focused on by private equity customers;

•	emerging trends in our loan portfolio;

•	types of opportunities identified by our bankers;

•	our loan portfolio concentration by industry;

•	rating agency views on particular industries, lending group and product;

•	funding considerations; and

•	general economic conditions.

Marketing and Pre-Screening

Our marketing strategy is implemented primarily by our bankers and other origination professionals. Our bankers focus on enhancing awareness of our products and services and generating deal flow from our existing customers and transaction sources. Our marketing and pre-screening activities include:

•	establishment and strengthening of relationships with target transaction sources—private equity firms, company executives, other financial intermediaries and financial institutions—in order to position us as the preferred source of financing for middle market borrowers; and

•	traditional marketing and brand development activities, including selective advertising in trade publications within our target industries and markets, participation in regional and national conferences, and targeted direct mail efforts.

After identifying a potential transaction, our credit-trained bankers gather information about the potential transaction, begin to formulate and discuss potential deal structure and terms with counterparties, and assess whether the transaction is likely to meet our credit, risk and return parameters. If a potential transaction passes a banker’s pre-screen, the banker enters general information regarding the potential transaction into our pipeline database and assembles a preliminary deal team. The preliminary deal team typically consists of a managing director or director, a vice president and an associate/analyst.

Preliminary Credit Review, Structuring and Due Diligence

The preliminary deal team presents each potential transaction to the Preliminary Credit Review Committee by preparing an initial memorandum regarding the transaction. The initial memorandum includes the following topics:

•	transaction summary;

•	management assessment;

•	historical financial summary;

•	summary financial projections;

•	company overview;

•	profitability analysis;

•	loan portfolio impact;

•	use of proceeds;

•	transaction strengths;

•	key issues and risks;

•	due diligence completed;

•	syndication considerations, if any; and

•	expected timing.

The profitability analysis is a key element in the evaluation of every potential transaction. The analysis principally involves calculation of the expected levered, risk-adjusted return, or the expected return, of each transaction and comparison to our minimum required rate of return for that type of debt product. The profitability analysis incorporates the net interest and non-interest income generated by the asset, in addition to our anticipated funding costs and expected loss.

The initial memorandum is circulated to the entire firm, enabling each professional to comment and provide input to a potential transaction. Preliminary Credit Review meetings typically are attended by our Chief Credit Officer, the portfolio manager and head of asset management in addition to the deal team. The Chief Executive Officer and/or the Chief Investment Officer may also attend the meeting. If the meeting concludes with a decision to pursue the transaction, one of our two Chief Credit Officers appoints a portfolio manager to work on the transaction. At this time, the deal team, which consists of the preliminary deal team and a portfolio manager, may submit a term sheet to the customer and begin the formal due diligence process.

Structuring

The structuring process involves the deal team negotiating key terms of a transaction with a customer and conducting due diligence. During this stage, the deal team begins to address the issues raised at the Preliminary Credit Review while also negotiating pricing and covenants in the context of the customer’s needs. If these issues are addressed to the satisfaction of the deal team, the transaction is presented for credit approval.

Credit Approval

Once a term sheet is executed by a customer, the deal team conducts comprehensive due diligence covering key aspects of the transaction and prepares a Credit Proposal Memorandum. The Credit Proposal Memorandum typically includes due diligence findings and relevant credit and business analyses and recommendations. In addition, the Credit Proposal Memorandum includes our final internal risk rating to the transaction.

After reviewing the Credit Proposal Memorandum, our Chief Credit Officer and head of asset management who comprise the Underwriting Committee, meet with the deal team to review the proposed transaction. The Underwriting Committee then decides whether to recommend the transaction for final approval to our Chief Executive Officer and Chief Investment Officer who comprise the Investment Committee. In some instances, multiple Underwriting Committee meetings may take place before a transaction proceeds to the Investment Committee. Final approval of the Investment Committee is required for us to commit to a transaction. In some cases, to accommodate the timing needs of a transaction, the Investment Committee may occur simultaneously with the Underwriting Committee.

In addition, we also have created programs to invest in specific types of liquid asset-backed securities. For these transactions, the Chief Credit Officer of Structured Products and Head of the Structured Products Group may approve a transaction within limits pre-approved by our Underwriting Committee, after which they present a Credit Proposal Memorandum to the Investment Committee documenting compliance with our credit policies.

In instances where a transaction exceeds our internally imposed commitment and concentration limits, the deal team works with our sales and trading professionals to develop a syndication and/or sales strategy for the portion of a transaction that exceeds our limits. The deal team determines the level of interest by third parties prior to presenting the transaction to the Investment Committee.

We believe that our origination and underwriting processes balance our need for efficiency and maintaining our credit standards. The chart below illustrates our reviewed transactions since inception:

Transaction Volume from Inception to September 30, 2006

	Number
Prospective Transactions Pre-Screened	2,400	+
Preliminary Credit Review Committee Approval	612
Underwriting Committee Approval	188
Closings	177

Documentation

Following the Preliminary Credit Review, the banker begins working with counsel. We generally use outside law firms with whom our professionals have long-standing relationships, in most instances based upon the relevant lending group, industry or product expertise. The portfolio manager assigned to the transaction generally oversees the documentation process, supported by the deal team. We attempt to standardize loan documentation wherever possible and maintain checklists to ensure quality control.

Funding and Closing

To ensure we understand expected future funding needs, our operation group meets weekly with the lending groups to review our pipeline databases and prepare a weekly cash forecast report. As a part of our funding process, a transaction file, which contains appropriate approvals, a credit memorandum, a funding memorandum, executed transaction documents as well as all other documents required by our credit facilities or term securitization is submitted to the operations group.

Monitoring and Servicing

Portfolio managers generally lead our monitoring activities. Their work centers on monitoring potential leading indicators, monitoring covenant compliance, reviewing performance versus plan and related variance analysis, forecasting expected financial performance, reaffirming or recommending a change to the internal risk rating of a transaction and formulating a “buy more” (if possible), “hold” or “sell” view on a transaction. To achieve this, the portfolio manager is expected to maintain regular, on-going communication with the customer and other lenders in a transaction, if any.

Our credit monitoring process includes the following activities:

Daily:	Preparation of delinquency reports to alert the Chief Investment Officer, the Chief Credit Officers and the portfolio managers to any late payments by our customers;

Monthly:	Depending on the type of customer or transaction, review of monthly financial statements of our corporate customers, lease-up and sale progress reports for our real estate-related transactions, and trust reports for our securitization-related transactions; and

Quarterly:	Formal, in-depth review of every transaction, including customer and transaction performance relative to expectations, covenant compliance and internal risk ratings.

These activities and processes are intended to provide our senior management and credit personnel with timely insight into emerging credit quality trends and issues in our loan portfolio.

In addition to monitoring, our servicing activities include agency services, funding and closing, loan and other debt products administration, accounting, treasury management and loan portfolio compliance.

Information Technology

Our information technology department utilizes a number of industry standard practices and software packages to secure, protect, manage and backup all corporate data. These practices include the use of anti-virus and anti-spam software, implementation and regular testing of network attached storage and tape-backup strategies, semi-annual testing of single server and entire server room recovery plans, constant network monitoring, security reviews and testing. The information technology department uses processes and checklists to ensure that access to our data is limited to authorized personnel. Finally, the information technology department conducts weekly maintenance checklists to ensure the security and stability of the network and performs monthly server room maintenance to install the latest operating system patches and server upgrades.

Competition

Our markets are highly competitive and are characterized by competitive factors that vary based upon product and geographic region. We compete with a large number of financial services companies, including:

•	specialty and commercial finance companies, including business development companies and real estate investment trusts;

•	private investment funds and hedge funds;

•	national and regional banks;

•	investment banks; and

•	insurance companies.

Some of our competitors have substantial market positions. Many of our competitors are large companies that have substantial capital, technological and marketing resources. Some of our competitors also have access to lower cost of capital.

The markets in which we operate are highly fragmented. We compete based on the following factors, which vary by industry, asset class and property types:

•	interest rates and other pricing and/or loan or other debt product terms;

•	the quality of our people and their relationships;

•	our in-depth knowledge of our customers’ industries and business needs;

•	the flexibility of our product offering;

•	the responsiveness of our process; and

•	our focus on customer service.

Regulation

Some aspects of our operations are subject to supervision and regulation by state and federal governmental authorities and may be subject to various laws and regulations imposing various requirements and restrictions, which, among other things:

•	regulate credit granting activities, including establishing licensing requirements in some jurisdictions;

•	establish the maximum interest rates, finance charges and other fees we may charge our customers;

•	govern secured transactions;

•	require specified information disclosures to our customers;

•	set collection, foreclosure, repossession and claims handling customer procedures and other trade practices;

•	regulate our customers’ insurance coverage;

•	prohibit discrimination in the extension of credit and administration of our loans; and

•	regulate the use and reporting of information related to a customer’s credit experience.

Many of our competitors are subject to extensive supervision and regulations. If we were to become subject to similar supervision or regulations in the future, it could impact our ability to conduct our business.

Employees

As of September 30, 2006, we employed 91 people. Our origination group has 48 employees, including 31 bankers who are either managing directors, directors or vice presidents, and 17 associates and analysts. Twenty of these employees are in our credit organization, including 12 managing directors. Additionally, 23 employees are involved in administrative roles. We believe we have good relations with all of our employees.

Properties

Our headquarters are located at 500 Boylston Street, Suite 1600, Boston, Massachusetts 02116, where we lease 14,868 square feet of office space under a lease that expires in 2010 with an option to renew through March 2013. We also maintain leased offices in Darien, Connecticut, Charleston, South Carolina, Chicago, Illinois and San Francisco, California. We believe our office facilities are suitable and adequate for us to conduct our business.

Intellectual Property

NewStar Financial and the NewStar Financial logo are our trademarks. We may obtain patents and additional trademarks in the future. We also rely on trade secrets and confidentiality agreements to protect our intellectual property and the proprietary aspects of our business.

Legal Proceedings

From time to time we expect to be party to legal proceedings. We are not currently subject to any material legal proceedings.

MANAGEMENT

Executive Officers and Directors

The following table sets forth the names and ages as of November 30, 2006 of each of our executive officers, directors and director nominees.

Name	Age	Position
Timothy J. Conway(1)	52	Chairman, Chief Executive Officer and President
Peter A. Schmidt-Fellner	50	Chief Investment Officer and Director Nominee
John K. Bray	49	Chief Financial Officer
Phillip R. Burnaman II	47	Managing Director and Head of Structured Products
David R. Dobies	40	Managing Director and Co-Head of Middle Market Corporate
Timothy C. Shoyer	41	Managing Director and Co-Head of Middle Market Corporate
T. Kimball Brooker, Jr.(2)(3)	37	Director
Mark K. Gormley(1)(4)	48	Director
Mani A. Sadeghi	43	Director
Bradley E. Cooper(2)(3)	40	Director Nominee
Frank R. Noonan(4)	64	Director Nominee
Maureen P. O’Hara(3)(4)	53	Director Nominee
Joseph W. Saunders(2)	61	Director Nominee
Richard E. Thornburgh(1)	54	Director Nominee

(1)	Member of Risk Policy Committee after this offering.
(2)	Member of Compensation Committee after this offering.
(3)	Member of Nominating and Corporate Governance Committee after this offering.
(4)	Member of Audit Committee after this offering.

Key Employees

The following table sets forth our key employees, their ages and positions as of November 30, 2006.

Name	Age	Position
J. Daniel Adkinson	49	Managing Director and Head of Commercial Real Estate
Robert T. Clemmens	54	Chief Credit Officer of Middle Market Corporate and Structured Products
John J. Frishkopf	43	Managing Director and Head of Asset Management and Capital Markets
William G. Mallon	58	Chief Credit Officer of Commercial Real Estate
R. Scott Poirier	42	Managing Director and Head of Sales and Trading

Timothy J. Conway, 52, is our Chief Executive Officer and President and was elected to serve as Chairman of our Board of Directors in September 2006. He has been our Chief Executive Officer and President and has served on our Board of Directors since our inception in June 2004. From July 2002 to June 2004, Mr. Conway worked full-time on our founding. From 1996 to July 2002, Mr. Conway was a Managing Director at FleetBoston Financial Corporation or its predecessors responsible for Corporate Finance and Capital Markets. From 1987 to 1996, Mr. Conway held various senior management positions at Citicorp Securities, Inc. He was a Managing Director and Senior Securities Officer and was responsible for the bank’s private placement, loan syndication and acquisition finance businesses. Mr. Conway received his undergraduate degree from Fairfield University and his masters of business administration from the University of Connecticut.

Peter A. Schmidt-Fellner, 50, has served as our Chief Investment Officer since our inception in 2004 and is a Director Nominee. From 1993 to 2003, Mr. Schmidt-Fellner was at JPMorgan Securities, Inc. and its various subsidiaries and predecessor institutions, where during his tenure, he was responsible for High Yield Bond Sales, Trading and Research, Loan Trading and Co-Head of High Yield Bond Capital Markets. Mr. Schmidt-Fellner received his undergraduate degree from Colby College and his masters in business administration from the Tuck School of Business at Dartmouth.

John K. Bray, 49, has served as our Chief Financial Officer since January 2005. From April 2004 to October 2004, Mr. Bray was the Business Financial Officer at Bank of America. From August 1979 to April 2004, Mr. Bray held various positions at FleetBoston Financial Corporation or its predecessors, most recently as Director of Finance — Line of Businesses. Mr. Bray received his undergraduate degree from the College of the Holy Cross and his masters of business administration from the University of Hartford.

Phillip R. Burnaman II, 47, has served as a Managing Director and Head of our Structured Products group since our inception in 2004. From 1994 to 2004, Mr. Burnaman was a Senior Managing Director and global head of ING Bank’s Strategic Trading Platform. He currently serves on the Board of Directors and is Chairman of the Audit Committee of California Coastal Communities Inc. He also served on the Board of Directors of SunWorld Inc. and Cadiz Inc. Mr. Burnaman received his undergraduate degree from Harvard College and his masters in business administration from the Stern School of Business at New York University.

David R. Dobies, 40, has served as a Managing Director and Co-Head of our Middle Market Corporate group since our inception in 2004. From 1995 to 2004, Mr. Dobies served in various capacities at FleetBoston Financial Corporation or its predecessors, most recently as Managing Director and Head of the Media, Entertainment and Sports Finance syndication businesses. Mr. Dobies received his undergraduate degree from Villanova University and his masters in business administration from the William E. Simon School of Business at the University of Rochester.

Timothy C. Shoyer, 41, has served as a Managing Director and Co-Head of our Middle Market Corporate group since our inception in 2004. From 1998 to March 2004, Mr. Shoyer was employed by FleetBoston Financial Corporation or its predecessors where he was a Managing Director, with responsibility for all of the bank’s junior capital origination efforts including second lien, mezzanine and high yield bond financings. Before joining FleetBoston Financial Corporation, Mr. Shoyer was a Vice President in the High Yield and Restructuring Advisory groups at Citigroup. Mr. Shoyer received his undergraduate degree from Moravian College.

T. Kimball Brooker, Jr., 37, has served on our Board of Directors since our inception in 2004. From August 1998 through March 2006, he was employed by J.P. Morgan Chase & Co. or its predecessors in various capacities, most recently as a Managing Director, and where he served as an officer of the general partner for J.P. Morgan Corsair II Capital Partners, L.P. (“Corsair II Capital”). Since the separation of the Corsair II Capital management team from J.P. Morgan Chase & Co. in March 2006, Mr. Brooker has served as an officer in the entity delegated investment authority for the Corsair II Capital portfolio, and as part of the investment committee that exercises that authority. He also participates in an entity that is a limited partner of the general partner of Corsair II Capital. Mr. Brooker is also a Director of Insurance Revolution, Inc. and Barbara Oil Company. Mr. Brooker received his undergraduate degree from Yale University and his masters in business administration from Harvard Business School.

Mark K. Gormley, 48, has served on our Board of Directors since November 2004 and is currently a Partner of Lee Equity Partners. Prior to joining Lee Equity Partners in May 2006, Mr. Gormley was a founding Partner of Capital Z Partners. Prior to joining Capital Z in September 1998, Mr. Gormley was a Managing Director at Donaldson, Lufkin & Jenrette in the Insurance and Asset Management Investment Banking Group. Prior to joining Donaldson, Lufkin & Jenrette in July 1989, Mr. Gormley was a Vice President at Merrill Lynch & Co. Mr. Gormley serves or has served as a director of numerous public and private companies, including Bank Handlowy, British Marine, Ceska Sporitelna, NACOLAH and Permanent General. Mr. Gormley received his undergraduate degree from the University of Denver and his masters in business administration from the Stern School of Business at New York University.

Mani A. Sadeghi, 43, has served on our Board of Directors since our inception in 2004 and served as the Chairman of our Board of Directors from our inception to September 2006. From July 2001 until November 2004, Mr. Sadeghi was a Partner and Vice President of Capital Z Management, and from June 1998 to November 2004 he was the Chief Executive Officer of Equifin Capital Management LLC, an investment management company affiliated with Capital Z. Mr. Sadeghi is a founder and Managing Partner of Equifin Capital Management II, LLC, an investment management company formed in July 2005. Prior to 1998, Mr. Sadeghi served in various positions at AT&T Capital Corporation, most recently as Group President. Mr. Sadeghi currently serves on the Board of Directors of Flagship Credit Corporation. Mr. Sadeghi received both undergraduate and graduate degrees from Stanford University and his masters in business administration from the Wharton School of the University of Pennsylvania.

Bradley E. Cooper, 40, is a Director Nominee. Mr. Cooper is a Partner of Capital Z Partners, where he was a founding Partner in July 1998. From 1994 through 1998, he held similar positions at Insurance Partners, L.P., and from 1990 to 1994 he held similar positions at International Insurance Advisers, L.P. Mr. Cooper serves on the board of directors of Universal American Finance Corp. and PXRE Group, Ltd. He is a member of Universal American’s Compensation Committee and of PXRE Group’s Executive and Investment Committee. Mr. Cooper received his undergraduate degree from the University of Michigan.

Frank R. Noonan, 64, is a Director Nominee. From August 1991 through May 2002, he was the Chief Executive Officer of R.H. Donnelley Co. He also served as President of R.H. Donnelley Co. from August 1991 to July 1998 and was Chairman from July 1998 through May 2002. From May 1989 to August 1991, Mr. Noonan served as Senior Vice President, Finance, with Dun & Bradstreet, the former parent company of R.H. Donnelley Co., and was a member of its Board of Directors in 1998. Prior to joining Dun & Bradstreet, Mr. Noonan served as Chief Financial Officer and Senior Vice President at Unum Corporation from July 1981 to December 1989. He currently is a Director and member of the Audit Committee of Avnet, Inc. and was previously a Director and member of the Audit Committee of Toys “R” Us, Inc. Mr. Noonan received his undergraduate degree from the University of New Hampshire.

Maureen P. O’Hara, 53, is a Director Nominee. She is the Robert W. Purcell Professor of Finance at the Johnson Graduate School of Management, Cornell University, where she joined the faculty in 1979. She has had visiting appointments at UCLA, the London Business School, the University of New South Wales, Cambridge University, and Hong Kong University of Science and Technology. She has served as President of the Western Finance Association and recently served as President of the American Finance Association. Ms. O’Hara currently serves on the Board of Directors of Investment Technology Group, Inc., where she has been lead director since January 2005 and where she has served on the Compensation Committee, Audit Committee and Nominating Committee. Ms. O’Hara received her undergraduate degree from the University of Illinois and her masters of science in economics and Ph.D. in finance from Northwestern University.

Joseph W. Saunders, 61, is a Director Nominee. He currently is President of Washington Mutual Card Services, where he has been employed since October 2005. From November 2001 until October 2005, Mr. Saunders was President and Chief Executive Officer of Providian Financial Corporation. Prior to that, he was head of the credit card operations at Household Credit Services and held various executive positions at Household International, Inc. over a 12-year period. Mr. Saunders has also served in various roles at Continental Illinois Bank, Bank of America and FleetBoston Financial Corporation or its predecessors. Mr. Saunders received his undergraduate degree and his masters in business administration from the University of Denver.

Richard E. Thornburgh, 54, is a Director Nominee. In February 2006, he joined Corsair Capital LLC as a Partner. From 1976 until December 2005, Mr. Thornburgh held several positions at the Credit Suisse Group and its various subsidiaries and predecessor institutions, most recently as Executive Vice Chairman of Credit Suisse First Boston and member of the Executive Board of Credit Suisse Group. He currently serves on the Board of Directors of the Credit Suisse Group and is on its Risk Committee. He also serves on the Board of Directors of Dollar General Corporation and is on its Finance Committee and Strategic Planning Committee. Mr. Thornburgh received his undergraduate degree from the University of Cincinnati and his masters in business administration from Harvard University College of Business Administration.

J. Daniel Adkinson, 49, has served as a Managing Director and Head of our Commercial Real Estate group since our inception in 2004. From October 1994 to June 2004, he was a portfolio manager at JP Morgan Fleming Asset Management where he worked in both the Fixed Income and Real Estate Investment groups. From 2001 to 2004, Mr. Adkinson served as a member of the Board of Directors and of the Compensation Committee of ARCap REIT, Inc. and its predecessor company. He is an adjunct assistant professor at the Graduate School of Business of Columbia University. Mr. Adkinson received his undergraduate degree from Williams College.

Robert T. Clemmens, 54, has served as a Chief Credit Officer since our inception in 2004 with responsibility for our Middle Market Corporate and Structured Products groups. From October 2002 to February 2004, Mr. Clemmens was at Tacitus Capital Management, a hedge fund, where he most recently served as Executive Vice President concentrating on fixed income research. From 1981 to 2002, he held various positions at Barclays Capital, most recently as a Managing Director and Head of Risk Management for the Americas. Mr. Clemmens received his undergraduate degree from Laurentian University and his masters in business administration from York University.

John J. Frishkopf, 43, has served as a Managing Director and Head of Asset Management and Capital Markets since our inception in 2004. From February 1999 to June 2004, he was a Managing Director of Milford Associates, LLC, a turnaround and corporate restructuring advisory firm, which he founded in 1999. Mr. Frishkopf received his undergraduate degree from the Massachusetts Institute of Technology and his masters of science in management from the Sloan School of Management at the Massachusetts Institute of Technology.

William G. Mallon, 58, has served as a Chief Credit Officer since our inception in 2004, with responsibility for our Commercial Real Estate group. From October 2003 to June 2004, Mr. Mallon worked full-time on our founding. From December 1995 to December 2002, Mr. Mallon held various positions at FleetBoston Financial Corporation or its predecessors, where he most recently was the Executive Credit Officer. Mr. Mallon received his undergraduate degree from Boston College and his Juris Doctor degree from Fordham University School of Law. He is admitted to the Bar in New York.

R. Scott Poirier, 42, has served as a Managing Director and Head of Sales and Trading since our inception in 2004. From October 2002 to June 2004, Mr. Poirier worked full-time on our founding. From March 1997 to October 2002, Mr. Poirier was employed by FleetBoston Financial Corporation or its predecessors where he most recently served as a Managing Director and Group Head of the European Debt Capital Markets Group in London. Mr. Poirier received his undergraduate degree from the United States Military Academy at West Point and his masters in business administration from Yale University.

Board Composition

Mr. Sadeghi has informed us that after this offering he will resign from our board of directors. In addition, at that time, the director nominees referenced above will become directors. Our board of directors will then consist of nine members, and our bylaws will provide that the number of directors shall be fixed and increased or decreased from time to time by resolution of the board. After this offering, the composition of the board of directors will satisfy the independence requirements of the Nasdaq Global Market, including its transitional rules.

Committees

After this offering, our board of directors will have four standing committees: the audit committee, the nominating and corporate governance committee, the compensation committee and the risk policy committee.

The primary purpose of the audit committee is to assist the board’s oversight of:

•	the integrity of our financial statements;

•	our compliance with legal and regulatory requirements;

•	our independent auditors’ qualifications and independence;

•	the performance of our independent auditors and our internal audit function; and

•	prepare the report required to be prepared by the committee pursuant to SEC rules.

Messrs. Noonan and Gormley and Ms. O’Hara will serve on the audit committee after this offering. Mr. Noonan will serve as chairman of the audit committee and also qualifies as an independent “audit committee financial expert” as such term has been defined by the SEC in Item 401(h)(2) of Regulation S-K. In accordance with the rules of the Nasdaq Global Market and relevant federal securities laws and regulations, each member of our audit committee is independent within the meaning of such rules.

The primary purpose of the nominating and corporate governance committee is to:

•	identify and recommend to the board individuals qualified to serve as directors of our company and on committees of the board;

•	advise the board with respect to the board composition, procedures and committees;

•	develop and recommend to the board a set of corporate governance principles and guidelines applicable to us; and

•	oversee the evaluation of the board and our management.

Ms. O’Hara and Messrs. Brooker and Cooper will serve on the nominating and corporate governance committee after this offering. Ms. O’Hara will serve as the chair of the nominating and corporate governance committee. Ms. O’Hara and Messrs. Brooker and Cooper are independent within the meaning of the rules of the Nasdaq Global Market and the relevant federal securities laws and regulations.

The primary purpose of our compensation committee is to oversee our compensation and employee benefit plans and practices and produce reports on executive compensation as required by SEC rules. Messrs. Saunders, Brooker and Cooper will serve on the compensation committee after this offering. Mr. Saunders will serve as the chairman of the compensation committee. Messrs. Saunders, Brooker and Cooper are independent within the meaning of the rules of the Nasdaq Global Market and the relevant federal securities laws and regulations.

The primary purpose of the risk policy committee is to oversee and review information regarding our credit risk management framework, including the significant policies, procedures, and practices employed to manage our credit risk. Messrs. Thornburgh, Conway and Gormley will serve on our risk policy committee after this offering. Mr. Thornburgh will serve as chairman of the risk policy committee.

Director Compensation

Since our inception, our directors have received no compensation. Each of our independent directors will receive director fees of $50,000 per year, and each committee chairman will receive an additional $25,000 per year. Members of our board of directors will be reimbursed for their usual and customary expenses incurred in connection with attending all board and committee meetings. Non-management directors will receive annual grants of restricted stock and/or options to purchase shares of our common stock. An initial grant of 5,000 shares of restricted stock and options to purchase up to 5,000 shares of our common stock will be made to each non-management director at the time of the offering.

Executive Compensation

The following table sets forth information concerning compensation awarded to, earned by or paid for Timothy J. Conway, our Chief Executive Officer and President, and our other most highly compensated executive officers during the year ended December 31, 2005.

Summary Executive Compensation

	Year	Annual Compensation						Total ($)
Name and Principal Position		Salary ($)		Bonus ($)(1)		Other Annual Compensation ($)
Timothy J. Conway Chairman, Chief Executive Officer and President	2005	400,000		750,000	(2)	18,600	(3)(4)	1,168,600

Peter A. Schmidt-Fellner Chief Investment Officer	2005	350,000		712,500	(2)	12,600	(4)	1,075,100

John K. Bray Chief Financial Officer	2005	244,544	(5)	250,000		12,600	(4)	507,144

Phillip R. Burnaman II Managing Director and Head of Structured Products	2005	300,000		500,000	(2)	12,600	(4)	812,600

David R. Dobies Managing Director and Co-Head of Middle Market Corporate	2005	250,000		487,500	(2)	16,800	(3)(4)	754,300

Timothy C. Shoyer Managing Director and Co-Head of Middle Market Corporate	2005	250,000		487,500	(2)	16,800	(3)(4)	754,300

(1)	Amount reflects bonus earned in 2005; paid in February 2006.
(2)	In connection with our founding, Messrs. Conway, Schmidt-Fellner, Burnaman, Dobies and Shoyer agreed to receive a reduced bonus for 2005. Consequently, this amount is not indicative of the bonus earned for this period or bonus amounts that may be paid in 2006 and future periods.
(3)	Amount reflects reserved parking space at office in Boston.
(4)	Amount reflects 401k employer match.
(5)	Pro-rated based on annual base salary of $250,000 to reflect start date of January 10, 2005.

In June 2004, Messrs. Conway, Schmidt-Fellner, Burnaman, Dobies and Shoyer purchased 1,135,811, 797,060, 557,942, 159,412 and 159,412 shares of our Class A Common Stock, respectively, for $0.01 per share. Mr. Bray purchased 99,633 shares of our Class A Common Stock in February 2005 for $0.01 per share. Shares of Class A Common Stock are subject to restricted stock agreements. See “—Restricted Stock Agreements” and “Certain Relationships and Related Person Transactions—Restricted Stock Agreements” for descriptions of the restricted stock agreements.

In connection with this offering, Messrs. Conway, Schmidt-Fellner, Bray, Burnaman, Dobies and Shoyer will receive 359,193, 251,971, 91,138, 85,777, 91,138 and 91,138 shares of our restricted stock, respectively, that will be subject to restricted stock agreements. Messrs. Conway, Schmidt-Fellner, Bray, Burnaman, Dobies and Shoyer will also receive options to purchase up to 763,980, 536,126, 67,015, 375,288, 107,225 and 107,225 shares of our common stock, respectively, at the initial public offering price in connection with this offering. See “Certain Relationships and Related Person Transactions—Management Restricted Stock Agreements” and “—Restricted Stock Agreements” for descriptions of the restricted stock agreements and options.

Compensation Committee Interlocks and Insider Participation

Upon the completion of this offering, none of our executive officers will serve on the compensation committee or board of directors of any other company of which any of the members of our compensation committee or any of our directors is an executive officer.

Employment Agreements

In connection with this offering, we plan to enter into employment agreements with members of our management, including Timothy J. Conway, President and Chief Executive Officer, Peter A. Schmidt-Fellner, Chief Investment Officer, John K. Bray, Chief Financial Officer, Phillip R. Burnaman II, Managing Director and Head of Structured Products, David R. Dobies, Managing Director and Co-Head of Middle Market Corporate and Timothy C. Shoyer, Managing Director and Co-Head of Middle Market Corporate. The employment agreements will become effective at the time of the initial public offering.

Each of these agreements will have substantially identical terms, except as described below. Under all of the agreements, each employee’s base salary may be subject to increase on an annual basis as determined by the board of directors but will not be subject to any decrease. Additionally, each employee is entitled to participate in incentive bonus programs as the board of directors may adopt from time to time and is eligible for equity grants periodically. The position and initial base salary for each of the employees under the agreements is as listed below:

Name	Position	Base Salary
Timothy J. Conway	Chairman, Chief Executive Officer and President	$400,000
Peter A. Schmidt-Fellner	Chief Investment Officer	$350,000
John K. Bray	Chief Financial Officer	$300,000
Phillip R. Burnaman II	Managing Director and Head of Structured Products	$300,000
David R. Dobies	Managing Director and Co-Head of Middle Market Corporate	$250,000
Timothy C. Shoyer	Managing Director and Co-Head of Middle Market Corporate	$250,000

Messrs. Conway, Schmidt-Fellner and Bray will enter into three-year agreements with a one-year renewal period. Each of Messrs. Conway, Schmidt-Fellner and Bray, if terminated by us without cause or by the employee for good reason, is entitled to a severance package that includes any accrued but unpaid base salary through the date of termination, a bonus pro-rated through the date of termination, as well as the continuation of his base salary during a two-year severance period, two times the amount of his bonus, continued health benefits during the two years following the date of termination, any accrued but unpaid vacation pay or other benefits, reimbursement for up to $15,000 for the cost of outplacement services during the two years following the date of termination, a two-year acceleration of vesting of all incentive equity and a period of 90 days following the two-year severance period to exercise any vested options. If a termination is without cause or for good reason during the two-year period following a change in control, each employee is entitled to substantially similar terms, except he will receive three times the amount of his then base salary, three times the amount of his bonus and continued health benefits for three years. In addition, all of his incentive equity will vest. Bonus, for the purpose of these severance packages, is calculated as the greater of either (i) the bonus paid to the employee in the prior fiscal year or (ii) the average bonus paid during the three previous fiscal years. Based on their initial base salary and the 2005 bonus amounts, the cash severance payments for Messrs. Conway, Schmidt-Fellner and Bray upon termination would be $2,300,000, $2,125,000 and $1,100,000, respectively. In the event of a termination following a change of control, the cash severance payments would be $3,450,000, $3,187,500 and $1,650,000, respectively. These amounts are subject to change based on the applicable base salary and bonus amounts at the time of termination.

Messrs. Burnaman, Dobies and Shoyer will enter into two-year agreements with a one-year renewal period. The terms of the employment agreements for Messrs. Burnaman, Dobies and Shoyer are the same as the agreements described above, except if terminated by us without cause or by the employee for good reason, the severance period is one year and includes the continuation of his base salary for one year and the amount of his bonus, as well as a reimbursement for up to $10,000 for the cost of outplacement services during the year following the date of termination. In addition, if a termination is without cause or for good reason during the two-year period following a change in control, the employee will receive two times the amount of his then base salary and two times the amount of his bonus. Based on their initial base salary and the 2005 bonus amounts, the cash severance payments for Messrs. Burnaman, Dobies and Shoyer upon termination would be $800,000, $737,500 and $737,500, respectively. In the event of a termination following a change of control, the cash severance payments would be $1,600,000, $1,475,000 and $1,475,000, respectively. These amounts are subject to change based on the applicable base salary and bonus amounts at the time of termination.

In the case of employment being terminated due to death or a permanent disability, the employee or his legal representative is entitled to any accrued but unpaid base salary, a bonus pro-rated through the date of termination, any accrued but unpaid vacation pay or other benefits, an acceleration of vesting of all incentive equity and a period of one year following the date of termination to exercise any vested options.

If the employee retires, he is entitled to any accrued but unpaid base salary, a bonus pro-rated through the date of termination, any accrued but unpaid vacation pay or other benefits, the right to participate in our retiree health program, the acceleration of vesting of all of the employee’s shares of restricted stock issued prior to or in connection with this offering and the continued vesting of all of the options to purchase common stock issued by us to the employee prior to or in connection with this offering in the same manner they would vest had he continued his employment with us. He additionally would be entitled to the full length of the remaining term to exercise any vested options. If the employee chooses to take an early retirement, he is entitled to all of the benefits described in the first two sentences of this paragraph, except that he forfeits all unvested shares of restricted stock issued prior to or in connection with this offering and all unvested options to purchase common stock issued prior to or in connection with this offering, and he is not entitled to a pro-rated incentive bonus. If the employee chooses to remain through an extended retirement period, he is entitled to all of the benefits described in the first two sentences of this paragraph, including the acceleration of vesting of all of his restricted stock and the continued vesting of all of his options. The employment agreements of Messrs. Conway, Schmidt-Fellner and Bray provide that for so long as our stock is traded on an established securities market, if any of the payments, awards or benefits payable to the employee are subject to a “golden parachute” excise tax, we will provide the employee with a gross-up payment so that the employee will receive the same economic terms they would have received if there were no excise tax.

In addition, each of Messrs. Conway, Schmidt-Fellner and Bray has agreed that during the term of the agreement and for two years thereafter, such employee will not directly or indirectly (i) solicit or engage any of our employees, consultants or contractors, (ii) cause or encourage any of our suppliers, licensors or any entity with which we have a material relationship to terminate or modify that relationship or (iii) compete with our business. Each of Messrs. Burnaman, Dobies and Shoyer has agreed to the same restrictions for a one-year period.

Restricted Stock Agreements

We have entered into restricted stock agreements with members of our management and other key employees, including Messrs. Conway, Schmidt-Fellner, Bray, Burnaman, Dobies and Shoyer. Messrs. Conway, Schmidt-Fellner, Bray, Burnaman, Dobies and Shoyer entered into restricted stock agreements upon the purchase of shares of our Class A Common Stock. The restricted stock agreements are identical except for the number of shares each officer purchased pursuant to the agreement. In addition, we made some clarifications to Mr. Schmidt-Fellner’s restricted stock agreement. We intend to amend and restate the restricted stock agreements prior to the completion of this offering.

The restrictive covenants in the amended and restated restricted stock agreements will be substantially the same as the provisions in the employment agreements, except that the restrictive covenants in the employment agreements are for a two-year period rather than a one-year period. In addition, each of Messrs. Conway, Schmidt-Fellner and Bray and each of our managing directors will enter into a separate agreement pursuant to which the employee will agree that for a period of one year following any underwriters’ lock-up imposed in connection with this offering, they will not transfer more than 10% of their transferable incentive equity (all vested options and shares of restricted stock that are no longer subject to forfeiture) and after such time and for a period of one year following termination of employment, they will not transfer more than 75% of their transferable incentive equity. If, during the one year following termination, they violate the covenant not to compete with us, the amount of transferable stock that they are then obligated to hold will be forfeited.

The restricted stock agreements also contain a confidentiality provision pursuant to which the officers agree not to disclose any confidential information to any person except (i) to the extent required by applicable law (ii) with the prior written consent of our board of directors or (iii) in the officer’s reasonable judgment, to such persons, to the extent necessary, as to allow for the performance of the officer’s duties, assuming such disclosure is not harmful in his reasonable judgment.

For further information regarding the restricted stock agreements, see “Certain Relationships and Related Person Transactions—Restricted Stock Agreements.”

Equity Plan

We have adopted the NewStar Financial, Inc. 2006 Incentive Plan, or the Plan. The Plan is intended to provide incentives that will attract, maintain and motivate highly competent persons as directors, officers and employees of, and consultants and advisors to, us and our subsidiaries, by granting them stock options, stock appreciation rights, restricted stock, restricted stock units, stock payments, dividend equivalents, deferred stock, performance awards and cash awards pursuant to Awards (defined below).

Shares Available

The shares of stock subject to Awards under the Plan will be our common stock, par value $0.01 per share. The aggregate number of such shares of common stock, which may be issued upon exercise of options or stock appreciation rights or upon any other Awards under the Plan, will be approximately 2.3 million, subject to adjustment as provided in the Plan. The maximum number of shares of common stock that may be issued pursuant to incentive stock options under the Plan will be approximately 1.5 million. The shares of common stock issuable upon exercise of options or other Awards or upon grant of any other Award may be either previously authorized but unissued shares or treasury shares. Any shares of common stock related to Awards under the Plan that are not issued or are no longer issuable will be available again for grant under the Plan. Moreover, if the exercise price of any option granted under the Plan or the tax withholding requirements with respect to any Award granted under the Plan is satisfied by tendering shares of common stock to us, such tendered shares of common stock will again be available for grant under the Plan. Furthermore, if a stock appreciation right is exercised and settled in shares of common stock, only the number of shares of common stock issued upon exercise of a stock appreciation right are counted against the shares available.

Administration

The Plan will be administered by the compensation committee, or the committee, which will be comprised of two or more directors who will be “outside directors” as defined under Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code. In addition, independent directors must meet the requirements of Rule 16b-3 (or any successor rule) promulgated under the Securities Exchange Act of 1934, as amended, or the Exchange Act. The board of directors may at any time and from time to time exercise any and all rights and duties of the committee under the Plan except with respect to matters which under Rule 16b-3 of the Exchange Act or Section 162(m) of the Code, or any regulations or rules issued thereunder, are required to be determined in the sole discretion of the committee.

Eligibility for Participation

Officers, independent directors and employees of, and consultants and advisors to, us or any of our subsidiaries are eligible to participate in the Plan.

Types of Awards

The Plan provides for the grant of any or all of the following types of awards (“Awards”):

•	stock options;

•	stock appreciation rights;

•	restricted stock;

•	restricted stock units;

•	stock payments;

•	dividend equivalents;

•	deferred stock;

•	performance awards; and

•	cash awards.

Under the Plan, the committee may grant options to purchase shares of common stock. Stock options may either be incentive stock options, or ISOs, or non-qualified stock options. ISOs may only be granted to officers and employees. The committee will, with regard to each stock option, determine the number of shares subject to the stock option, the manner and time of exercise, vesting, and the exercise price will not be less than 100% of the fair market value of the common stock on the date of the grant.

Under the Plan, the committee may also grant restricted stock awards or restricted stock units. The committee will determine the purchase price, if any, and the form of payment for the restricted stock or restricted stock units. Such grants may be subject to such terms and conditions as the committee determines appropriate.

Under the Plan, the committee may also grant stock appreciation rights, or SARs. An SAR is a right to receive any excess in value of shares of common stock over the exercise price provided that such exercise price will not be less than 100% of the fair market value of a share of common stock on the date the right is granted as determined by the committee. Such grants may be subject to such terms and conditions as the committee determines appropriate.

Under the Plan, the committee may also grant stock payments, dividend equivalent rights, deferred stock and other stock based awards. Such grants may be subject to such terms and conditions as the committee determines appropriate.

Performance-Based Awards

The right of a participant to exercise or receive an Award may be subject to performance conditions specified by the committee. The committee may use such business criteria and other performance measures as it may deem appropriate in establishing any performance conditions, and may exercise its discretion to reduce the amounts payable under any Award subject to performance conditions. Performance goals will be based upon a variety of financial metrics, business metrics and market metrics and material corporate events as determined by the committee from time to time.

Parachute Limitations

If the recipient of an Award is a “disqualified individual,” as defined in section 280G(c) of the Code, any Award held by that person and any right to receive any payment or other benefit under the Plan will not become exercisable or vested (i) to the extent that such right to exercise, vesting, payment, or benefit, taking into account all other rights, payments, or benefits to or for the participant under the Plan or any other agreement or arrangement would cause any payment or benefit to the participant under the Plan to be considered a “parachute payment” within the meaning of section 280G(b)(2) of the Code as then in effect (a “Parachute Payment”) and (ii) if, as a result of receiving a Parachute Payment, the aggregate after-tax amounts received by the participant from the Company or any other agreement or arrangement would be less than the maximum after-tax amount that could be received by the participant without causing any such payment or benefit to be considered a Parachute Payment. In that event the recipient will have the right, in the recipient’s sole discretion, to designate those rights, payments, or benefits that should be reduced or eliminated so as to avoid having the payment or benefit under the Plan be deemed to be a Parachute Payment.

Change in Control

In the event of any change in control, the board of directors may (i) accelerate the exercisability of any outstanding stock options and SARs (and terminate the restrictions applicable to restricted stock units and any shares of restricted stock), (ii) provide that any outstanding stock options and SARs must be exercised within a specified period or it will terminate, (iii) cause the surviving entity to grant replacement awards, (iv) terminate any outstanding Awards and make such payments as the board of directors determines to be appropriate and/or (v) repurchase (or cause the surviving entity to purchase) any shares of restricted stock for such amounts as the board of directors determines to be appropriate.

Deferred Compensation

The committee may amend the Plan or applicable Award Agreement or provide a substitute Award of comparable economic value so that the Award as modified or substituted and/or the Plan as modified, remains exempt from, or complies with, the requirements applicable to deferred compensation under Section 409A of the Code, and the committee may take no action that would cause an Award to be treated as, or no longer comply with the requirements applicable to, deferred compensation within the meaning of Section 409A of the Code.

Other Terms of Awards

The Awards are generally not transferable other than by will or the laws of descent. The Plan does not prevent the designation of a beneficiary to exercise any option or other right or Award (or any portion thereof) granted under the Plan after the participant’s death. After the death of the participant, any exercisable portion of an option or other Award may be exercised by the participant’s personal representative or by any person empowered to do so under a beneficiary designation, under a will or under the then applicable laws of descent and distribution (subject to the terms of the option or other Award).

The Plan will terminate on the 10th anniversary of its adoption by the board of directors. The Plan may be amended, suspended or terminated at any time by the committee. However, the committee may not increase the aggregate amount of shares of common stock that may be issued under the Plan without stockholder approval. Such amendments, suspensions or terminations will not affect an existing Award unless the Award expressly so provides.

The Plan contains provisions for equitable adjustment of Awards in the event of a merger, consolidation, reorganization, recapitalization, stock dividend, stock split, reverse stock split, split up, combination or other similar events.

Certain Federal Income Tax Consequences

The statements in the following paragraphs describe the principal federal income tax consequences of certain Awards. The law is technical and complex, and the discussion below represents only a general summary. Due to the complexity of the applicable provisions of the Code, the following sets forth only general tax principles affecting Awards which may be granted under the Plan. The general tax principles discussed below are subject to changes that may be brought about by future legislation or by regulations and administrative rulings, which may be applied on a retroactive basis. Participants receiving Awards may be subject to state or local income taxes and should refer to the applicable laws in those jurisdictions. Each person receiving an Award should consult his or her own tax counsel on questions regarding tax liability upon the receipt or exercise of such Award or the subsequent disposition of shares received pursuant to the Award or upon exercise thereof.

Incentive Stock Options. ISOs granted under the Plan are intended to meet the definitional requirements of Section 422(b) of the Code for “incentive stock options.”

An employee who receives an ISO does not recognize any taxable income upon the grant of such ISO. Similarly, the exercise of an ISO generally does not give rise to federal income tax to the employee, provided that (i) the federal “alternative minimum tax,” which depends on the employee’s particular tax situation, does not apply and (ii) the employee is employed by us from the date of grant of the option until three months prior to the exercise thereof, except where such employment terminates by reason of disability (where the three month period is extended to one year) or death (where this requirement does not apply). If an employee exercises an ISO, after these requisite periods, the ISO will be treated as an NSO (as defined below) and will be subject to the rules set forth below under the caption “Non-Qualified Stock Options.”

Further, if after exercising an ISO, an employee disposes of the common stock so acquired more than two years from the date of grant and more than one year from the date of transfer of the common stock pursuant to the exercise of such ISO (the “applicable holding period”), the employee will generally recognize a long-term capital gain or loss equal to the difference, if any, between the amount received for the shares and the exercise price. If, however, an employee does not hold the shares so acquired for the applicable holding period – thereby making a “disqualifying disposition” – the employee would recognize ordinary income equal to the excess of the fair market value of the shares at the time the ISO was exercised over the exercise price and the balance, if any, would be long-term capital gain (provided the holding period for the shares exceeded one year and the employee held such shares as a capital asset at such time). If the disqualifying disposition is a sale or exchange that would permit a loss to be recognized under the Code (were a loss in fact to be realized), and the sales proceeds are less than the fair market value of the shares on the date of exercise, the employee’s ordinary income therefrom would be limited to the gain (if any) realized on the sale.

We will not be allowed a federal income tax deduction upon the grant or exercise of an ISO or the disposition, after the applicable holding period, of the common stock acquired upon exercise of an ISO. In the event of a disqualifying disposition, we generally will be entitled to a deduction in an amount equal to the ordinary income included by the employee.

Non-Qualified Stock Options. Non-qualified stock options, or NSOs, granted under the Plan are options that do not qualify as ISOs. An employee who receives an NSO will not recognize any taxable income upon the grant of such NSO. However, the employee generally will recognize ordinary income upon exercise of an NSO in an amount equal to the excess of the fair market value of the shares of common stock at the time of exercise over the exercise price.

The ordinary income recognized with respect to the receipt of shares upon exercise of an NSO will be subject to both wage withholding and other employment taxes.

A federal income tax deduction generally will be allowed to us in an amount equal to the ordinary income included by the individual with respect to his or her NSO.

Restricted Stock. At the end of the restricted period, the holder of restricted stock will be able to sell, exchange or otherwise dispose of the shares issued in connection with the award. If the holder has not made a Section 83(b) election as described below, the holder will recognize ordinary income equal to the fair market value of the shares at the time the restrictions lapse minus the purchase price of shares paid by the holder. The holder will have a basis in the shares received equal to their fair market value at the time the holder recognizes ordinary income as a result of the lapse of the restrictions. Any additional gain recognized on a subsequent sale or exchange of the shares will not be ordinary income but will qualify as a capital gain. The holding period for shares acquired in connection with a restricted stock award, for purposes of determining whether any capital gain or loss on their subsequent sale is long-term or short-term, depending upon whether the holding period is more or less than one year, will begin when the holder recognizes ordinary income.

Section 83(b) of the Code also provides that a holder may elect, not later than 30 days after the date the restricted stock is originally transferred, to include as ordinary income the fair market value of the shares at the time of transfer of such shares (minus the purchase price, if any). In that case, the holder’s basis in the shares will equal its fair market value at such time. Any future appreciation in the fair market value of the shares will be a capital gain as described above. If the shares are subsequently forfeited under the terms of the restricted stock, the holder will not be allowed an ordinary income tax deduction with respect to such forfeiture.

Subject to the general rules concerning deductibility of compensation, we will be allowed an income tax deduction in the amount that the holder recognizes in ordinary income in connection with an award of restricted stock, and in the same year as the holder recognizes such income.

Dividends, if any, received by the holder before the end of the restricted period will be taxed as ordinary income to the holder and also will be deductible by us subject to the foregoing general rules concerning deductibility of compensation.

Change of Control. In general, if the total amount of payments to certain individuals that are contingent upon a “change of control” of a corporation (as determined for purposes of Section 280G of the Code), including the value attributed to the acceleration of vesting on Awards under the Plan, equals or exceeds three times the individual’s “base amount” (generally, such individual’s average annual compensation for the five calendar years preceding the year in which the change of control occurs or, if such individual has been employed for fewer than five calendar years, the number of years of employment prior to the year in which the change of control occurs), then, subject to certain exceptions, such compensation exceeding the base amount may be treated as “excess parachute payments” under Section 280G of the Code. Excess parachute payments are subject to a 20% excise tax to the individual and would be non-deductible to us.

Deferred Compensation. In October 2004, Congress enacted and the president signed the American Jobs Creation Act of 2004, or the Jobs Act, which, among other things, introduced Section 409A of the Code, which places numerous requirements on deferred compensation arrangements. Although the Plan is generally designed as an incentive and not a deferred compensation plan, depending on the terms and conditions and type of Award, some of these Awards may be considered to involve deferred compensation arrangements that are subject to the requirements of Section 409A. Section 409A may modify the tax treatment of existing and future Awards under the Plan and may require conforming changes in the Plan and/or Awards, including Awards already made under the Plan, to satisfy these tax requirements. The general tax principles described above for Awards do not reflect the requirements of the Jobs Act and the regulations to be promulgated thereunder (which have not yet been finalized at this time). Failure of deferred compensation arrangements to comply with these new requirements can subject the recipient of the deferred compensation (but not us) to income tax at an earlier time than provided by pre-existing tax law and/or to a 20% penalty tax (in addition to normal income tax levies).

PRINCIPAL STOCKHOLDERS

The following table shows information regarding the beneficial ownership of our outstanding common stock before and after this offering by:

•	each person or group who is known by us to own beneficially more than 5% of our common stock;

•	each member of our board of directors and each of our named executive officers; and

•	all members of our board of directors and our named executive officers as a group.

Beneficial ownership of shares is determined under rules of the SEC and generally includes any shares over which a person exercises sole or shared voting or investment power. As of the date of this prospectus, after giving effect to (i) the automatic conversion of our preferred stock and Class A Common Stock into common stock in connection with this offering and (ii) the issuance of restricted stock to members of management, key employees and directors in connection with this offering, there would have been 22,449,274 shares of common stock outstanding held by 25 holders of record, and after giving effect to this offering, there would have been 33,449,274 shares of common stock outstanding. The table also includes the number of shares underlying options and warrants that will be exercisable within 60 days of the date of this offering.

Except as otherwise indicated, the persons named in the table below have sole voting and investment power with respect to all shares of capital stock held by them. Unless otherwise indicated, the address for each holder listed below is c/o NewStar Financial, Inc., 500 Boylston Street, Suite 1600, Boston, Massachusetts 02116.

	Number of Shares Beneficially Owned		Percent of Shares Beneficially Owned
Name and Address	Before Offering	After Offering	Before Offering	After Offering
5% Stockholders:
Capital Z Partners, Ltd. (1)	5,704,972	5,704,972	25.2%	17.0%
Corsair II Capital (2)	4,392,828	4,392,828	19.4%	13.1%
J.P. Morgan Capital, L.P. (2)	1,312,144	1,312,144	5.8%	3.9%
OZ Master Fund, Ltd. (3)	4,754,143	4,754,143	21.0%	14.1%
The Northwestern Mutual Life Insurance Company (4)	2,614,779	2,614,779	11.6%	7.8%
Named Executive Officers, Directors and Director Nominees:
Timothy J. Conway(5)(6)	885,630	885,630	3.9%	2.6%
Peter A. Schmidt-Fellner(6)(7)	605,438	605,438	2.7%	1.8%
John K. Bray(6)(8)	64,307	64,307	*	*
Phillip R. Burnaman II (6)(9)	435,046	435,046	1.9%	1.3%
David R. Dobies (10)	131,792	131,792	*	*
Timothy C. Shoyer (11)	139,285	139,285	*	*
T. Kimball Brooker, Jr. (2)	5,709,972	5,709,972	25.2%	17.0%
Mark K. Gormley(12)	89,320	89,320	*	*
Mani A. Sadeghi(13)	71,658	71,658	*	*
Bradley E. Cooper(1)	5,709,972	5,709,972	25.2%	17.0%
Frank R. Noonan	5,000	5,000	*	*
Maureen P. O’Hara	5,000	5,000	*	*
Joseph W. Saunders	5,000	5,000	*	*
Richard E. Thornburgh(14)	5,709,972	5,709,972	25.2%	17.0%
All board of director members, director nominees and named executive officers as a group (14 persons)(15)	13,862,420	13,862,420	57.2%	39.3%

*	Represents less than 1%.
(1)

Capital Z Partners, Ltd. is the ultimate general partner of and may be deemed beneficial owner of 5,504,798 shares of common stock and warrants to purchase up to 200,175 shares of common stock held directly by Capital Z Financial Services Fund II, LP and Capital Z Financial Services Private Fund II, L.P. Robert Spass and Bradley E. Cooper are shareholders of Capital Z Partners, Ltd. and may be deemed to be beneficial owners of the shares held by Capital Z Financial Services Fund II, LP and Capital Z Financial Services Private Fund II, L.P. Messrs. Spass and Cooper disclaim any such beneficial ownership except to the extent of their pecuniary interest therein. The address of Capital Z Partners, Ltd. is 230 Park Avenue South, 11th Floor, New York, NY 10003.

(2)	J.P. Morgan Corsair II Capital Partners, L.P. (or Corsair II Capital) beneficially owns 4,238,694 shares of common stock and warrants to purchase up to 154,134 shares of common stock. The entity that has been appointed as adviser to Corsair II Capital also has voting and investment power over the 1,266,103 shares of common stock and warrants to purchase up to 46,040 shares of common stock identified in the chart as beneficially owned by J.P. Morgan Capital L.P. Because T. Kimball Brooker, Jr., one of our directors, indirectly participates in and is an officer of the entity that has been appointed as adviser to Corsair II Capital, with voting and investment power over all the shares of common stock and warrants identified in the chart as beneficially owned by Corsair II Capital and J.P. Morgan Capital, L.P., Mr. Brooker may be deemed to share voting and dispositive power over those shares of common stock and warrants. Mr. Brooker disclaims any beneficial ownership of our shares and warrants owned by Corsair II Capital or J.P. Morgan Capital, L.P., except to the extent of his pecuniary interest in fees based on the investment performance of the shares and warrants. The address of J.P Morgan Capital, L.P. is 270 Park Avenue, 9th Floor, New York, NY 10017. The address of Corsair II Capital is 717 Fifth Avenue, New York, NY 10022.

(3)	Includes 4,587,331 shares of common stock and a warrant to purchase an additional 166,812 shares of common stock. Daniel S. Och, Senior Managing Member of OZ Management, L.L.C., the Investment Manager to OZ Master Fund, Ltd., may be deemed to have voting and/or investment control of the securities held by OZ Master Fund, Ltd. Mr. Och disclaims any such beneficial ownership except to the extent of his pecuniary interest therein. The address of OZ Master Fund, Ltd. is 9 West 57th Street, 39th Floor, New York, NY 10019. Does not include any shares of common stock that OZ Master Fund, Ltd. and its affiliates purchase in this offering. OZ Master Fund, Ltd. has indicated its interest in purchasing, either directly or through one or more affiliates, between 400,000 and 1,250,000 shares of common stock in this offering. We have asked the underwriters to reserve at the initial public offering price a sufficient number of shares (up to a maximum of 1,250,000 shares and subject, in any event, to a minimum of 400,000 shares) to cover such purchase. If OZ Master Fund and its affiliates purchase 400,000 shares or 1,250,000 shares in this offering, its beneficial ownership would be 5,154,143 shares, or 15.3%, or 6,004,143 shares, or 17.9%, respectively, after the offering. See “Underwriting.”

(4)	Includes 2,523,032 shares of common stock and a warrant to purchase an additional 91,747 shares of common stock. Northwestern Investment Management Company, LLC (or NMIC), the investment advisor and manager to The Northwestern Mutual Life Insurance Company, may be deemed to be an indirect beneficial owner with shared voting power/investment power with respect to such securities. Mark E. Kishler, a portfolio manager for NMIC, also may be deemed to be an indirect beneficial owner with shared voting power/investment power with respect to such securities. Mr. Kishler disclaims any such beneficial ownership except to the extent of any pecuniary interest therein. The address of The Northwestern Mutual Life Insurance Company is 720 East Wisconsin Ave., Milwaukee, WI 53202.
(5)	Includes 21,794 shares of common stock issuable upon the exercise of a warrant and 458,388 shares of common stock issuable upon the exercise of options.

(6)	Officer may make transfers prior to this offering for estate planning purposes.

(7)	Includes 13,000 shares of common stock issuable upon the exercise of a warrant and 321,676 shares of common stock issuable upon the exercise of options.

(8)	Includes 40,209 shares of common stock issuable upon the exercise of options.

(9)	Includes 10,706 shares of common stock issuable upon the exercise of a warrant and 225,173 shares of common stock issuable upon the exercise of options.

(10)	Includes 4,129 shares of common stock issuable upon the exercise of a warrant and 64,335 shares of common stock issuable upon the exercise of options.

(11)	Includes 5,200 shares of common stock issuable upon the exercise of a warrant and 64,335 shares of common stock issuable upon the exercise of options.

(12)	Includes 84,320 shares of common stock issuable upon the exercise of a warrant.

(13)	Includes 71,658 shares of common stock issuable upon the exercise of a warrant.

(14)	J.P. Morgan Corsair II Capital Partners, L.P. (or Corsair II Capital) beneficially owns 4,238,694 shares of common stock and warrants to purchase up to 154,134 shares of common stock. The entity that has been appointed as adviser to Corsair II Capital also has voting and investment power over the 1,266,103 shares of common stock and warrants to purchase up to 46,040 shares of common stock identified in the chart as beneficially owned by J.P. Morgan Capital L.P. Because Richard E. Thornburgh, one of our director nominees, indirectly participates in and is a member and officer of the parent of the entity that has been appointed as adviser to Corsair II Capital, with voting and investment power over all the shares of common stock and warrants identified in the chart as beneficially owned by Corsair II Capital and J.P. Morgan Capital, L.P., Mr. Thornburgh may be deemed to share voting and dispositive power over those shares of common stock and warrants. Mr. Thornburgh disclaims any beneficial ownership of our shares and warrants owned by Corsair II Capital or J.P. Morgan Capital, L.P., except to the extent of his pecuniary interest in fees based on the investment performance of the shares and warrants.

(15)	Includes 611,157 shares of common stock issuable upon the exercise of warrants and 1,174,117 shares of common stock issuable upon the exercise of options.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Stockholders Agreement

In June 2004, we entered into a Stockholders Agreement with all of our stockholders as of that date, and all of our stockholders that became stockholders after that date have joined as parties to the agreement. The Stockholders Agreement provides preemptive, registration and information rights to our stockholders. The majority of the Stockholders Agreement provisions will terminate upon the consummation of this offering. The registration rights provided under the agreement will survive until the earliest of (i) one year from the consummation of this offering, (ii) the time that 30% of the fully-diluted common stock is publicly held or (iii) the sale of all or substantially all of our assets or the consummation of a single transaction or series of related transactions resulting in the transfer of more than 66 2/3% of then outstanding shares of preferred stock, common stock and common stock equivalents.

Under the terms of our Stockholders Agreement, holders of our Series A Preferred Stock have “tag-along” rights permitting each such investor to sell a percentage of such investor’s shares in the event that any other investor desires to sell more than 50% of its shares. These “tag-along” rights do not apply in the event that the investor is selling shares in connection with specified corporate transactions, including a public offering. These rights are subject to exceptions and limitations set forth in the Stockholders Agreement. These rights will survive this offering until the earlier of its one-year anniversary or the time at which 30% of our fully-diluted common stock is publicly held.

Restricted Stock Agreements

Timothy J. Conway, Chairman, Chief Executive Officer and President, Peter A. Schmidt-Fellner, Chief Investment Officer, John K. Bray, Chief Financial Officer, Phillip R. Burnaman II, Managing Director and Head of Structured Products, David R. Dobies, Managing Director and Co-Head of Middle Market Corporate, and Timothy C. Shoyer, Managing Director and Co-Head of Middle Market Corporate, purchased an aggregate of 2,909,270 shares of our Class A Common Stock, $0.01 par value, for $0.01 per share, that are subject to restricted stock agreements. We intend to amend and restate the restricted stock agreements prior to the completion of this offering.

Under the current restricted stock agreements, each year, 20% of the restricted stock ceases to be subject to forfeiture upon termination of the management stockholder’s employment so that by the fourth anniversary of the agreement, none of the restricted stock would be subject to forfeiture solely because the management stockholder’s employment is terminated.

Under the current agreement, if the management stockholder’s employment is terminated by the management stockholder for good reason or by us other than for cause or performance reasons, the management stockholder is deemed to have an additional year of employment for purposes of the forfeiture provisions. If the management stockholder’s employment is terminated for cause, then all of the management stockholder’s restricted stock will be forfeited, and if the termination is for performance reasons, only the restricted stock that, as of such date, remains subject to time-based forfeiture will be forfeited. Notwithstanding the foregoing, the forfeiture conditions will lapse upon (i) the transfer of an aggregate of 75% of our shares of Series A Preferred Stock or (ii) the transfer of an aggregate of 51% of the shares of our Series A Preferred Stock and the termination of the management stockholder without cause in connection with such transfer.

In addition to time-based provisions, the current agreements provide that in the event that the investors receive a specified IRR by June 17, 2014, the restricted shares may only be forfeited (i) in connection with specified transfers of such shares by a management stockholder, (ii) at the election of a management stockholder or (iii) in the event the management stockholder’s employment is terminated under specified circumstances. Until such investors receive the specified IRR, we retain an option to repurchase all or any portion of the restricted shares at a specified price below the fair market value upon termination of a management stockholder’s employment by such management stockholder without good reason.

Under the current restricted stock agreements, in connection with this offering, each holder of our restricted stock will receive one share of our common stock, which will be subject to vesting and other restrictions, and each management stockholder will receive options to purchase shares of our common stock.

On September 19, 2006, our board of directors voted to approve amendments to the restricted stock agreements. The amended and restated restricted stock agreements will become effective upon the effective date of this offering and will govern both the terms of the restricted stock and contain the terms of the options issued to the management stockholders in connection with this offering. The amended and restated restricted stock agreements will continue to contain a time-based component. At the time of this offering, 60% of the restricted stock will no longer be subject to forfeiture and 60% of the options granted will be deemed vested. In each of the two years following this offering, an additional 20% of the restricted stock will cease to be subject to forfeiture, and in each of the four years following this offering, 10% of the options will vest per year. Messrs. Conway, Schmidt-Fellner, Bray, Burnaman, Dobies and Shoyer will receive options to purchase up to 763,980, 536,126, 67,015, 375,288, 107,225 and 107,225 shares of our common stock, respectively, at the initial public offering price under the amended and restated restricted stock agreements.

Under the amended and restated restricted stock agreement, forfeiture will no longer be tied to our investors attaining a specified IRR because our investors will be deemed to have achieved the specified IRR in connection with this offering. Other termination provisions will also be amended. Specifically, if the management stockholder is terminated for cause, then only the restricted stock that is still subject to time-based forfeiture will be forfeited as opposed to under the existing agreement where all shares of restricted stock (regardless of whether they are subject to time-based forfeiture or have already ceased to be subject to forfeiture) would be forfeited. Similarly, all unvested options would be cancelled. Also, under the amended and restated restricted stock agreement, we will no longer have the right to repurchase all or any portion of the restricted stock upon the management stockholder terminating his employment without good reason. The provisions regarding forfeiture in the case of termination for good reason, without cause or for performance reasons will remain the same. The forfeiture conditions will lapse if the management stockholder is terminated by us without cause or by the management stockholder for good reason during the two-year period following a change in control. However, with respect to any management stockholder that is party to an amended restricted stock agreement and is also party to an employment agreement, such as Messrs. Conway, Schmidt-Fellner, Bray, Burnaman, Dobies and Shoyer, if there is any inconsistency in the forfeiture and vesting provisions, the terms of the employment agreement will govern.

Management Restricted Stock Agreements

In connection with this offering, Messrs. Conway, Schmidt-Fellner, Bray, Burnaman, Dobies and Shoyer will receive 359,193, 251,971, 91,138, 85,777, 91,138 and 91,138 shares of our restricted stock, respectively, that will be subject to restricted stock agreements.

The restricted stock agreements will be the same as the amended and restated restricted stock agreements described above except for the time-based forfeiture provision and they will not provide for the issuance of options. On each of the first and second anniversaries of the grant, 15% of the restricted stock will cease to be subject to forfeiture, an additional 20% will cease to be subject to forfeiture on the third anniversary of the grant and 25% will cease to be subject to forfeiture on each of the fourth and fifth anniversaries of the grant.

Director Restricted Stock and Options

In connection with this offering, each of T. Kimball Brooker, Jr., Bradley E. Cooper, Mark K. Gormley, Frank R. Noonan, Maureen P. O’Hara, Joseph W. Saunders and Richard E. Thornburgh, each a non-management director at the time of the offering, will receive 5,000 shares of our restricted stock that will be subject to restricted stock agreements. The restricted stock will vest over five years with 15% vesting on each of the first and second anniversaries of the grant date, 20% vesting on the third anniversary and 25% vesting on each of the fourth and fifth anniversaries.

In addition, each of Ms. O’Hara and Messrs. Brooker, Cooper, Gormley, Saunders and Thornburgh will receive options to purchase up to 5,000 shares of our common stock at the initial public offering price under our equity incentive plan. The options will vest ratably over four years with the first 25% vesting on the first anniversary of the grant.

Subscription Agreements

In connection with our formation, we entered into two subscription agreements on June 17, 2004 with our institutional investors and the founding members of our management pursuant to which each investor and member of management agreed to collectively purchase an aggregate of 21,000,000 shares of our Series A Preferred Stock for $10 per share. Affiliates of Capital Z Partners, Corsair II Capital, Och-Ziff Capital Management, Northwestern Mutual Life Insurance Company and J.P. Morgan Capital subscribed to purchase 6,000,000; 4,620,000; 5,000,000; 2,750,000 and 1,380,000 shares of our Series A Preferred Stock, respectively. Messrs. Conway, Schmidt-Fellner, Burnaman, Dobies and Shoyer agreed to purchase 142,500, 85,000, 70,000, 27,000 and 34,000 shares of our Series A Preferred Stock, respectively. Under the subscription agreements, each investor agreed to fulfill its subscription obligation by purchasing a specified amount of our Series A Preferred Stock prior to the earlier of our initial public offering or three years from the date of the agreement on the dates and at the amounts instructed by the board from time to time.

As of September 30, 2006, our initial investors and management had purchased 17,650,000 shares of our Series A Preferred Stock for aggregate consideration of approximately $176.5 million. In accordance with the subscription agreements, the investors and management purchased their remaining obligations prior to the consummation of this offering.

Warrants

In addition to the Series A Preferred Stock purchased or committed to be purchased pursuant to the subscription agreements, each investor received a specified number of warrants for no additional consideration, except for the warrants issued to an affiliate of Capital Z Partners in consideration for services provided to us prior to the date of the subscription agreements, to purchase additional shares of our Series A Preferred Stock at a price of $10 per share, subject to adjustment. All warrants expire on June 18, 2014.

Affiliates of Capital Z Partners, Corsair II Capital, Och-Ziff Capital Management, Northwestern Mutual Life Insurance Company and J.P. Morgan Capital, received warrants to purchase, subject to adjustment, 1,000,000; 168,000; 181,818; 100,000 and 50,182 shares of our Series A Preferred Stock, respectively. Messrs. Conway, Schmidt-Fellner, Burnaman, Dobies and Shoyer received warrants to purchase, subject to adjustment, 23,750, 14,167, 11,667, 4,500 and 5,667 shares of our Series A Preferred Stock, respectively. Additional members of our management received warrants to purchase, subject to adjustment, an aggregate of 23,584 shares of our Series A Preferred Stock under our founders subscription agreement.

As of September 30, 2006, there were outstanding warrants to purchase 1,583,335 shares of our Series A Preferred Stock. Upon the conversion of our Series A Preferred Stock into shares of our common stock upon the consummation of this offering, these warrants will become exercisable for 1,452,656 shares of our common stock at an exercise price of $10.90 per share.

As of September 30, 2006, no warrants had been exercised.

Stock Pledge Agreements

In connection with our formation and the subscription agreements discussed above, we entered into stock pledge agreements with our initial investors, including Messrs. Conway, Schmidt-Fellner, Burnaman, Dobies and Shoyer and affiliates of Capital Z Partners, Corsair II Capital, Och-Ziff Capital Management, Northwestern Mutual Life Insurance Company and J.P. Morgan Capital. Pursuant to the stock pledge agreements, our initial investors pledged to us all the shares of our Series A Preferred Stock purchased pursuant to their respective subscription agreement as security for their remaining obligations under such subscription agreement.

As of September 30, 2006, Messrs. Conway, Schmidt-Fellner, Burnaman, Dobies and Shoyer had pledged to us 119,768, 71,440, 58,833, 22,693 and 28,576 shares of our Series A Preferred Stock, respectively. As of September 30, 2006, affiliates of Capital Z Partners, Corsair II Capital, Och-Ziff Capital Management, Northwestern Mutual Life Insurance Company and J.P. Morgan Capital had pledged to us approximately 5.0 million, 3.9 million, 4.2 million, 2.3 million and 1.2 million shares of our Series A Preferred Stock, respectively.

The stock pledge agreements terminated in November 2006 when the investors fulfilled their obligations under the subscription agreements.

NewStar Credit Opportunities Fund

In August 2005, we formed the NewStar Credit Opportunities Fund (NCOF), a private debt fund, which has the opportunity to invest in loans and other debt products originated or acquired by us. We do not have any ownership interest in the NCOF. In addition, the NCOF may purchase loans and other debt products from other financial institutions. The NCOF has $150.0 million in committed equity, including an equity commitment of $75.0 million from Och-Ziff Capital Management and its affiliates. An affiliate of Och-Ziff Capital Management is one of our initial investors and will beneficially own 14.1% of our outstanding common stock upon completion of this offering. The NCOF also has a $400.0 million committed credit facility. As of September 30, 2006, the NCOF’s loan portfolio had $232.1 million in funding commitments and $158.6 million in balances outstanding.

We manage the NCOF pursuant to a management agreement, which imposes certain fiduciary duties upon us. As manager, we are responsible for managing the NCOF’s loan portfolio and providing administrative services, including evaluating and executing purchases and dispositions of loans and other debt products and monitoring the performance of the NCOF’s loan portfolio. For the nine months ended September 30, 2006 and the year ended December 31, 2005, we received fees pursuant to this agreement of approximately $751,000 and $16,000, respectively.

We may be removed as manager of the NCOF upon 60 days’ prior written notice if any fraud, willful misconduct or gross negligence has occurred in the conduct of our duties as manager and 66.7% of the outstanding interests in the NCOF approve of our removal.

For loans and other debt products that we sell to the NCOF, we record the asset as a loan held for sale for at least 31 days prior to offering to the NCOF. If there is a material adverse change with respect to a loan or other debt product held for sale, we may not be able to sell the loan or debt product to the NCOF and would have to retain the loan or debt product or find an alternative purchaser. As a result, we may be required to either retain a greater portion of a loan or debt product outside our internal limits, or sell the loan or debt product at a lower price. In addition, we make representations or warranties to the NCOF regarding loans or other debt products sold to them.

The NCOF employs an independent investment professional, who has no professional or familial relationship with us, to approve all of the NCOF’s purchases and sales of loans and other debt products. All sales to the NCOF are made on an arms’ length basis. The NCOF also has an independent board of directors comprising three professionals who have no professional or familial relationship to us.

The board of the NCOF is required to meet annually and may meet more frequently, if necessary. The NCOF’s board meets to approve the annual independent audit, review investment performance and discuss general operations of the fund. In addition, the NCOF has an advisory committee composed of our representatives, investors in the fund and the independent investment professional. To the extent that we identify any reasonably foreseeable potential conflicts of interest in respect of which there is a reasonable expectation that such conflict would be considered material to a reasonable prudent fund manager placed in a similar position, we will notify the advisory committee as to the facts and circumstances relating to such potential conflict prior to a resolution thereof.

Investors in the NCOF are limited in their ability to withdraw capital prior to December 31, 2007. Following that date, redemptions are limited to an investor’s proportionate share of cash and cash equivalents held by the NCOF, and the NCOF will not be required to liquidate any fund asset to make such redemption payment. Investors may also elect to receive or re-invest their dividends.

We will not be able to raise an additional fund until 75% of the equity capital of the NCOF has been invested.

Loan Transaction with Affiliate

In April 2005, we made a loan to a company controlled by an affiliate of one of our officers. At September 30, 2006, our funding commitment for such loan was $14.3 million and the balance outstanding was $13.4 million. The terms of the loan were negotiated on an arm’s length basis consistent with our credit and underwriting policies.

DESCRIPTION OF INDEBTEDNESS

Credit Facilities

As of September 30, 2006, we had four credit facilities with combined borrowing capacity of up to $875.0 million. As of September 30, 2006, $354.6 million was outstanding under these facilities. In conjunction with each facility, we established separate single-purpose subsidiaries, three of which are bankruptcy remote, to purchase or hold the loans and other debt products. The amount outstanding under three of the facilities may be up to 90% of the principal amount of the pledged loans and other debt products depending on the mix of assets and the rating and diversification of the portfolio. The amount outstanding under the fourth facility may range up to 80% of the principal amount of the pledged loans and other debt products depending on the mix of assets and the rating and diversification of the portfolio.

We service the loans collateralizing our credit facilities. As such, we and our subsidiaries must comply with various financial and non-financial covenants under the agreements governing our credit facilities.

Please see “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for additional information regarding the interest rates and maturity dates of our credit facilities.

Term Debt Securitizations

As of September 30, 2006, we had completed two term debt securitizations. In conjunction with each transaction, we established separate single-purpose bankruptcy remote subsidiaries, or trusts, and have the ability to contribute up to an aggregate of $875.0 million in loans to the trusts. We are the servicer of the loans and other debt products collateralizing the term debt securitizations and must comply with various covenants. Simultaneously with the initial contributions, the trusts issued $343.3 million and $456.3 million, respectively, of notes to institutional investors. In each term debt securitization, we retained $31.7 million and $43.8 million, respectively, of the junior most notes amounting to 100% of the trusts’ beneficial interests. The notes are collateralized by loans totaling $799.5 million principal amount as of September 30, 2006.

Please see “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for additional information regarding our term debt securitizations.

Repurchase Agreements

We enter into sales of debt products under repurchase agreements with customers and brokers. Repurchase agreements are short-term financings in which we sell debt products to a third party and have an obligation to repurchase the debt products on a future date. These repurchase agreements provide that the counterparty may mark the debt product down to fair market value, as determined by the counterparty, at any time and require us to satisfy a margin call or repurchase the underlying debt product. The debt products underlying the agreements remain under our control. At September 30, 2006, the maturities of these agreements ranged from one to three months with a weighted average interest rate of 5.94%. As of September 30, 2006, we had approximately $36.4 million of borrowings outstanding under 18 repurchase agreements. Debt products with a market value of $55.9 million and $84.6 million were pledged as collateral for the debt products sold under repurchase agreements at September 30, 2006 and December 31, 2005, respectively.

Corporate Debt

In March and November 2005, we entered into a $100.0 million multiple draw extendible senior secured note agreement. The notes under the first $50.0 million tranche accrue interest at LIBOR +7.0% per annum. At September 30, 2006, we had drawn $37.5 million under the first tranche. The notes under the second $50.0 million tranche accrue interest at LIBOR +5.75% per annum. At September 30, 2006, we had not drawn any amounts under the second tranche. Both tranches of notes have an initial maturity of March 11, 2008; however, if we have not defaulted under this facility and we meet the collateral coverage ratio in effect as of this date and each subsequent anniversary, we have the option to extend the maturity date until March 11, 2012.

The notes are secured by a first lien on the (i) capital stock owned by us in any subsidiary or other person that has engaged in or is engaged in term debt securitizations or in providing “warehouse” lending or borrowing facilities (other than subsidiaries with organizational documents or other contractual arrangements that conflict with the grant of security), (ii) our deposit accounts and securities accounts, (iii) our rights under any interest bearing loan, security or advance made or purchased by, or otherwise invested in by, us to or in any person other than a subsidiary, and (iv) proceeds of the foregoing.

If we extend the maturity date beyond March 2008, then on each optional extension date beginning with March 11, 2009, we must prepay 20% of the aggregate face amount of the notes outstanding on that date. We may redeem the notes at any time. If the redemption is prior to March 11, 2008, we may redeem the notes at par without a prepayment penalty if the redemption is in an amount not greater than the minimum amount necessary to cause the total leverage ratio to be less than 8.00 to 1.00 after giving effect to the redemption. Otherwise, we may redeem the notes prior to March 11, 2007 at a price equal to the face amount of the notes multiplied by 103%, or we may redeem the notes on or after March 11, 2007 and prior to March 11, 2008 at a price equal to the face amount of the notes multiplied by 102%. If the maturity date is extended, the notes may be redeemed at any time on or after March 11, 2008 at par without premium or penalty.

In the event we make certain dispositions and do not reinvest the net cash proceeds of such dispositions in our business within 180 days, we are required to make an offer to each holder of the notes to repurchase all of the holder’s notes at a price equal to 100% of the aggregate outstanding face amount of the notes.

Upon the occurrence of a change of control prior to March 11, 2008, we will make an offer to each holder of the notes to repurchase all of the holder’s notes at a price equal to 101% of the aggregate outstanding face amount plus accrued and unpaid interest, if any, to the date of repurchase.

The term note agreements governing the notes contain covenants that, among other things, limit our and our subsidiaries’ ability, subject to exceptions, to: incur indebtedness; incur liens; merge, dissolve, liquidate or consolidate; dispose of collateral; pay dividends; purchase or redeem capital stock; prepay any subordinated indebtedness; change our line of business; engage in transactions with affiliates; or enter into any contractual obligation that limits the ability of a subsidiary or similar entity to make payments or transfer property to us.

The notes contain events of default, including, among other things, failure to pay principal and interest on the notes, failure to comply with covenants, subject to a 10-day grace period in some instances and a 30-day grace period in others, a default with respect to any of our other indebtedness resulting from a failure to pay such indebtedness at final maturity or the acceleration of such indebtedness prior to its maturity, subject to such indebtedness being greater than $5.0 million and a 30-day grace period, and certain bankruptcy, insolvency and reorganization events.

We intend to use a portion of the proceeds from this offering to redeem the aggregate principal amount of our outstanding notes, which was $37.5 million as of September 30, 2006. See “Use of Proceeds.”

DESCRIPTION OF CAPITAL STOCK

Our certificate of incorporation will be amended and restated prior to the consummation of this offering. The following description of the material terms of our capital stock contained in the amended and restated certificate of incorporation is only a summary. You should read it together with our amended restated certificate of incorporation and our amended and restated bylaws, which are included as exhibits to the registration statement of which this prospectus is a part. The descriptions of the common stock and preferred stock reflect changes to our capital structure that will occur immediately prior to the closing of this offering.

General

Upon the completion of this offering, our authorized capital stock will consist of 145,000,000 shares of common stock, par value $0.01 per share, and 5,000,000 shares of preferred stock, par value $0.01 per share, all of which shares of preferred stock will be undesignated. Our board of directors may establish the rights and preferences of the preferred stock from time to time. As of November 30, 2006, after giving effect to the automatic conversion of our outstanding shares of preferred stock and Class A Common Stock into shares of common stock, there would have been 20,833,114 shares of common stock issued and outstanding. We will issue an additional 1,616,160 shares of restricted stock to members of management, key employees and directors in connection with this offering.

Common Stock

Each holder of our common stock is entitled to one vote for each share on all matters to be voted upon by the stockholders and there are no cumulative voting rights. Subject to any preferential rights of any outstanding preferred stock, holders of our common stock will be entitled to receive ratably the dividends, if any, as may be declared from time to time by the board of directors out of funds legally available for that purpose. In the event of our liquidation, dissolution or winding up, holders of our common stock are entitled to share ratably in our assets remaining after the payment of liabilities and any preferential rights of any outstanding preferred stock.

Holders of our common stock will have no preemptive or conversion rights or other subscription rights, and there will be no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of our common stock will be fully paid and non-assessable. The rights, preferences and privileges of the holders of our common stock will be subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock which we may designate and issue in the future.

Preferred Stock

Under the terms of our amended and restated certificate of incorporation, our board of directors will be authorized to issue shares of preferred stock in one or more series without stockholder approval. Our board of directors has the discretion to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock.

The purpose of authorizing our board of directors to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing flexibility in connection with possible future acquisitions and other corporate purposes, will affect, and may adversely affect, the rights of holders of common stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock on the rights of holders of common stock until the board of directors determines the specific rights attached to that preferred stock. The effects of issuing preferred stock could include one or more of the following:

•	restricting dividends on the common stock;

•	diluting the voting power of the common stock;

•	impairing the liquidation rights of the common stock; or

•	delaying or preventing changes in control or management of our Company.

We have no present plans to issue any shares of preferred stock.

Options

We currently have no outstanding options. In connection with this offering, we intend to grant options to purchase up to 3,214,240 shares of our common stock to our directors, officers and other employees.

Anti-Takeover Effects of Our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws

Provisions of our amended and restated certificate of incorporation and amended and restated bylaws could make it more difficult to acquire us by means of a tender offer, a proxy contest or otherwise, or to remove incumbent officers and directors. These provisions, summarized below, are expected to discourage types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of us to first negotiate with us. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging takeover or acquisition proposals because, among other things, negotiation of these proposals could result in an improvement of their terms.

Section 203 of Delaware Law.

Under our amended and restated certificate of incorporation that will be in effect after this offering, we will elect not to be subject to the provisions of Section 203 of the Delaware General Corporation Law. Subject to exceptions specified therein, Section 203 of the Delaware General Corporation Law prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder,” including general mergers or consolidations or acquisitions of additional shares of the corporation, for a three-year period following the time that such stockholder became an interested stockholder.

Except as otherwise specified in Section 203, an “interested stockholder” is defined to include:

•	any person that is the owner of 15% or more of the outstanding voting stock of the corporation, or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within three years immediately prior to the date of determination; and

•	the affiliates and associates of any such person.

The statute is intended to prohibit or delay mergers or other takeover or change in control attempts. Although we have elected to opt out of the statute’s provisions, we could elect to be subject to Section 203 in the future.

No Cumulative Voting.

The DGCL provides that stockholders are denied the right to cumulate votes in the election of directors unless our restated certificate of incorporation provides otherwise. Our amended and restated certificate of incorporation will not provide for cumulative voting.

Removal of Directors and Director Vacancies.

Under our amended and restated certificate of incorporation, a director may be removed from office for cause by the affirmative vote of a majority of the voting power of our then outstanding capital stock or without cause by an affirmative vote of at least 66 2/3% of the voting power of our then outstanding capital stock. In addition, any vacancy on our board of directors, including a vacancy resulting from an enlargement of our board of directors, may only be filled by a resolution adopted by a majority of our directors then in office. The limitations on the removal of directors and filling of vacancies could make it more difficult for a third party to acquire, or discourage a third party from acquiring, control of us.

Action by Written Consent

Our amended and restated certificate of incorporation will provide that stockholder action may only be taken at an annual or special meeting of stockholders and cannot be taken by written consent in lieu of a meeting.

Advance Notice Requirements for Stockholder Proposals and Director Nominations.

In addition, our amended and restated bylaws will establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of stockholders, including proposed nominations of persons for election to the board of directors. Stockholders at an annual meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the board of directors or by a stockholder of record on the record date for the meeting who is entitled to vote at the meeting and who has delivered timely written notice in proper form to our secretary of the stockholder’s intention to bring such business before the meeting. These provisions could have the effect of delaying until the next stockholders’ meeting stockholder actions that are favored by the holders of a majority of our outstanding voting securities. These provisions may also discourage a third party from making a tender offer for our common stock, because even if it acquired a majority of our outstanding voting securities, the third party would be able to take action as a stockholder, such as electing new directors or approving a merger, only at a duly called stockholders’ meeting, and not by written consent.

Limitations on Liability and Indemnification of Officers and Directors.

The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties as directors. Our amended and restated certificate of incorporation will include provisions that indemnify, to the fullest extent allowable under the DGCL, the personal liability of directors or officers for monetary damages for actions taken as a director or officer of our company, or for serving at our request as a director or officer or another position at another corporation or enterprise, as the case may be. Our amended and restated certificate of incorporation will also provide that we must indemnify and advance reasonable expenses to our directors and officers, subject to our receipt of an undertaking from the indemnitee as may be required under the DGCL. We will also be expressly authorized to carry directors’ and officers’ insurance to protect our company, our directors, officers and certain employees from some liabilities.

The limitation of liability and indemnification provisions in our amended and restated certificate of incorporation may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. In addition, your investment may be adversely affected to the extent that, in a class action or direct suit, we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. There is currently no pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought.

Authorized but Unissued Shares.

Our authorized but unissued shares of common stock and preferred stock will be available for future issuance without your approval. We may use additional shares for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Amendments to Organizational Documents.

The DGCL provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation’s certificate of incorporation or bylaws, unless either a corporation’s certificate of incorporation or bylaws require a greater percentage. Our amended and restated certificate of incorporation and amended and restated bylaws will provide that the affirmative vote of holders of at least 66 2/3% of our capital stock issued and outstanding and entitled to vote will be required to amend or repeal our bylaws or various provisions of our amended and restated certificate of incorporation.

Registration Rights

For a description of the registration rights that will be held by certain of our stockholders following this offering, see “Shares Eligible for Future Sale—Registration Rights” and “Certain Relationships and Related Person Transactions—Stockholders Agreement.”

Listing

We have applied to have our common stock listed on the Nasdaq Global Market under the symbol “NEWS.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is The Bank of New York.

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there has been no public market for our common stock. No predictions can be made as to the effect, if any, that sales of shares of our common stock from time to time, or the availability of shares of our common stock for future sale, may have on the market price for shares of our common stock. Sales of substantial amounts of common stock, or the perception that such sales could occur, could adversely affect prevailing market prices for our common stock and could impair our future ability to obtain capital through an offering of equity securities.

Sales of Restricted Securities

After giving effect to this offering, we will have 33,449,274 shares of common stock outstanding, assuming no exercise of the underwriters’ over-allotment option. Of the shares of our common stock, the 11,000,000 shares of common stock being sold in this offering, plus any shares issued upon exercise of the underwriters’ over-allotment option, will be freely tradeable without restrictions, except for any such shares that may be held or acquired by an “affiliate” of ours, as that term is defined in Rule 144 promulgated under the Securities Act, which shares will be subject to volume limitations and other restrictions of Rule 144 described below. Restricted shares may be sold in the public market only if registered or if they qualify for an exemption from registration under Rules 144, 144(k) or 701 promulgated under the Securities Act, which rules are summarized below. Substantially all of these shares will be subject to the lock-up agreements described below.

In general, under Rule 144 as currently in effect, a person who has beneficially owned restricted shares for at least one year and has complied with the requirements described below would be entitled to sell a specified number of shares within any three-month period. That number of shares cannot exceed the greater of one percent of the number of shares of common stock then outstanding, which will equal approximately 334,493 shares immediately after this offering, or the average weekly trading volume of our common stock on the Nasdaq Global Market during the four calendar weeks preceding the filing of a notice on Form 144 reporting the sale. Sales under Rule 144 are also restricted by manner of sale provisions, notice requirements and the availability of current public information about us. Rule 144 provides that our affiliates who are selling shares of our common stock that are not restricted shares must comply with the same restrictions applicable to restricted shares with the exception of the holding period requirement.

Under Rule 144(k), a person who is not deemed to have been our affiliate at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell those shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144. Accordingly, unless otherwise restricted, these shares may be sold upon expiration of the lock-up period described below.

Rule 701 provides that the shares of common stock acquired upon the exercise of currently outstanding options or pursuant to other rights granted under a compensatory stock or option plan or other written agreement may be resold by persons, other than affiliates, 90 days after the effective date of this offering subject only to the manner of sale provisions of Rule 144, and by affiliates under Rule 144, without compliance with its one-year minimum holding period. In connection with his offering, we intend to issue options to purchase a total of 3,214,240 shares of common stock, 1,568,170 of which options will be exercisable. Of the shares issuable upon exercise of these options, all are subject to lock-up agreements with the underwriters.

Additional Registration Statements

We intend to file registration statements under the Securities Act to register up to 8,148,070 shares of our common stock underlying outstanding stock options or common stock reserved for issuance under our equity incentive plan and awards of restricted stock and stock options under the restricted stock agreements. These registration statements will become effective upon filing, and shares covered by them, to the extent issued, currently are eligible for sale in the public market unless subject to the lock-up agreements described in “Underwriting,” the lock-up agreements described in “Management—Restricted Stock Agreements” or, in the case of restricted stock, vesting.

Registration Rights

Generally

Our existing stockholders, including members of our management, who collectively will hold shares of our common stock after completion of this offering, are entitled to certain rights with respect to the registration of such shares under the Securities Act pursuant to a Stockholders Agreement, as amended, dated as of June 18, 2004. Our existing stockholders, by exercising their registration rights, could cause a large number of shares of our common stock to be registered and publicly sold, which could cause the market price of shares of our common stock to decline significantly.

Demand Rights

Under the terms of our Stockholders Agreement at any time 180 days following the effectiveness of this offering, the existing holders of registrable shares of our common stock have the right, subject to specified limitations, to demand the registration of their shares of common stock provided that the aggregate market value of the shares of common stock to be registered equals at least $25 million. Under the agreement, we are not obligated to effect more than three “demand” registrations, provided, however, that any registration statement that we file in response to such a demand must remain effective until the longer of 120 days or until the date on which all of the securities registered under such registration statement have been sold.

Piggyback Rights

Subject to the exceptions and limitations set forth in the Stockholders Agreement, existing holders of our registrable shares of common stock under that agreement have piggyback registration rights with respect to this offering.

S-3 Registration Rights

In the event that we become eligible to register securities by means of a registration statement on Form S-3, holders of more than 10% of the then outstanding registrable securities have a right to request that their shares be included in any registration statement on Form S-3, provided that the market value of the shares proposed to be registered is reasonably anticipated to equal at least $5.0 million. This right is subject to certain exceptions and limitations set forth in the Stockholders Agreement.

CERTAIN MATERIAL U.S. FEDERAL TAX CONSIDERATIONS

The following is a general discussion of the material U.S. federal income and estate tax consequences of the ownership and disposition of common stock that may be relevant to you if you are a non-U.S. Holder.

A “Non-U.S. Holder” is a beneficial owner of our common stock who acquired such common stock in this offering and holds such stock as a capital asset and who is generally an individual, corporation, estate or trust other than:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or entity treated as a corporation for U.S. federal income tax purposes) created or organized in the United States or under the laws of the United States or of any subdivision thereof;

•	an estate whose income is includible in gross income for U.S. federal income tax purposes regardless of its source; and

•	a trust that (A) is subject to the primary supervision of a court within the United States and the control of one or more U.S. persons, or (B) otherwise has validly elected to be treated as a U.S. domestic trust.

An individual may be treated as a resident of the United States, instead of a non-resident, in any calendar year for U.S. federal income tax purposes by, among other ways, being present in the United States on at least 31 days in that calendar year and for an aggregate of at least 183 days during a three-year period ending in the current calendar year. For purposes of this calculation, an individual would count all of the days present in the current year, one-third of the days present in the immediately preceding year and one-sixth of the days present in the second preceding year. Residents are taxed for U.S. federal income purposes as if they were U.S. citizens.

This discussion is based on current law, which is subject to change, possibly with retroactive effect, or different interpretations. This discussion is limited to non-U.S. Holders who hold shares of common stock as capital (generally investment) assets within the meaning of the U.S. Internal Revenue Code. Moreover, this discussion is for general information only, does not address all the tax consequences that may be relevant to you in light of your personal circumstances and does not address all tax considerations that may be relevant to holders subject to special treatment under the U.S. federal income tax laws (such as dealers or traders in securities, commodities, or currencies, tax-exempt organizations, banks, regulated investment companies, insurance companies, other financial institutions, “financial services entities,” grantor trusts, individual retirement accounts or other tax-deferred accounts, holders of our common shares and warrants held as part of a straddle, hedge, conversion, constructive sale or other integrated transaction, holders who received our common shares or warrants as compensation, holders who have elected mark-to-market accounting, certain expatriates or former long term residents of the United States, or investors liable for the alternative minimum tax).

If a partnership, including any entity treated as a partnership for U.S. federal income tax purposes, is a holder of our common stock, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. A holder that is a partnership, and the partners in such partnership, should consult their own tax advisors regarding the tax consequences of the purchase, ownership and disposition of our common stock.

EACH PROSPECTIVE PURCHASER OF COMMON STOCK IS ADVISED TO CONSULT A TAX ADVISOR WITH RESPECT TO CURRENT AND POSSIBLE FUTURE TAX CONSEQUENCES OF PURCHASING, OWNING AND DISPOSING OF OUR COMMON STOCK AS WELL AS ANY TAX CONSEQUENCES THAT MAY ARISE UNDER THE LAWS OF ANY U.S. STATE, MUNICIPALITY OR OTHER TAXING JURISDICTION.

Dividends

We do not anticipate paying any cash dividends on our common stock in the foreseeable future. See “Dividend Policy.” If dividends are paid on shares of our common stock, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings or profits, as determined under U.S. federal income tax principles. If a distribution exceeds our current and accumulated earnings and profits, it will constitute a return of capital that is applied and reduces, but not below zero, a non-U.S. Holder’s adjusted tax basis in our common stock. Any remainder will constitute gain from the sale or exchange of the common stock. If dividends, as determined for federal income tax purposes, are paid, as a non-U.S. Holder, you will be subject to withholding of U.S. federal income tax at a 30% rate or a lower rate as may be specified by an applicable income tax treaty. To claim the benefit of a lower rate under an income tax treaty, you must properly file with the payor an Internal Revenue Service Form W-8BEN, or successor form, claiming an exemption from or reduction in withholding under the applicable tax treaty. In addition, where dividends are paid to a non-U.S. Holder that is a partnership or other pass-through entity, persons holding an interest in the entity may need to provide certification claiming an exemption or reduction in withholding under the applicable treaty.

If dividends are considered effectively connected with the conduct of a trade or business by you within the United States and, where a tax treaty applies, are attributable to a U.S. permanent establishment of yours, those dividends will be subject to U.S. federal income tax on a net basis at applicable graduated individual or corporate rates but will not be subject to withholding tax, provided an Internal Revenue Service Form W-8ECI, or successor form, is filed with the payor. If you are a foreign corporation, any effectively connected dividends may, under certain circumstances, be subject to an additional “branch profits tax” at a rate of 30% or a lower rate as may be specified by an applicable income tax treaty.

You must comply with the certification procedures described above, or, in the case of payments made outside the United States with respect to an offshore account, certain documentary evidence procedures, directly or under certain circumstances through an intermediary, to obtain the benefits of a reduced rate under an applicable income tax treaty with respect to dividends paid with respect to your common stock. In addition, if you are required to provide an Internal Revenue Service Form W-8ECI or successor form, as discussed above, you must also provide your taxpayer identification number.

If you are eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty, you may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the Internal Revenue Service.

Gain on Disposition of Common Stock

As a non-U.S. Holder, you generally will not be subject to U.S. federal income tax on any gain recognized on a sale or other disposition of common stock, unless:

•	the gain is considered effectively connected with the conduct of a trade or business by you within the United States and, where a tax treaty applies, is attributable to a U.S. permanent establishment of yours (in which case you will be taxed in the same manner as a U.S. person, and if you are a foreign corporation, you may be subject to an additional branch profits tax equal to 30% or a lower rate as may be specified by an applicable income tax treaty);

•	you are an individual who holds the common stock as a capital asset and are present in the United States for 183 or more days in the taxable year of the sale or other disposition and certain other conditions are met; or

•	we are or become a U.S. real property holding corporation (“USRPHC”). Generally, a corporation is a USRPHC if the fair market value of its “U.S. real property interests” equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business. We believe that we are not currently, and are not likely not to become, a USRPHC. If we were to become a USRPHC, then gain on the sale or other disposition of common stock by you generally would not be subject to U.S. federal income tax provided:

•	the common stock was “regularly traded on an established securities market”; and

•	you do not actually or constructively own more than 5% of the common stock during the shorter of (i) the five-year period ending on the date of such disposition or (ii) the period of time during which you held such shares.

Federal Estate Tax

If you are an individual, common stock, which you hold or are deemed to hold for estate tax purposes at the time of your death, will be included in your gross estate for U.S. federal estate tax purposes, and may be subject to U.S. federal estate tax, unless an applicable estate tax treaty provides otherwise.

Information Reporting and Backup Withholding

We must report annually to the Internal Revenue Service and to each of you the amount of dividends paid to you and the tax withheld with respect to those dividends, regardless of whether withholding was required. Copies of the information returns reporting those dividends and withholding may also be made available to the tax authorities in the country in which you reside under the provisions of an applicable income tax treaty or other applicable agreements.

Backup withholding is generally imposed (currently at a 28% rate) on certain payments to persons that fail to furnish the necessary identifying information to the payor. You generally will be subject to backup withholding with respect to dividends paid on your common stock unless you timely certify your non-U.S. status (generally by providing IRS Form W-8BEN). Dividends subject to withholding of U.S. federal income tax as described above in “Dividends” would not be subject to backup withholding.

The payment of proceeds of a sale of common stock effected by or through a U.S. office of a broker is subject to both backup withholding and information reporting unless you provide the payor with your name and address and you certify your non-U.S. status or you otherwise establish an exemption. In general, backup withholding and information reporting will not apply to the payment of the proceeds of a sale of common stock by or through a foreign office of a broker. If, however, such broker is, for U.S. federal income tax purposes, a U.S. person, a controlled foreign corporation, a foreign person that derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States or a foreign partnership that at any time during its tax year either is engaged in the conduct of a trade or business in the United States or has as partners one or more U.S. persons that, in the aggregate, hold more than 50% of the income or capital interest in the partnership, backup withholding will not apply but such payments will be subject to information reporting, unless such broker has documentary evidence in its records that you are a non-U.S. Holder and certain other conditions are met or you otherwise establish an exemption.

Any amounts withheld under the backup withholding rules generally will be allowed as a refund or a credit against your U.S. federal income tax liability provided the required information is furnished in a timely manner to the Internal Revenue Service.

UNDERWRITING

The company and the underwriters named below have entered into an underwriting agreement with respect to the shares being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of shares indicated in the following table. Goldman, Sachs & Co. and Morgan Stanley & Co. Incorporated are the representatives of the underwriters.

Underwriters	Number of Shares
Goldman, Sachs & Co.
Morgan Stanley & Co. Incorporated
Citigroup Global Markets Inc.
Wachovia Capital Markets, LLC
Banc of America Securities LLC
JMP Securities LLC
J.P. Morgan Securities Inc.
Keefe, Bruyette & Woods, Inc.

Total

The underwriters are committed to take and pay for all of the shares being offered, if any are taken, other than the shares covered by the option described below unless and until this option is exercised.

If the underwriters sell more shares than the total number set forth in the table above, the underwriters have an option to buy up to an additional 1,650,000 shares from us to cover such sales. They may exercise that option for 30 days. If any shares are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

The following table shows the per share and total underwriting discounts and commissions we will pay to the underwriters. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase 1,650,000 additional shares.

	No Exercise	Full Exercise
Per Share	$	$
Total	$	$

Shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $             per share from the initial public offering price. Any such securities dealers may resell any shares purchased from the underwriters to certain other brokers or dealers at a discount of up to $             per share from the initial public offering price. If all the shares are not sold at the initial public offering price, the representatives may change the offering price and the other selling terms.

We and our officers, directors and holders of all of our common stock have agreed with the underwriters, subject to certain exceptions, not to dispose of or hedge any of their common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus continuing through the date 180 days after the date of this prospectus, except with the prior written consent of the representatives. This agreement does not apply to any existing employee benefit plans. The representatives have advised us that they entered into an agreement not to release any of the shares held by our institutional stockholders except in limited circumstances, and that they have no present intent to do so. See “Shares Available for Future Sale” for a discussion of certain transfer restrictions.

The 180-day restricted period described in the preceding paragraph will be automatically extended if: (1) during the last 17 days of the 180-day restricted period the company issues an earnings release or announces material news or a material event; or (2) prior to the expiration of the 180-day restricted period, the company announces that it will release earnings results during the 15-day period following the last day of the 180-day period, in which case the restrictions described in the preceding paragraph will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release of the announcement of the material news or material event.

Prior to the offering, there has been no public market for the shares. The initial public offering price will be negotiated among us and the representatives. Among the factors to be considered in determining the initial public offering price of the shares, in addition to prevailing market conditions, will be our historical performance, estimates of the business potential and earnings prospects of the company, an assessment of our management and the consideration of the above factors in relation to market valuation of companies in related businesses.

An application has been made to list the common stock on the Nasdaq Global Market under the symbol “NEWS.”

An indeterminate portion of the net proceeds from this offering may be used to pay down our $300.0 million credit facility and our $300.0 million senior secured credit facility. As a result, Citigroup Global Markets Inc. and Wachovia Capital Markets, LLC, collectively, may receive more than 10% of the proceeds from this offering. Because Citigroup Global Markets Inc. and Wachovia Capital Markets, LLC are underwriters, the underwriters may be deemed to have a “conflict of interest” under Rule 2720 of the Conduct Rules of the National Association of Securities Dealers, Inc. Accordingly, this offering will be made in compliance with the applicable provisions of Rule 2720 of the conduct rules. Rule 2720 requires that the initial public offering price be no higher than that recommended by a “qualified independent underwriter,” as defined by the NASD. Morgan Stanley & Co. Incorporated has served in that capacity and performed due diligence investigations and reviewed and participated in the preparation of the registration statement of which this prospectus forms a part. We have agreed to indemnify Morgan Stanley & Co. Incorporated against liabilities incurred in connection with acting as a qualified independent underwriter, including liabilities under the Securities Act. Morgan Stanley & Co. Incorporated will not receive any compensation for such role.

In connection with the offering, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares from us in the offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase additional shares pursuant to the option granted to them. “Naked” short sales are any sales in excess of such option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of common stock made by the underwriters in the open market prior to the completion of the offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the company’s stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on the Nasdaq Global Market, in the over-the-counter market or otherwise.

Each of the underwriters has represented and agreed that:

(a) it has not made or will not make an offer of shares to the public in the United Kingdom within the meaning of section 102B of the Financial Services and Markets Act 2000 (as amended) (FSMA) except to legal entities which are authorised or regulated to operate in the financial markets or, if not so authorised or regulated, whose corporate purpose is solely to invest in securities or otherwise in circumstances which do not require the publication by the company of a prospectus pursuant to the Prospectus Rules of the Financial Services Authority (FSA);

(b) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of section 21 of FSMA) to persons who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 or in circumstances in which section 21 of FSMA does not apply to the company; and

(c) it has complied with, and will comply with, all applicable provisions of FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), each Underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) it has not made and will not make an offer of Shares to the public in that Relevant Member State prior to the publication of a prospectus in relation to the Shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of Shares to the public in that Relevant Member State at any time:

(a) to legal entities which are authorised or regulated to operate in the financial markets or, if not so authorised or regulated, whose corporate purpose is solely to invest in securities;

(b) to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or

(c) in any other circumstances which do not require the publication by the Issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of Shares to the public” in relation to any Shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Shares to be offered so as to enable an investor to decide to purchase or subscribe the Shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

The shares may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the shares under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

The securities have not been and will not be registered under the Securities and Exchange Law of Japan (the Securities and Exchange Law) and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

At our request, certain of the underwriters have reserved at the initial public offering price up to 550,000 shares, or approximately 5% of the common stock being offered by this prospectus for sale to our directors, officers, employees and other persons who are otherwise associated with us. If purchased by these persons, these shares will be subject to a 180-day lock-up restriction (subject to the 18-day extension described above). The sales will be made by Wachovia Capital Markets, LLC through a directed share program. The number of common shares available for sale to the general public will be reduced by the number of directed shares purchased by participants in the program. Any directed shares not purchased will be offered by the underwriters to the general public on the same basis as the other common shares in this offering.

In addition, OZ Master Fund, Ltd. has indicated its interest in purchasing, either directly or through one or more affiliates, between 400,000 and 1,250,000 shares of our common stock, or approximately 3.6% to 11.4% of the shares of common stock being offered by this prospectus, in this offering. We have asked the underwriters to reserve at the initial public offering price a sufficient number of shares (up to a maximum of 1,250,000 shares, subject in any event to a minimum of 400,000 shares) to cover the purchase by OZ Master Fund and its affiliates. If purchased, such shares will be subject to a 180-day lock-up restriction (subject to the 18-day extension described above) and other resale restrictions described in “Shares Eligible For Future Sale.” Any purchase by OZ Master Fund (either directly or through its affiliates) will increase its beneficial ownership in our common stock after the offering and decrease the number of shares available for sale to the general public. If such shares are not purchased by OZ Master Fund and its affiliates, they will be offered by the underwriters to the general public on the same basis as the other common stock in this offering.

We have agreed to indemnify the underwriters against certain liabilities and expenses, including liabilities under the Securities Act, in connection with the sales of the directed shares.

The underwriters will not execute sales in discretionary accounts without prior written specific approval of the customers.

We estimate that our share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $2.6 million.

We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act.

Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us, for which they received or will receive customary fees and expenses.

Citigroup Global Markets Inc. was a co-lead manager and joint-bookrunner on the issuance of NewStar Commercial Loan Trust 2006-1. In addition, Citigroup Global Markets Inc. was the co-manager on the issuance of NewStar Trust 2005-1. An affiliate of Citigroup Global Markets Inc. was the sole structurer and note purchaser of our $300.0 million credit facility. An indeterminate portion of the net proceeds from this offering may be used to pay down this credit facility.

Wachovia Capital Markets, LLC was the co-lead manager, sales structuring agent and joint-bookrunner on the issuance of NewStar Commercial Loan Trust 2006-1. In addition, Wachovia Capital Markets, LLC was the lead manager, sales structuring agent and sole-bookrunner on the issuance of NewStar Trust 2005-1. Wachovia Capital Markets, LLC was also the administrative agent and initial purchaser of our $300.0 million senior secured credit facility. An indeterminate portion of the net proceeds from this offering may be used to pay down this senior secured credit facility.

Affiliates of J.P. Morgan Securities Inc. could be deemed to have owned an aggregate of approximately 7% of our outstanding common stock as of November 30, 2006.

LEGAL MATTERS

Weil, Gotshal & Manges LLP, New York, New York, has passed upon the validity of the common stock offered hereby on behalf of us. Certain legal matters will be passed upon on behalf of the underwriters by Cravath, Swaine & Moore LLP, New York, New York.

EXPERTS

The consolidated financial statements for NewStar Financial, Inc. and subsidiaries as of December 31, 2005 and 2004 and for the year ended December 31, 2005 and for the period from June 18, 2004 (commencement of operations) through December 31, 2004 have been included herein and in the registration statement in reliance upon the report of KPMG LLP, an independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act with respect to the shares of our common stock offered hereby. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. For further information about us and our common stock, you should refer to the registration statement and to the exhibits and schedules filed therewith. The registration statement and the exhibits and schedules may be inspected without charge at the public reference room maintained by the SEC located at 100 F Street, N.E., Washington, D.C. 20549. Copies of all or any portion of the registration statement may be obtained from such offices upon payment of prescribed fees. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The registration statement and other information filed by us with the SEC are also available at the SEC’s website at www.sec.gov.

As a result of the offering, we and our stockholders will become subject to the annual and periodic reporting requirements, restrictions of stock purchases and sales by affiliates, proxy solicitation rules and other requirements of the Exchange Act. We are not currently subject to those requirements. We will furnish our stockholders with annual reports containing audited financial statements certified by independent auditors and quarterly reports containing unaudited financial statements for the first three quarters of each fiscal year.

NEWSTAR FINANCIAL, INC.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

NewStar Financial, Inc.:

We have audited the accompanying consolidated balance sheets of NewStar Financial, Inc. and subsidiaries (the “Company”) as of December 31, 2005 and 2004, and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for the year ended December 31, 2005 and for the period from June 18, 2004 (commencement of operations) to December 31, 2004. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of NewStar Financial, Inc. and subsidiaries as of December 31, 2005 and 2004, and the results of their operations and their cash flows for the year ended December 31, 2005 and for the period from June 18, 2004 (commencement of operations) to December 31, 2004, in conformity with U.S. generally accepted accounting principles.

/s/ KPMG LLP

Boston, Massachusetts

September 19, 2006

NEWSTAR FINANCIAL, INC.

CONSOLIDATED BALANCE SHEETS

	December 31, 2005	December 31, 2004
	($ in thousands, except share and par value amounts)
Assets:
Cash and cash equivalents	$1,423	$1,360
Restricted cash	12,569	417
Investments in debt securities, available-for-sale	103,548	23,769
Loans held-for-sale	20,968	—
Loans, net	621,210	86,680
Deferred financing costs, net	10,572	2,932
Interest receivable	6,149	835
Property and equipment, net	1,007	591
Deferred income taxes, net	7,068	3,071
Other assets	4,938	628

Total assets	$789,452	$120,283

Liabilities:
Repurchase agreements	$59,658	$8,806
Credit facilities	246,800	46,700
Term debt	329,014	—
Corporate debt	37,500	—
Accrued interest payable	4,617	125
Accounts payable	518	270
Other liabilities	14,387	2,884

Total liabilities	692,494	58,785

Stockholders’ equity:
Preferred stock, $0.01 par value:
Authorized 50,000,000 shares; Series A issued and outstanding 10,900,000 and 6,700,000 shares, respectively	109	67
Class A common stock, $0.01 par value:
Authorized 10,000,000 shares; issued and outstanding 3,885,671 shares and 3,716,294 shares, respectively	—	—
Additional paid-in capital	108,891	66,933
Retained deficit	(11,401)	(5,502)
Accumulated other comprehensive loss, net	(641)	—

Total stockholders’ equity	96,958	61,498

Total liabilities and stockholders’ equity	$789,452	$120,283

The accompanying notes are an integral part of these consolidated financial statements.

NEWSTAR FINANCIAL, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31, 2005	Period from June 18, 2004 (Inception) through December 31, 2004
	($ in thousands, except per share amounts)
Net interest income:
Interest income	$33,883	$1,988
Interest expense	18,639	839

Net interest income	15,244	1,149
Provision for credit losses	7,755	280

Net interest income after provision for credit losses	7,489	869

Non-interest income:
Fee income	2,966	36
Asset management income	16	—
Gain on derivatives	46	—
Other income	116	21

Total non-interest income	3,144	57

Operating expenses:
Compensation and benefits	16,168	6,294
Occupancy and equipment	1,124	209
General and administrative expenses	2,757	2,996

Total operating expenses	20,049	9,499

Loss before income taxes	(9,416)	(8,573)
Income tax benefit	(3,517)	(3,071)

Net loss	$(5,899)	$(5,502)

Basic loss per preferred share	$(0.76)	$(1.15)
Diluted loss per preferred share	(0.76)	(1.15)

The accompanying notes are an integral part of these consolidated financial statements.

NEWSTAR FINANCIAL, INC.

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY

	Preferred Stock	Class A Common Stock	Additional Paid-in Capital	Retained Deficit	Accumulated Other Comprehensive Loss	Total Stockholders’ Equity
	($ in thousands)
Balance at June 18, 2004	$—	$—	$—	$—	$—	$—
Net loss	—	—	—	(5,502)	—	(5,502)
Net proceeds from issuance of preferred stock	67	—	66,933	—	—	67,000

Balance at January 1, 2005	67	—	66,933	(5,502)	—	61,498
Net loss	—	—	—	(5,899)	—	(5,899)
Other comprehensive loss:
Net unrealized securities losses, net of tax	—	—	—	—	(641)	(641)

Total comprehensive loss						(6,540)
Net proceeds from issuance of preferred stock	42	—	41,958	—	—	42,000

Balance at December 31, 2005	$109	$—	$108,891	$(11,401)	$(641)	$96,958

The accompanying notes are an integral part of these consolidated financial statements.

NEWSTAR FINANCIAL, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31, 2005	Period from June 18, 2004 (Inception) through December 31, 2004
	($ in thousands)
Cash flows from operating activities:
Net loss	$(5,899)	$(5,502)
Adjustments to reconcile net income to net cash used for operations:
Provision for credit losses	7,755	280
Depreciation and amortization and accretion	(1,423)	33
Amortization of debt issuance costs	1,813	410
Net change in deferred taxes	(3,552)	(3,071)
Net change in loans held-for-sale	(20,968)	—
Net change in interest receivable	(5,314)	(588)
Net change in other assets	(4,310)	(875)
Net change in accounts payable and other liabilities	14,421	3,242

Net cash used in operating activities	(17,477)	(6,071)

Cash flows from investing activities:
Net change in restricted cash	(12,152)	(417)
Net change in loans	(540,528)	(86,960)
Purchase of debt securities available-for-sale	(108,459)	(24,023)
Proceeds from repayments of debt securities available-for-sale	27,874	254
Acquisition of property and equipment	(604)	(624)

Net cash used in investing activities	(633,869)	(111,770)

Cash flows from financing activities:
Proceeds from issuance of Class A common stock	2	37
Proceeds from issuance of preferred stock	42,000	67,000
Borrowings under repurchase agreements, net	50,746	8,806
Borrowings on credit facilities	657,700	53,318
Repayment of borrowings on credit facilities	(457,600)	(6,618)
Issuance of corporate debt	37,500	—
Issuance of term debt	329,014	—
Payment of deferred financing costs	(7,953)	(3,342)

Net cash provided by financing activities	651,409	119,201

Net increase in cash during the period	63	1,360

Cash and cash equivalents at beginning of period	1,360	—

Cash and cash equivalents at end of period	$1,423	$1,360

Supplemental cash flows information:
Interest paid	$12,227	$178
Taxes paid	35	—
Decrease in fair value of investments in debt securities, net of tax	(641)	—

The accompanying notes are an integral part of these consolidated financial statements.

NEWSTAR FINANCIAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Organization

NewStar Financial, Inc. (the “Company”), a Delaware corporation, is a commercial finance company that provides customized debt financing solutions to middle market businesses, mid-sized specialty finance companies, issuers of asset-backed and commercial mortgage-backed securities, and commercial real estate borrowers.

On July 15, 2004, NewStar became the successor to Novus Capital LLC.

Our wholly owned subsidiaries and their purposes as of December 31, 2005 were as follows:

Entity	Purpose
NewStar CP Funding, LLC	Single-purpose, bankruptcy-remote subsidiary established in accordance with a warehouse credit facility.
NewStar Short-Term Funding, LLC	Single-purpose, subsidiary established in accordance with a warehouse credit facility.
NewStar Trust 2005-1	Single-purpose, bankruptcy-remote subsidiary established for issuance of term debt.
NewStar Warehouse Funding 2005, LLC	Single-purpose, bankruptcy-remote subsidiary established in accordance with a warehouse credit facility.

Note 2. Summary of Significant Accounting Policies

Consolidation

The accompanying consolidated financial statements include the accounts of the Company and its subsidiaries (collectively, “NewStar”) and have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”). All significant intercompany transactions have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect certain reported amounts and disclosure of contingent assets and liabilities. Actual results could differ from those estimates. Estimates most susceptible to change in the near-term are the Company’s estimates of their allowance for credit losses and recorded amounts of deferred income taxes.

Cash and Cash Equivalents

Cash and cash equivalents include all demand deposits held in banks and certain highly liquid instruments with original maturities of 90 days or less.

Investments in Debt Securities

Management determines the classification of securities at the time of purchase. If management has the intent and the Company has the ability at the time of purchase to hold securities until maturity, they are classified as held-to-maturity. Investment securities held-to-maturity are stated at amortized cost. Securities to be held for indefinite periods of time, but not necessarily to be held-to-maturity or on a long-term basis, are classified as available-for-sale and carried at fair value with unrealized gains or losses reported as a separate component of stockholders’ equity in other comprehensive income, net of applicable income taxes. The carrying values of all securities are adjusted for amortization of premiums and accretion of discounts over the shorter of the period to call or maturity of the related security using a method that approximates the interest method. Realized gains or losses on the sale of securities, if any, are determined using the amortized cost of the specific securities sold. If a decline in the fair value of a security below its amortized cost is judged by management to be other than

NEWSTAR FINANCIAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

temporary, the cost basis of the security is written down to fair value and the amount of the write-down is included in operations. The fair value of debt securities are based on quoted market prices, when available, at the reporting date for those or similar investments. When no market is available, the Company estimates fair value using various valuation tools including cash flow analysis that utilize financial statements, business plans, as well as qualitative factors.

Loans Held for Sale

Loans classified as held-for-sale consist of loans originated by the Company, intended to be sold or syndicated to third parties. These loans are carried at the lower of aggregate cost, net of any deferred origination costs or fees, or market value.

Loans

Loans are stated at the principal amount outstanding. Interest income is recorded on the accrual basis in accordance with the terms of the respective loan. Loans on which the accrual of interest has been discontinued are designated as nonaccrual loans. The accrual of interest on loans is discontinued when principal or interest payments are past due 90 days or when, in the opinion of management, there is a reasonable doubt as to the collectibility in the normal course of business. When loans are placed on nonaccrual status, all interest previously accrued but not collected is reversed against current period interest income. Income on nonaccrual loans is subsequently recognized only to the extent that cash is received and the loan’s principal balance is deemed collectible.

Nonrefundable loan fees and related direct costs associated with the origination or purchase of loans are deferred and included in loans, net in the consolidated balance sheet. The net deferred fees or costs are recognized as an adjustment to interest income over the contractual life of the loans using a method which approximates the interest method or taken into income when the related loans are paid off or sold. We accrete any discount from purchased loans into loan fee income as a yield adjustment over the contractual life of the loan. The amortization of loan fees is discontinued on non-accrual loans.

Provision and Allowance for Credit Losses

The Company maintains an allowance for loan losses that is intended to estimate inherent credit losses. The Company also maintains an allowance for losses on unfunded loan commitments, namely loan commitments and letters of credit, that is reported in other liabilities in the consolidated balance sheet. Provision to expense is recorded for both the allowance for loan losses and the allowance for losses on unfunded loan commitments. The level of the allowance for losses on unfunded loan commitments is consistent with the methodology for determining the allowance for loan losses and incorporates an estimate of probability of drawdown. The combined balance of the allowance for loan losses and the allowance for losses on unfunded loan commitments is referred to as the “allowance for credit losses.”

The allowance for credit losses is maintained at a level sufficient to absorb probable losses in the loan portfolio and in unfunded loan commitments, respectively, as of the date of the financial statements. The appropriateness of the allowance and the allowance components are reviewed quarterly. The Company’s estimate of each allowance component is based on observable information and on market and third party data that we believe are reflective of the underlying credit losses being estimated.

In accordance with SFAS No. 5, Accounting for Contingencies, the Company provides a base allowance for loans that are not impaired. The Company employs a variety of internally developed and third party modeling and estimation tools for measuring credit risk (probability of default, loss given default, exposure at default, seasoning and credit migration), which are used in developing an appropriate allowance for loan losses and

NEWSTAR FINANCIAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

allowance for losses on unfunded loan commitments. The allowance for loan losses consists of formula-based components for the Middle Market Corporate, Commercial Real Estate and Structured Products portfolios. Periodically, all credit parameters and adjustments are reviewed and updated or revised if appropriate.

In accordance with SFAS No. 114, Accounting by Creditors for Impairment of a Loan, any required impairment allowances are included in the allowance for loan losses. A loan is considered impaired when it is probable that a creditor will be unable to collect all amounts due according to the contractual terms of the loan agreement. The Company measures impairment of a loan based upon either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s observable market price or the fair value of the collateral if the loan is collateral dependent, depending on the circumstances and the Company’s collection strategy.

Loans which are deemed to be uncollectible are charged off and deducted from the allowance. The provision for credit losses and recoveries on loans previously charged off are added to the allowance.

Deferred Financing Costs

Deferred financing costs represent fees and other direct incremental costs incurred in connection with our borrowings. These amounts are amortized using the straight line method into earnings as interest expense ratably over the contractual term of the facility.

Property and Equipment

Property and equipment are carried at cost and are depreciated or amortized on a straight-line basis over the following useful lives:

Leasehold improvements	Shorter of estimated life or remaining lease term
Computer equipment and software	3 years

Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Derivative Instruments and Hedging Activities

The Company accounts for derivatives and hedging activities in accordance with SFAS No. 133, Accounting for Derivative Instruments and Certain Hedging Activities, as amended, which requires that all derivative instruments be recorded on the balance sheet at their respective fair values. The Company records all derivatives as either assets or liabilities at fair value on the balance sheet.

On the date a derivative contract is entered into, the Company designates the derivative as either a hedge of the fair value of a recognized asset or liability or of an unrecognized firm commitment (fair value hedge), or a hedge of a forecasted transaction or the variability of cash flows to be received or paid related to a recognized asset or liability (cash flow hedge). For all hedging relationships the Company formally documents the hedging relationship and its risk-management objective and strategy for undertaking the hedge, the hedging instrument,

NEWSTAR FINANCIAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

the item, the nature of the risk being hedged, how the hedging instrument’s effectiveness in offsetting the hedged risk will be assessed, and a description of the method of measuring ineffectiveness. This process includes linking all derivatives that are designated as hedges to specific assets and liabilities on the balance sheet or to specific firm commitments or forecasted transactions. The Company also formally assesses, both at the hedge’s inception and on an ongoing basis, whether the derivatives that are used in hedging transactions are highly effective in offsetting changes in fair values or cash flows of hedged items. Changes in the fair value of a derivative that is highly effective and that is designated and qualifies as a fair-value hedge, along with the loss or gain on the hedged asset or liability or unrecognized firm commitment of the hedged item that is attributable to the hedged risk, are recorded in earnings. Changes in the fair value of a derivative that is highly effective and that is designated and qualifies as a cash-flow hedge are recorded in other comprehensive income to the extent that the derivative is effective as a hedge, until earnings are affected by the variability in cash flows of the designated hedged item. The ineffective portion of the change in fair value of a derivative instrument that qualifies as either a fair-value hedge or a cash-flow hedge is reported in earnings. Changes in the fair value of derivative trading instruments are reported in current period earnings.

The Company discontinues hedge accounting prospectively when it is determined that the derivative is no longer effective in offsetting changes in the fair value or cash flows of the hedged item, the derivative expires or is sold, terminated, or exercised, the derivative is de-designated as a hedging instrument, because it is unlikely that a forecasted transaction will occur, a hedged firm commitment no longer meets the definition of a firm commitment, or management determines that designation of the derivative as a hedging instrument is no longer appropriate. In all situations in which hedge accounting is discontinued, the Company continues to carry the derivative at its fair value on the balance sheet and recognizes any subsequent changes in its fair value in earnings. When hedge accounting is discontinued because it is determined that the derivative no longer qualifies as an effective fair-value hedge, the Company no longer adjusts the hedged asset or liability for changes in fair value. The adjustment of the carrying amount of the hedged asset or liability is accounted for in the same manner as other components of the carrying amount of that asset or liability. When hedge accounting is discontinued because the hedged item no longer meets the definition of a firm commitment, the Company removes any asset or liability that was recorded pursuant to recognition of the firm commitment from the balance sheet, and recognizes any gain or loss in earnings. When hedge accounting is discontinued because it is probable that a forecasted transaction will not occur by the date (or within the time period) originally specified or within an additional two-month period of time thereafter, the Company recognizes immediately in earnings gains and losses that were accumulated in other comprehensive income. There were no derivatives accounted for as hedges at December 31, 2005 and 2004. Gains and losses on derivatives not designated as hedges, including any cash payments made or received, are included in non-interest income in the accompanying consolidated statements of operations.

Comprehensive Income (Loss)

The Company records unrealized gains and losses on available-for-sale securities in comprehensive income. Gains and losses on available-for-sale securities are reclassified to net income as the gains and losses are realized upon sale of the securities. Other than temporary impairment charges are reclassified to net income at the time of the charge.

Fee Income Recognition

Origination fees and costs are deferred and amortized as yield adjustments over the contractual life of the loans and other debt products. In connection with the prepayment of a loan or other debt product, any remaining unamortized net deferred fees for that loan are accelerated and, depending on the terms of the loan, there may be an additional fee charged based upon the prepayment and recognized in the period of the prepayment. Syndication and structuring fees are recognized in the period the service is completed as fee income.

NEWSTAR FINANCIAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Asset Management Income

NewStar Financial Inc. earns asset management income for investment management services performed for the NewStar Credit Opportunities Fund, Ltd. NewStar accrues this income when earned, on a monthly basis, and classifies it as asset management income in the consolidated statements of operations.

Stock Based Compensation

Prior to January 1, 2006, the Company accounted for stock-based compensation under the recognition and measurement provisions of Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and related Interpretations (“APB 25”), as permitted by Statement of Financial Accounting Standard No. 123, Accounting for Stock-Based Compensation (“SFAS 123”).

In December 2004, the FASB issued SFAS No. 123 (revised 2004), Share-Based Payment (SFAS 123R), which replaces SFAS No. 123 and supersedes APB 25. SFAS 123R requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their grant date fair values.

Effective January 1, 2006, the Company adopted the fair value recognition provisions of SFAS 123R for all share-based payments, using the prospective transition method. As such, SFAS 123R is applied only to awards granted, modified, repurchased, or cancelled after the January 1, 2006. The prospective method of adoption does not permit SFAS 123R to be applied to the nonvested portion of awards outstanding at the date of initial application. In accordance with the prospective transition method, the Company’s consolidated financial statements for prior periods have not been restated to reflect, and do not include, the impact of SFAS 123R.

Reclassification

Certain amounts in prior year’s consolidated financial statements have been reclassified to conform to the current year presentation.

Note 3. Loans Held-for-Sale, Loans and Allowance for Credit Losses

Loans classified as held-for-sale represent amounts or portions of loans originated by the Company which are to be sold or syndicated to third parties.

As of December 31, 2005 and 2004, loans held-for-sale consisted of the following:

	December 31,
	2005	2004
	($ in thousands)
Middle Market Corporate	$11,118	$—
Structured Products	10,000	—
Commercial Real Estate	—	—

Gross loans held-for-sale	21,118	—
Deferred loan fees, net	(150)	—

Total loans held-for-sale	$20,968	$—

NEWSTAR FINANCIAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

As of December 31, 2005 and 2004, outstanding balances of loans were as follows:

	December 31,
	2005	2004
	($ in thousands)
Middle Market Corporate	$491,463	$66,169
Structured Products	46,000	—
Commercial Real Estate	95,997	21,570

Gross loans	633,460	87,739
Deferred loan fees, net	(4,640)	(779)
Allowance for loan losses	(7,610)	(280)

Total loans, net	$621,210	$86,680

The Company grants commercial and real estate loans to customers throughout the United States. Although the Company has a diversified loan portfolio, should events occur, including, but not limited to, adverse economic conditions, the ability of borrowers to make timely scheduled principal and interest payments on their loans may be adversely affected.

For the year ended December 31, 2005, we sold one loan for a gain of $0.1 million.

There were no non-accrual loans outstanding at December 31, 2005 and 2004.

A summary of the activity in the allowance for credit losses is as follows:

	December 31,
	2005	2004
	($ in thousands)
Balance, beginning of year	$280	$—
Provision for credit losses	7,755	280
Loans charged off, net of recoveries	—	—

Balance, end of year	$8,035	$280

In accordance with SFAS 114, Accounting by Creditors for Impairment of a Loan, any required impairment allowances are included in the allowance for credit losses. As of December 31, 2005 and 2004, the Company had no impaired loans.

Included in the allowance for credit losses at December 31, 2005 is an allowance for losses on unfunded loan commitments of $0.4 million.

Based on the Company’s evaluation process to determine the level of the allowance for credit losses, management believes the allowance to be adequate as of December 31, 2005 and 2004 to absorb the estimated known and inherent risks identified through its analysis.

NEWSTAR FINANCIAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Note 4. Restricted Cash

Restricted cash as of December 31, 2005 and 2004 was as follows:

	December 31,
	2005	2004
	($ in thousands)
Interest collection on loans pledged to credit facilities	$2,773	$417
Principal and interest collections on loans held in trust	7,646	—
Customer escrow accounts	2,150	—

Total	$12,569	$417

Note 5. Investments in Debt Securities, Available-for-Sale

Investments in debt securities as of December 31, 2005 and December 31, 2004 was as follows:

	December 31,
	2005	2004
	($ in thousands)
Investments in debt securities, gross	$107,381	$23,664
Unamortized premium (discount)	(2,747)	105

Investments in debt securities—amortized cost	$104,634	$23,769

The amortized cost, gross unrealized holding gains, gross unrealized holding losses, and fair value of available-for-sale securities at December 31, 2005 and 2004 were as follows:

	Amortized cost	Gross unrealized holding gains	Gross unrealized holding losses	Fair value
	($ in thousands)
December 31, 2005:
Debt securities	$104,634	$55	$(1,141)	$103,548

	$104,634	$55	$(1,141)	$103,548

	Amortized cost	Gross unrealized holding gains	Gross unrealized holding losses	Fair value
	($ in thousands)
December 31, 2004:
Debt securities	$23,769	$—	$—	$23,769

	$23,769	$—	$—	$23,769

As of December 31, 2005, 18 of our investments in debt securities totaling $58.6 million were in an unrealized loss position, with an unrealized loss of $1.1 million. The unrealized losses were recorded based on quoted market prices, when available, at the reporting date for those or similar investments and estimates of fair value. The Company evaluated each of these securities for other than temporary impairment. Through the Company’s comprehensive evaluation, management concluded that the unrealized losses at December 31, 2005 were caused by changes in interest rates, as the majority of these securities were purchased during a lower interest rate environment. Based upon the Company’s impairment review process, and the Company’s ability and intent to hold these securities until a recovery of fair value, the decline in the value of these investments is not considered to be other than temporary.

NEWSTAR FINANCIAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

As of December 31, 2005, all of the securities had been in an unrealized loss position for less than 12 months.

Maturities of debt securities classified as available-for-sale were as follows at December 31, 2005 and 2004 (maturities of asset-backed and mortgage-backed securities have been allocated based upon estimated cash flows, assuming no change in the current interest rate environment):

	December 31,
	2005		2004
	Amortized Cost	Fair value	Amortized cost	Fair value
	($ in thousands)
Available for sale:
Due one year through five years	$69,303	$68,573	$23,769	$23,769
Due after five years through ten years	35,331	34,975	—	—

	$104,634	$103,548	$23,769	$23,769

Note 6. Fixed Assets

	December 31,
	2005	2004
	($ in thousands)
Leasehold improvements	$881	$385
Non-depreciable assets	19	—
Furniture and equipment	263	205
Software	66	34

	1,229	624
Less accumulated depreciation and amortization	(222)	(33)

	$1,007	$591

Depreciation expense for the years ended December 31, 2005 and 2004 was $0.2 million and $.03 million, respectively.

Note 7. Income (loss) Per Share

The computations of basic and diluted loss per share for the periods ended December 31, 2005 and 2004 are as follows:

	December 31,
	2005	2004
	(In thousands)
Numerator:
Net loss	$(5,899)	$(5,502)

Denominator:
Denominator for basic and diluted loss per share—weighted average Series A Preferred Stock	7,750	4,786

NEWSTAR FINANCIAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For purposes of calculating weighted average shares used in both the basic and diluted loss per share calculation, the Company’s calculations were based on the Series A Convertible Preferred Stock as the Class A Common were deemed to be contingently issuable shares subject to performance conditions that were not yet satisfied.

1,583,335 warrants to purchase Series A Convertible Preferred Stock were outstanding during the period ended December 31, 2005 and 2004, but were not included in the computation of diluted earnings per share due to the fact that the results would be anti-dilutive.

Pro Forma Income (loss) Per Share (Unaudited)

In contemplation of an initial public offering, the Company has included an unaudited computation of pro forma loss per share. The Company anticipates upon the closing of the proposed initial public offering:

•	the conversion of the Series A Convertible Preferred Stock to common stock,

•	the conversion of the Series A Convertible Preferred Stock Warrants to common stock warrants, and

•	the effect of the reverse stock split.

Accordingly, the pro forma loss per share is calculated to include 7,110,363 of common stock as if issued and outstanding for the period to reflect the above conversions.

Pro forma loss per share	December 31, 2005
(In thousands)
Numerator:
Net loss	$(5,899)

Denominator:
Denominator for basic and diluted loss per preferred share—adjusted weighted average preferred shares (Historical)	7,750
Conversion ratio	2.28x
Reverse split	0.40x

Total pro forma basic and diluted common shares	7,110

Pro forma basic and diluted net loss per common share	$(0.83)

1,583,335 warrants to purchase Series A Convertible Preferred Stock were outstanding during the period ended December 31, 2005, but were not included in the computation of diluted earnings per share due to the fact that the results would be anti-dilutive.

The net loss and shares above do not include the impact of the issuance of new equity instruments in connection with the Class A Common or the shares to be issued in contemplation of the initial public offering contemplated herein.

Note 8. Repurchase Agreements

	December 31,
Securities sold under agreements to repurchase	2005	2004
	($ in thousands)
Outstanding at end of period	$59,658	$8,806
Maximum outstanding at any month end	59,658	8,806
Average balance for the year ended	24,308	4,875
Weighted average rate at end of period	5.01%	LIBOR + 1%

NEWSTAR FINANCIAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The Company enters into sales of securities under agreements to repurchase with clients and brokers. These agreements are treated as collateralized financings, and the obligations to repurchase securities sold are reflected as a liability in the Company’s consolidated balance sheet. At December 31, 2005 and 2004, the maturities of these agreements ranged from one to three months. The securities underlying the agreements remain under the Company’s control. Investment securities with a market value of $84.6 million and $13.2 million were pledged as collateral for the securities sold under agreements to repurchase at December 31, 2005 and 2004, respectively.

Note 9. Borrowings

Credit Facilities

At December 31, 2004, the Company had a $450 million joint loan sale and servicing agreement with Wachovia Capital Markets, LLC (“Wachovia”), and CDC Commercial Products, Inc. with principal balances outstanding of $79.7 million. Interest on the credit facility was accrued at the commercial paper rate, as defined by the lender, plus 1.15%, or 3.47% at December 31, 2004. During the year 2005 the Company amended this facility to a $300 million facility with Wachovia and established a $300 million credit facility with Citigroup Global Markets Realty Corp. and a $50 million facility with IXIS Securities North America, Inc. (“IXIS”).

In connection with the $300 million amended Wachovia credit facility, the Company formed a wholly owned subsidiary, NewStar CP Funding, LLC, a single-purpose bankruptcy remote entity, to purchase or hold loans and investments. The amount outstanding under the credit facility may range up to 90% of the balances outstanding of the pledged loans and investments depending on the mix of assets and the rating and diversification of the assets. Interest on this facility accrues at the commercial paper rate, as defined by the lender, plus 0.90%, which was 4.32% at December 31, 2005. The facility is scheduled to mature on August 8, 2007. As of December 31, 2005, the outstanding balance under this credit facility was $237.3 million.

In connection with the $50 million IXIS credit facility, the Company formed a wholly owned subsidiary, NewStar Short-Term Funding, LLC, a single-purpose entity, to purchase or hold loans and investments. The amount outstanding under the credit facility may range up to 80% of the balances outstanding of the pledged loans and investments depending on the mix of assets and the rating and diversification of the assets. Interest on this facility accrues at the commercial paper rate, as defined by the lender, plus 0.90%, which was 4.46% at December 31, 2005. The facility was scheduled to mature on August 26, 2006. As of December 31, 2005, the outstanding balance under this credit facility was $9.5 million.

In connection with the $300 million credit facility agreement with Citigroup Global Markets Realty Corp., the Company formed a wholly owned subsidiary, NewStar Warehouse Funding 2005, LLC, a single-purpose bankruptcy remote entity, to purchase or hold loans and investments. The amount outstanding under the credit facility may range up to 90% of the balances outstanding of the pledged loans and investments depending on the mix of assets and the rating and diversification to the assets. Interest on this facility accrues at the LIBOR rate, as defined by the lender, plus 0.70%. The facility is scheduled to mature on December 30, 2008. There was no activity under this facility during 2005.

Term Debt and Corporate Debt

In August 2005 the Company completed a term debt transaction. In conjunction with this transaction the Company established a separate single-purpose bankruptcy remote subsidiary, NewStar Trust 2005-1 (the “2005 CLO Trust”) and contributed $375 million in loans and other debt products, or portions thereof, to the 2005 CLO Trust. The Company remains the servicer of the loans and other debt products. Simultaneously with the initial

NEWSTAR FINANCIAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

contributions, the 2005 CLO Trust issued $343.3 million of notes to institutional investors and issued $31.7 million of trust certificates of which the Company retained 100%. The notes are collateralized by the specific loans totaling $353.2 million at December 31, 2005.

	Notes originally issued	Outstanding balance December 31, 2005	Interest rate	Original maturity	Ratings (S&P/Moody’s/ Fitch)(1)
		($ in thousands)
2005 CLO Trust:
Class A-1	$156,000	$156,000	Libor + 0.28%	July 25, 2018	AAA/Aaa/AAA
Class A-2	80,477	66,139	Libor + 0.30%	July 25, 2018	AAA/Aaa/AAA
Class B	18,750	18,750	Libor + 0.50%	July 25, 2018	AA/Aa2/AA
Class C	39,375	39,375	Libor + 0.85%	July 25, 2018	A/A2/A
Class D	24,375	24,375	Libor + 1.50%	July 25, 2018	BBB/Baa2/BBB
Class E	24,375	24,375	Libor + 4.75%	July 25, 2018	BB/Ba2/BB

	$343,352	$329,014

(1)	These ratings are unaudited and were given in August 2005 and are subject to change from time to time.

In March 2005, the Company entered into a $50 million multiple draw extendible senior secured note agreement. At December 31, 2005, the Company has drawn down $37.5 million under this facility. The notes accrue interest at LIBOR + 7.00%. In November 2005, we entered into a $50 million multiple draw extendible senior secured note agreement. The notes accrue interest at LIBOR + 5.75% per annum. At December 31, 2005, the Company had not drawn any amounts under this agreement. The Company has the option to extend the maturity date for a series of one-year extensions through 2011 providing that the Company is compliant with a collateral coverage test and that no default or events of default exist at the extension date. Equity in all subsidiaries is pledged as collateral.

Debt Maturities

The contractual obligations under credit facilities and term debt and corporate debt as of December 31, 2005 were as follows:

	Credit facilities	Term debt	Corporate debt	Total
	($ in thousands)
2006	$—	$—	$—	$—
2007	246,800	—	—	246,800
2008	—	—	37,500	37,500
2009	—	—	—	—
2010	—	—	—	—
Thereafter	—	329,014	—	329,014

Total	$246,800	$329,014	$37,500	$613,314

NEWSTAR FINANCIAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Note 10. Commitments

The Company has non-cancelable operating leases for office space and office equipment and furniture. These leases expire over the next five years and contain provisions for certain annual rental escalations. Future minimum lease payments under noncancelable operating leases as of December 31, 2005 were as follows:

($ in thousands)
2006	$823
2007	863
2008	816
2009	725
2010	169
Thereafter	—

Rent expense was $0.9 million and $0.2 million for the years ended December 31, 2005 and 2004, respectively.

Early in 2005 the Company entered into a sale lease-back transaction for a significant portion of its office furniture and selected equipment. The rents on this transaction are included in the above amounts.

Note 11. Stockholders’ Equity

Stockholders’ Equity

The Company’s authorized capital consists of Series A Preferred Stock, Class A Common Stock and Common Stock (“Shares”). As of December 31, 2005 and 2004, the following preferred and common stock was authorized and outstanding:

	Shares Authorized	December 31, 2005 Shares Outstanding	December 31, 2004 Shares Outstanding
	(In thousands)
Preferred Stock—Series A	50,000	10,900	6,700
Class A Common Stock	10,000	3,886	3,716
Common Stock	120,000	—	—

Capitalized terms used herein are defined in the documents governing the issuance of the Shares.

Preferred Stock

In connection with its formation, the Company entered into Subscription Agreements on June 17, 2004 with its institutional investors and the founding members of its management pursuant to which each investor and member of management agreed to collectively purchase 21,000,000 shares of the Company’s Series A Preferred Stock for $10 per share.

The holders of Series A Preferred Stock are entitled to one vote for each share held. The Series A Preferred Stock contains a liquidation preference and is convertible into shares of common stock at a specified adjustable conversion ratio upon specified future events.

In the event of an initial public offering, the Company’s Series A Convertible Preferred Stock automatically, with no further action required by the Company or its stockholders, converts into the number of shares of

NEWSTAR FINANCIAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

common stock determined using a conversion ratio set forth in the Company’s amended and restated certificate of incorporation. The conversion ratio is intended to adjust the number of shares of common stock into which the Series A Convertible Preferred Stock is convertible by taking into account the offering price per share of common stock in connection with the initial public offering, the liquidation preference associated with the Series A Convertible Preferred Stock, any dividends paid to holders of the Series A Convertible Preferred Stock prior to the date of conversion and any stock splits or similar transactions. The number of shares of common stock into which a share of Series A Convertible Preferred Stock will convert cannot be determined until the offering price of the common stock in the initial public offering has been determined.

If, prior to the time when all of management’s restricted common stock ceases to be subject to forfeiture under the terms of the existing restricted stock agreements, there is a voluntary or involuntary liquidation, dissolution, winding up, sale or merger of the Company, the holders of shares of Series A Convertible Preferred Stock are entitled to be paid an amount per share equal to $10.00 (subject to adjustment for stock splits and other similar transactions) prior and in preference to any payment or distribution on any shares of common stock. After the conversion of the Series A Convertible Preferred Stock, none of the Company’s capital stock will be entitled to a liquidation preference.

In connection with the Series A Convertible Preferred Stock subscription, 1,583,335 warrants were issued. Each warrant allows a warrant holder that has satisfied specified conditions to purchase one share of Series A Preferred Stock at a purchase price of $10 per share (subject to adjustment) prior to their expiration in June 2014. The warrants issued in connection with subscription of Series A Convertible Preferred Stock were accounted for in accordance with Emerging Issues Task Force Issue No. 00-19 as an equity classified instrument. As of December 31, 2005, no warrants have been exercised.

Common Stock

Class A Common Stock issued and outstanding at December 31, 2005 and 2004 were 3,885,671 and 3,716,294 shares, respectively. Members of management and certain employees purchased an aggregate of 3,885,671 shares of the Company’s Class A Common Stock for $0.01 per share that are subject to documents governing issuance dated as of June 17, 2004, July 22, 2004, February 4, 2005 and August 22, 2005. The holders of Class A Common Stock are entitled to one vote for each share held. Class A Common Stock is convertible into shares of common stock upon an initial public offering and contemplate the issuance of additional equity instruments upon the occurrence of certain specified conditions, (“Class A Common”).

The Class A Common is subject to forfeiture upon termination of the management stockholder’s employment on a time-based schedule as follows:

•	80% of the restricted stock is forfeited if termination occurs prior to the first anniversary of the date of the restricted stock agreement;

•	60% of the restricted stock is forfeited if termination occurs on or after the first anniversary but prior to the second anniversary of the date of the restricted stock agreement;

•	40% of the restricted stock is forfeited if termination occurs on or after the second anniversary but prior to the third anniversary of the date of the restricted stock agreement;

•	20% of the restricted stock is forfeited if termination occurs on or after the third anniversary but prior to the fourth anniversary of the date of the restricted stock agreement; and

•	0% of the restricted stock is forfeited if termination occurs on or after the fourth anniversary of the date of the restricted stock agreement.

NEWSTAR FINANCIAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Further, all or a portion of the Class A Common may also be forfeited (i) in connection with specified transfers of such shares by a management stockholder, (ii) at the election of a management stockholder, (iii) in the event the management stockholder’s employment is terminated under specified circumstances or (iv) upon the tenth anniversary of issuance.

The forfeiture conditions lapse upon a change of control or Transfer of an aggregate of 75% of shares of Series A Preferred Stock. Additionally, in the event that a member of management who purchased the stock no longer is employed by the Company, all or a portion of the Class A Common is subject to repurchase under specified conditions.

Finally, restrictions governing the Class A Common remain in place until an IRR Release Date has occurred. An IRR Release Date is defined as the Transfer of an aggregate of 75% of the Series A Preferred Stock in one or more transactions coupled with those investors realizing a specified rate of return on their initial investment.

The issuance of Class A Common was accounted for as a variable award under APB 25. As amounts received are subject to return upon forfeiture, the Company has recorded the proceeds from the Class A Common issuance as a deposit classified in other liabilities. The Company determined non-cash compensation cost as to the difference in the value of the Class A Common at the end of each accounting period over its issue price (its “intrinsic value”). As the performance measures outlined above were deemed not probable of occurrence, no compensation expense was recognized for the Class A Common during 2005 and 2004.

A summary of the status of the restricted Class A Common for the periods presented:

Shares
(in thousands)
Restricted at, June 18, 2004	—
Granted	3,716
Unrestricted	—
Forfeited	—

Restricted at, December 31, 2004	3,716
Granted	170
Unrestricted	—
Forfeited	—

Restricted at, December 31, 2005	3,886

Unrestricted at, December 31 2005	—

Amendment to Class A Common Award

On September 19, 2006, the Board of Directors voted to approve amendments to the restricted stock agreements, which govern the Class A Common, such that, effective upon an initial public offering, the forfeiture, restriction and repurchase provisions previously described are substantially removed and an IRR Release Date is deemed to have been satisfied by the initial public offering.

The Company has determined that the amendment to the Class A Common award will be accounted for as a modification of equity instruments under the provisions of SFAS No. 123R. At the modification date, the Company will calculate compensation cost equal to the fair values of the new equity instruments and in connection with this proposed initial public offering, will recognize compensation expense based on the graded expiration of the restrictions or extent vested with the remainder to be recognized over the requisite service period.

NEWSTAR FINANCIAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Note 12. Fair Value of Financial Instruments

The following table presents the carrying amounts and estimated fair values of the Company’s financial instruments at December 31, 2005 and 2004. The fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties.

	2005		2004
	Carrying amount	Fair value	Carrying amount	Fair value
	($ in thousands)
Financial assets:
Cash and cash equivalents	$1,423	$1,423	$1,360	$1,360
Restricted cash	12,569	12,569	417	417
Loans held-for-sale	20,968	20,968	—	—
Loans, net	621,210	621,210	86,680	86,680
Investments in debt securities available-for-sale	103,548	103,548	23,769	23,769
Derivative instruments	73	73	—	—

Financial liabilities:
Repurchase agreements	$59,658	$59,658	$8,806	$8,806
Credit facilities	246,800	246,800	46,700	46,700
Term debt	329,014	329,014	—	—
Corporate debt	37,500	37,500	—	—

The carrying amounts shown in the table are included in the consolidated balance sheets under the indicated captions.

The following methods and assumptions were used to estimate the fair value of each class of financial instruments:

Cash and cash equivalents and restricted cash: The carrying amounts approximate fair value because of the short maturity of these instruments.

Loans held-for-sale: The fair value is determined as the present value of expected future cash flows discounted at the interest rate currently offered by the Company, which approximates rates currently offered by similar lending institutions for loans of similar terms to companies with comparable credit risk. Due to the adjustable rate nature of the loans, fair value approximates the carrying amount.

Loans, net: The fair value is determined as the present value of expected future cash flows discounted at the interest rate currently offered by the Company, which approximates rates currently offered by similar lending institutions for loans of similar terms to companies with comparable credit risk. Due to the adjustable rate nature of the loans, fair value approximates the carrying amount.

Investments in debt securities: The fair values of debt securities are based on quoted market prices, when available, at the reporting date for those or similar investments. When no market data is available, we estimate fair value using various valuation tools including cash flow models that utilize financial statements and business plans, as well as qualitative factors.

Repurchase agreements: The fair values of repurchase agreements approximate the carrying value because of the short maturity of these instruments.

Credit facilities: Due to the adjustable rate nature of the borrowings, the fair value of the credit facilities are estimated to be their carrying values. Rates currently are comparable to those offered to the Company for similar debt instruments of comparable maturities by the Company’s lenders.

NEWSTAR FINANCIAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Other debt: Due to the adjustable rate nature of the borrowings, fair value approximates the carrying value.

Derivative instruments: The fair value of the derivative instruments is determined based on quoted market prices at the reporting date for those or similar instruments.

Note 13. Financial Instruments with Off-Balance Sheet Risk

The Company is party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include unused lines of credit and standby letters of credit. The instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheet. The contract or notional amounts of those instruments reflect the extent of involvement the Company has in particular classes of financial instruments.

The Company’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for standby letters of credit is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.

Unused lines of credit are agreements to lend to a customer, provided that all conditions have been met. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since certain commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management’s credit evaluation of the borrower.

Standby letters of credit are conditional commitments issued by the Company to guarantee the performance by a borrower to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to borrowers.

Financial instruments with off-balance sheet risk are summarized as follows:

	December 31,
	2005	2004
	($ in thousands)
Unused lines of credit	$89,722	$14,186
Standby letters of credit	3,682	2,820

Note 14. Income Taxes

The components of income tax expense (benefit) are as follows:

	December 31,
	2005	2004
	($ in thousands)
Current tax expense:
Federal	$—	$—
State	35	—

Total current	35	—

Deferred tax expense (benefit):
Federal	(2,996)	(2,822)
State	(556)	(249)

Total deferred	(3,552)	(3,071)

Income tax benefit	$(3,517)	$(3,071)

NEWSTAR FINANCIAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Deferred income taxes are recorded when revenues and expenses are recognized in different periods for financial statement and income tax purposes. As of December 31, 2005 and 2004, components of deferred tax assets and liabilities are as follows:

	December 31,
	2005	2004
	($ in thousands)
Deferred tax asset:
Allowance for credit losses	$3,174	$114
Capitalized startup costs	817	1,035
Other	3	—
Securities fair value adjustments	444	—
Net operating loss	3,482	2,099

	7,920	3,248

Deferred tax liability:
Prepaid expenses	244	39
Depreciation	49	—
Deferred loan costs	559	138

	852	177

	$7,068	$3,071

The effective tax rate differed from the statutory federal corporate rate as follows:

	December 31,
	2005	2004
	($ in thousands)
Federal statutory rate	$(3,201)	$(2,912)
State income taxes, net of federal tax benefit	(332)	(166)
Meals and entertainment	16	7

	$(3,517)	$(3,071)

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. Based upon projections for future taxable income over the periods in which the deferred tax assets are deductible, management believes it is more likely than not that the Company will realize the benefits of these deductible differences at December 31, 2005 and 2004. The amount of the deferred tax asset considered realizable, however, could be reduced in the near term if estimates of future taxable income during the carryforward period are reduced.

At December 31, 2005 and 2004, the Company has net operating loss carryforwards for Federal income tax purposes of $10.2 million and $6.2 million, respectively, which are available to offset future Federal taxable income, if any, through 2025.

NEWSTAR FINANCIAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Note 15. Employee Benefit Plans

The Company maintains a contributory 401(k) plan covering all full-time employees. The Company matches 100% of employee’s voluntary contributions up to a limit of 6% of the employee’s compensation, subject to IRS guidelines. Expense for the years ended December 31, 2005 and 2004 was $0.4 million and $0.1 million, respectively.

Note 16. Related-Party Transactions

NewStar Financial, Inc. (the Investment Manager), pursuant to an Investment Management Agreement dated August 3, 2005 (the Agreement), serves as the investment manager of the NewStar Credit Opportunities Fund, Ltd. (the Fund), a Cayman Islands exempted company limited by shares incorporated under the provisions of The Companies Law of the Cayman Islands. This Fund was formed in August 2005 and commenced operations on August 22, 2005. The Fund is registered under the Mutual Funds Law of the Cayman Islands. The Fund’s investment objective is to seek current income and return of principal by acquiring, holding, and disposing of secured and unsecured loans and other debt instruments. In such capacity, the Investment Manager is responsible for asset management and administrative services to the Fund, including evaluating and executing, on behalf of the Fund, purchases and dispositions of, and monitoring the performance of, loans and other assets. A significant equity investor in NewStar Financial is also a 50% equity investor in the Fund.

The Fund pays the Investment Manager a management fee, payable monthly in arrears, based on the carrying value of the total gross assets attributable to the applicable series of each class of shares at the end of each month. For the period August 22, 2005 through December 31, 2005, the Fund paid NewStar Financial, Inc. $.02 million of asset management fees.

Note 17. Subsequent Events (Unaudited)

Additional Capital

On February 2, 2006, 2.1 million shares of Series A Convertible Preferred Stock were sold at $10 per share, raising $21 million of capital. On March 8, 2006, 2.1 million shares of Series A Convertible Preferred Stock were sold at $10 per share, raising $21 million of capital. On May 26, 2006, 1.5 million shares of Series A Convertible Preferred Stock were sold at $10 per share, raising $15 million of capital. On August 14, 2006, 1.05 million shares of Series A Convertible Preferred Stock were sold at $10 per share, raising $10.5 million of capital. On October 2, 2006, 1.5 million shares of Series A Convertible Preferred Stock were sold at $10 per share, raising $15 million of capital. On November 9, 2006, 1.85 million shares of Series A Convertible Preferred Stock were sold at $10 per share, raising $18.5 million of capital. The Company has drawn down the entire $210 million committed under the Subscription Agreements dated June 17, 2004.

Additional Credit Facility

On March 21, 2006 the Company entered into a $200 million Note Purchase Agreement with IXIS Financial Products Inc. In connection with this $200 million facility, the Company formed a wholly owned subsidiary, NewStar Structured Finance Opportunities, LLC, a single-purpose bankruptcy remote entity, to purchase or hold loans or other debt products.

Increase in Credit Facility

Effective March 14, 2006, the Company increased the size of the IXIS credit facility described in Note 9 from $50 million to $75 million.

NEWSTAR FINANCIAL, INC.

COND ENSED CONSOLIDATED BALANCE SHEETS

Unaudited

	Pro Forma September 30, 2006	September 30, 2006	December 31, 2005
	($ in thousands, except share and par value amounts)
Assets:
Cash and cash equivalents	$161,796	$4,725	$1,423
Restricted cash	74,956	74,956	12,569
Investments in debt securities, available-for-sale	185,140	185,140	103,548
Loans held-for-sale	26,005	26,005	20,968
Loans, net	1,054,054	1,054,054	621,210
Deferred financing costs, net	13,979	13,979	10,572
Interest receivable	12,791	12,791	6,149
Property and equipment, net	998	998	1,007
Deferred income taxes, net	5,345	5,345	7,068
Other assets	11,507	11,507	4,938

Total assets	$1,546,571	$1,389,500	$789,452

Liabilities:
Repurchase agreements	$36,359	$36,359	$59,658
Credit facilities	354,610	354,610	246,800
Term debt	746,764	746,764	329,014
Corporate debt	—	37,500	37,500
Accrued interest payable	15,700	15,700	4,617
Accounts payable	220	220	518
Income tax payable	1,809	1,809	—
Other liabilities	27,193	27,193	14,387

Total liabilities	1,182,655	1,220,155	692,494

Stockholders’ equity:
Preferred stock, $0.01 par value:
(Actual: 50,000,000 shares authorized; Series A issued and outstanding 17,650,000 and 10,900,000 shares, respectively; pro forma as adjusted: 5,000,000 shares authorized; no shares issued and outstanding)	—	177	109
Class A common stock, $0.01 par value:
(Actual: 10,000,000 shares authorized; issued and outstanding 3,885,671 shares; pro forma as adjusted: no shares authorized; no shares issued and outstanding)	—	—	—
Common stock, par value $0.01 per share:
(Actual: 120,000,000 shares authorized; no shares issued and outstanding; pro forma as adjusted: 145,000,000 shares authorized; 33,449,274 shares issued and outstanding)	334	—	—
Additional paid-in capital	370,737	176,323	108,891
Retained deficit	(6,528)	(6,528)	(11,401)
Accumulated other comprehensive loss, net	(627)	(627)	(641)

Total stockholders’ equity	363,916	169,345	96,958

Total liabilities and stockholders’ equity	$1,546,571	$1,389,500	$789,452

The accompanying notes are an integral part of these condensed consolidated financial statements.

NEWSTAR FINANCIAL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

Unaudited

	Nine Months Ended September 30,
	2006	2005
	($ in thousands, except per share amounts)
Net interest income:
Interest income	$77,060	$19,119
Interest expense	44,962	10,319

Net interest income	32,098	8,800
Provision for credit losses	6,594	5,272

Net interest income after provision for credit losses	25,504	3,528

Non-interest income:
Fee income	2,843	1,760
Asset management income	751	—
Gain on derivatives	836	30
Other income	1,151	114

Total non-interest income	5,581	1,904
Operating expenses:
Compensation and benefits	17,341	11,894
Occupancy and equipment	1,272	789
General and administrative expenses	4,065	1,832

Total operating expenses	22,678	14,515

Income (loss) before income taxes	8,407	(9,083)
Income tax expense (benefit)	3,534	(3,392)

Net income (loss)	$4,873	$(5,691)

Basic income (loss) per preferred share	$0.32	$(0.82)
Diluted income (loss) per preferred share	$0.31	$(0.82)

The accompanying notes are an integral part of these condensed consolidated financial statements.

NEWSTAR FINANCIAL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

Unaudited

	Preferred Stock	Class A Common Stock	Additional Paid-in Capital	Retained Deficit	Accumulated Other Comprehensive Loss, net		Total Stockholders’ Equity
					Net Unrealized Loss on Investments	Net Unrealized Loss on Derivatives
	($ in thousands)
Balance at January 1, 2006	$109	$—	$108,891	$(11,401)	$(641)	$—	$96,958
Net income	—	—	—	4,873	—	—	4,873
Other comprehensive income:
Net unrealized securities gains, net of tax	—	—	—	—	375	—	375
Net unrealized derivatives losses, net of tax	—	—	—	—	—	(361)	(361)

Total comprehensive income							4,887
Net proceeds from issuance of preferred stock	68	—	67,432	—	—	—	67,500

Balance at September 30, 2006	$177	$—	$176,323	$(6,528)	$(266)	$(361)	$169,345

	Preferred Stock	Class A Common Stock	Additional Paid-in Capital	Retained Deficit	Accumulated Other Comprehensive Income, net		Total Stockholders’ Equity
					Net Unrealized Gain on Investments	Net Unrealized Gain on Derivatives
	($ in thousands)
Balance at January 1, 2005	$67	$—	$66,933	$(5,502)	$	$	$61,498
Net income	—	—	—	(5,691)	—	—	(5,691)
Other comprehensive loss:
Net unrealized securities gains, net of tax	—	—	—	—	79	—	79

Total comprehensive loss							(5,612)
Net proceeds from issuance of preferred stock	21	—	20,979	—	—	—	21,000

Balance at September 30, 2005	$88	$—	$87,912	$(11,193)	$79	$—	$76,886

The accompanying notes are an integral part of these condensed consolidated financial statements.

NEWSTAR FINANCIAL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

Unaudited

	Nine Months Ended September 30,
	2006	2005
	($ in thousands)
Cash flows from operating activities:
Net income (loss)	$4,873	$(5,691)
Adjustments to reconcile net income to net cash used for operations:
Provision for credit losses	6,594	5,272
Depreciation, amortization and accretion	(4,141)	(623)
Amortization of debt issuance costs	2,572	1,234
Net change in deferred taxes	1,689	(3,428)
Net change in loans held-for-sale	(5,037)	(50,935)
Net change in interest receivable	(6,642)	(2,702)
Net change in other assets	(7,164)	(1,808)
Net change in accounts payable and other liabilities	26,385	11,476

Net cash provided by (used in) operating activities	19,129	(47,205)

Cash flows from investing activities:
Net change in restricted cash	(62,387)	(15,030)
Net change in loans	(436,102)	(370,174)
Purchase of debt securities available-for-sale	(151,988)	(44,652)
Proceeds from repayments of debt securities available-for-sale	72,549	11,967
Acquisition of property and equipment	(228)	(318)

Net cash used in investing activities	(578,156)	(418,207)

Cash flows from financing activities:
Proceeds from issuance of Class A common stock	—	1
Proceeds from issuance of preferred stock	67,500	21,000
Borrowings under repurchase agreements, net	(23,252)	22,335
Borrowings on credit facilities	788,210	444,400
Repayment of borrowings on credit facilities	(680,400)	(343,133)
Issuance of corporate debt	—	37,500
Issuance of term debt	417,750	294,028
Payment of deferred financing costs	(7,479)	(6,763)

Net cash provided by financing activities	562,329	469,368

Net increase in cash during the period	3,302	3,956

Cash and cash equivalents at beginning of period	1,423	1,360

Cash and cash equivalents at end of period	$4,725	$5,316

Supplemental cash flows information:
Interest paid	$33,926	$7,727
Taxes paid	36	35

The accompanying notes are an integral part of these condensed consolidated financial statements.

NEWSTAR FINANCIAL, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Unaudited

Note 1. Organization

NewStar Financial, Inc. (the “Company”), a Delaware corporation, is a commercial finance company that provides customized debt financing solutions to middle market businesses, mid-sized specialty finance companies, issuers of asset-backed and commercial mortgage-backed securities, and commercial real estate borrowers.

On July 15, 2004, NewStar Financial, Inc. became the successor to Novus Capital LLC.

The Company’s wholly owned subsidiaries and their purposes as of September 30, 2006 were as follows:

Entity	Purpose
NewStar CP Funding, LLC	Single-purpose, bankruptcy-remote subsidiary established in accordance with a warehouse credit facility.

NewStar Short-Term Funding, LLC	Single-purpose subsidiary established in accordance with a warehouse credit facility.

NewStar Warehouse Funding 2005, LLC	Single-purpose, bankruptcy-remote subsidiary established in accordance with a warehouse credit facility.

NewStar Structured Finance Opportunities, LLC	Single-purpose, bankruptcy-remote subsidiary established in accordance with a warehouse credit facility.

NewStar Trust 2005-1	Single-purpose, bankruptcy-remote subsidiary established for issuance of term debt.

NewStar Commercial Loan Trust 2006-1	Single-purpose, bankruptcy-remote subsidiary established for issuance of term debt.

NewStar Financial California, LLC	Wholly owned operating subsidiary established to engage in commercial lending activities in the State of California.

NewStar Repo Funding, Inc.	Wholly owned operating subsidiary established as a Massachusetts tax advantaged corporation to buy and hold securities on behalf of the Company.

Note 2. Summary of Significant Accounting Policies

Basis of Presentation

These interim condensed consolidated financial statements include the accounts of the Company and its subsidiaries (collectively, “NewStar”) and have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”). All significant intercompany transactions have been eliminated in consolidation. These interim condensed financial statements include adjustments of a normal and recurring nature considered necessary by management to fairly present the financial position, results of operations and cash flows. These interim condensed financial statements may not be indicative of financial results for the full year. The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect certain reported amounts and disclosure of contingent assets and liabilities. Actual results could differ from those estimates. Estimates most susceptible to change in the near-term are the Company’s estimates of their allowance for credit losses and recorded amounts of deferred income taxes. The interim condensed consolidated financial statements and notes thereto should be read in conjunction with the

NEWSTAR FINANCIAL, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Unaudited

consolidated financial statements and notes thereto included elsewhere in this prospectus for the year ended December 31, 2005 and the period from June 18, 2004 (inception) through December 31, 2004.

Certain amounts in prior year’s consolidated financial statements have been reclassified to conform to the current period presentation.

Derivative Instruments and Hedging Activities

The Company accounts for derivatives and hedging activities in accordance with SFAS No. 133, Accounting for Derivative Instruments and Certain Hedging Activities, as amended, which requires that all derivative instruments be recorded on the balance sheet at their respective fair values. The Company records all derivatives in either other assets or other liabilities at fair value on the balance sheet.

On the date a derivative contract is entered into, the Company designates the derivative as either (1) a hedge of a forecasted transaction or the variability of cash flows to be received or paid related to a recognized asset or liability (cash flow hedge) or as (2) a derivative trading instrument. For all hedging relationships the Company formally documents the hedging relationship and its risk-management objective and strategy for undertaking the hedge, the hedging instrument, the item, the nature of the risk being hedged, how the hedging instrument’s effectiveness in offsetting the hedged risk will be assessed, and a description of the method of measuring ineffectiveness. This process includes linking all derivatives that are designated as hedges to specific assets and liabilities on the balance sheet or to forecasted transactions. The Company also formally assesses, both at the hedge’s inception and on an ongoing basis, whether the derivatives that are used in hedging transactions are highly effective in offsetting changes in cash flows of hedged items. Changes in the fair value of a derivative that is highly effective and that is designated and qualifies as a cash-flow hedge are recorded in other comprehensive income to the extent that the derivative is effective as a hedge, until earnings are affected by the variability in cash flows of the designated hedged item. The ineffective portion of the change in fair value of a derivative instrument that qualifies as a cash-flow hedge is reported in earnings.

The Company discontinues hedge accounting prospectively when it is determined that the derivative is no longer effective in offsetting changes in the cash flows of the hedged item, the derivative expires or is sold, terminated, or exercised, the derivative is de-designated as a hedging instrument, because it is unlikely that a forecasted transaction will occur, or management determines that designation of the derivative as a hedging instrument is no longer appropriate. In all situations in which hedge accounting is discontinued, the Company continues to carry the derivative at its fair value on the balance sheet and recognizes any subsequent changes in its fair value in earnings. When hedge accounting is discontinued because it is probable that a forecasted transaction will not occur by the date (or within the time period) originally specified or within an additional two-month period of time thereafter, the Company recognizes immediately in earnings gains and losses that were accumulated in other comprehensive income. Gains and losses on derivatives not designated as hedges, including any cash payments made or received, are reported as gain (loss) on derivatives on in the accompanying consolidated statements of operations.

Recently Issued Accounting Standards

On February 16, 2006, the FASB issued SFAS No. 155, Accounting for Certain Hybrid Instruments, an amendment to Statement Nos. 133 and 140 (“SFAS 155”). The Statement eliminates the requirement to bifurcate financial instruments with embedded derivatives if the holder of the instrument elects to account for the entire instrument on a fair value basis. Changes in fair value are recorded as realized gains and losses. The fair value

NEWSTAR FINANCIAL, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Unaudited

election may be applied upon adoption of the statement for hybrid instruments that had been bifurcated under SFAS 133 prior to adoption. The Statement is effective for fiscal years commencing after September 15, 2006 with early adoption permitted as of the beginning of an entity’s fiscal year. We do not expect implementation of the standard to have a material effect on our results from operations or financial position.

FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes—An interpretation of FASB Statement No. 109 (“FIN 48”). In July 2006 the FASB issued FIN 48, which will become effective for us on January 1, 2007. This standard clarifies the accounting for uncertainty in income taxes recognized in a company’s financial statements. A company can only recognize the tax position in the financial statements if the position is more-likely-than-not to be upheld on audit based only on the technical merits of the tax position. This standard also provides guidance on thresholds, measurement, derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition that is intended to provide better financial statement comparability among different companies. We do not expect implementation of the standard to have a material effect on our results from operations or financial position.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements (“SFAS 157”). The Statement revises the definition of fair value, provides guidance on the methods used to measure fair value and expands disclosure concerning fair value measurements. The Statement establishes a fair value hierarchy that distinguishes between assumption based on market data obtained from independent sources (“observable inputs”) and a reporting entity’s internally developed assumptions based on the best information available when there is little or no market activity for the asset or liability at the measurement date (“unobservable inputs”). The fair value hierarchy in SFAS 157 assigns highest priority to quoted prices in active markets (Level 1) followed by observable inputs other than quoted prices (Level 2) and unobservable inputs have the lowest priority (Level 3). The Statement is effective for financial statements issued for fiscal years beginning after November 15, 2007, with early application permitted for entities that have not issued financial statements in the fiscal year of adoption. We do not expect implementation of the standard to have a material effect on our results from operations or financial positions.

Note 3. Loans Held-For-Sale, Loans and Allowance for Credit Losses

Loans classified as held-for-sale consist of loans originated by the Company, intended to be sold or syndicated to third parties. These loans are carried at the lower of aggregate cost, net of any deferred origination costs or fees, or market value.

At September 30, 2006 and December 31, 2005, outstanding balances of loans held-for-sale were as follows:

	September 30, 2006	December 31, 2005
	($ in thousands)
Middle Market Corporate	$26,290	$11,118
Structured Products	—	10,000
Commercial Real Estate	—	—

Gross loans held-for-sale	26,290	21,118
Deferred loan fees, net	(285)	(150)

Total loans held-for-sale	$26,005	$20,968

NEWSTAR FINANCIAL, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Unaudited

As of September 30, 2006 and December 31, 2005, loans consisted of the following:

	September 30, 2006	December 31, 2005
	($ in thousands)
Middle Market Corporate	$832,749	$491,463
Structured Products	90,153	46,000
Commercial Real Estate	152,548	95,997

Gross loans	1,075,450	633,460
Deferred loan fees, net	(7,659)	(4,640)
Allowance for loan losses	(13,737)	(7,610)

Total loans, net	$1,054,054	$621,210

The Company grants commercial and real estate loans to customers throughout the United States. Although the Company has a diversified loan portfolio, should events occur, including, but not limited to, adverse economic conditions or adverse events affecting specific clients, industries or markets, the ability of borrowers to make timely scheduled principal and interest payments on their loans may be adversely affected.

For the nine months ended September 30, 2006, we sold one loan for a gain of $0.02 million.

There were no non-accrual loans outstanding at September 30, 2006 and December 31, 2005.

A summary of the activity in the allowance for credit losses is as follows:

	Nine Months Ended September 30, 2006	Year Ended December 31, 2005
	($ in thousands)
Balance, beginning of year	$8,035	$280
Provision for credit losses	6,594	7,755
Loans charged off, net of recoveries	—	—

Balance, end of period	$14,629	$8,035

In accordance with SFAS 114, Accounting by Creditors for Impairment of a Loan, any required impairment allowances are included in the allowance for loan losses. A loan is considered impaired when it is probable that a creditor will be unable to collect all amounts due according to the contractual terms of the loan agreement. We measure impairment of a loan based upon either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s observable market price or fair value of the collateral if the loan is collateral dependent, depending on the circumstances and our collection strategy. As of September 30, 2006 and December 31, 2005, the Company had no impaired loans.

Included in the allowance for credit losses at September 30, 2006 and December 31, 2005 is an allowance for unfunded commitments of $0.9 million and $0.4 million, respectively, which is recorded as a component of other liabilities on the consolidated balance sheet with changes recorded in the provision for loan losses on the consolidated statement of operations. The methodology for determining the allowance for unfunded commitments is consistent with the methodology for determining the allowance for loan losses and incorporates an estimate of probability of drawdown.

NEWSTAR FINANCIAL, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Unaudited

Loans that are deemed to be uncollectible are charged off and deducted from the allowance. The provision for credit losses and recoveries on loans previously charged off are added to the allowance.

Based on the Company’s evaluation process to determine the level of the allowance for loan losses, management believes the allowance to be adequate as of September 30, 2006 and December 31, 2005 to absorb the estimated known and inherent risks identified through its analysis.

Note 4. Restricted Cash

Restricted cash as of September 30, 2006 and December 31, 2005 was as follows:

	September 30, 2006	December 31, 2005
	($ in thousands)
Interest collection on loans pledged to credit facilities	$26,447	$2,773
Principal and interest collections on loans held in trust and prefunding amounts	34,992	7,646
Customer escrow accounts	13,517	2,150

Total	$74,956	$12,569

Note 5. Investments in Debt Securities, Available-For-Sale

Investments in debt securities as of September 30, 2006 and December 31, 2005 was as follows:

	September 30, 2006	December 31, 2005
	($ in thousands)
Investments in debt securities, gross	$196,084	$107,381
Unamortized discount	(10,503)	(2,747)

Investments in debt securities—amortized cost	$185,581	$104,634

The amortized cost, gross unrealized holding gains, gross unrealized holding losses, and fair value of available-for-sale securities at September 30, 2006 and December 31, 2005 were as follows:

	Amortized cost	Gross unrealized holding gains	Gross unrealized holding losses	Fair value
	($ in thousands)
September 30, 2006:
Debt securities	$185,581	$1,740	$(2,181)	$185,140

	$185,581	$1,740	$(2,181)	$185,140

	Amortized cost	Gross unrealized holding gains	Gross unrealized holding losses	Fair value
	($ in thousands)
December 31, 2005:
Debt securities	$104,634	$55	$(1,141)	$103,548

	$104,634	$55	$(1,141)	$103,548

NEWSTAR FINANCIAL, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Unaudited

As of September 30, 2006, 26 of our investments in debt securities totaling $79.6 million were in an unrealized loss position, with an unrealized loss of $2.2 million. The unrealized losses were recorded based on quoted market prices, when available, at the reporting date for those or similar investments and estimates of fair value. The Company evaluated each of these securities for other than temporary impairment. Through the Company’s comprehensive evaluation, management concluded that the unrealized losses at September 30, 2006 were caused by changes in interest rates, as the majority of these securities were purchased during a lower interest rate environment. Based upon the Company’s impairment review process, and the Company’s ability and intent to hold these securities until a recovery of fair value, the decline in the value of these investments is not considered to be other-than-temporary.

As of December 31, 2005, all of the securities had been in an unrealized loss position for less than 12 months.

The following is an analysis of the continuous periods during which NewStar has held investment positions which were carried at an unrealized loss as of September 30, 2006:

	September 30, 2006
	Less than 12 Months	Greater than or Equal to 12 Months	Total
	($ in thousands)
Number of positions	20	6	26
Fair value	$58,807	$18,632	$77,439
Amortized cost	60,335	19,285	79,620

Unrealized loss	$(1,528)	$(653)	$(2,181)

Maturities of debt securities classified as available-for-sale were as follows at September 30, 2006 and December 31, 2005 (maturities of asset-backed securities have been allocated based upon estimated cash flows, assuming no change in the current interest rate environment):

	September 30, 2006		December 31, 2005
	Amortized cost	Fair value	Amortized cost	Fair value
	($ in thousands)
Available-for-sale:
Due one year through five years	$103,112	$102,599	$69,303	$68,573
Due after five years	82,469	82,541	35,331	34,975

Total	$185,581	$185,140	$104,634	$103,548

Note 6. Derivative Financial Instruments

During 2006, the Company entered into interest rate swap agreements which were designated as cash flow hedges of the risk of changes in the Company’s interest payments on LIBOR based debt. The interest rate swap agreements have a combined notional value of $40.8 million and are effective from June 30, 2006 through October 20, 2013. The Company records the contracted interest rate swap net amounts exchanged in net interest income in the accompanying consolidated statements of operations. During the nine months ended September 30, 2006, the Company recorded hedge ineffectiveness of approximately $9,000 which is included in gain (loss) on derivatives in the consolidated statements of operations. The Company estimates that the net amount of existing unrealized losses at September 30, 2006 expected to be classified from accumulated other comprehensive income into earnings within the next 12 months is approximately $0.1 million.

NEWSTAR FINANCIAL, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Unaudited

Note 7. Repurchase Agreements

Securities sold under agreements to repurchase	Nine Months Ended September 30, 2006	Year Ended December 31, 2005
	($ in thousands)
Outstanding at end of period	$36,359	$59,658
Maximum outstanding at any month end	58,399	59,658
Average balance for the period	40,112	24,308
Weighted average rate at end of period	5.94%	5.01%

The Company enters into sales of securities under agreements to repurchase with clients and brokers. These agreements are treated as collateralized financings, and the obligations to repurchase securities sold are reflected as a liability in the Company’s consolidated balance sheet. The securities underlying the agreements remain under the Company’s control. The fair value of investment securities pledged as collateral for the securities sold under agreements to repurchase was $55.9 million and $84.6 million at September 30, 2006 and December 31, 2005, respectively.

Note 8. Borrowings

Credit Facilities

At September 30, 2006, balances outstanding on the Company’s credit facilities were as follows:

As of September 30, 2006
($ in thousands)
Wachovia credit facility	$147,600
Citibank credit facility	61,700
IXIS $75 million credit facility	30,000
IXIS $200 million credit facility	115,310

Total credit facilities	$354,610

On March 21, 2006 the Company entered into a $200 million credit facility agreement with IXIS Financial Products, Inc. (“IXIS”). In connection with this facility, the Company formed a wholly owned subsidiary, NewStar Structured Finance Opportunities LLC, a single-purpose bankruptcy remote entity, to purchase or hold loans and other debt products. The amount outstanding under the credit facility may range up to 84% of the balances outstanding of the pledged loans and other debt products depending on the mix of assets and the rating and diversification to the assets. Interest on this facility accrues at the commercial paper rate, as defined by the lender, plus 0.75%, which was 6.14% at September 30, 2006. The facility is scheduled to mature on March 21, 2011. As of September 30, 2006, the outstanding balance under this credit facility was $115.3 million.

Term Debt

In June 2006 the Company completed a term debt transaction. In conjunction with this transaction the Company established a separate single-purpose bankruptcy remote subsidiary, NewStar Commercial Loan Trust 2006-1 (the “2006 CLO Trust”) and may initially contribute up to $500 million in loans and other debt products, or portions thereof, to the 2006 CLO Trust. The Company remains the servicer of the loans. Simultaneously with the initial contributions, the 2006 CLO Trust issued $456.3 million of notes to institutional investors. The

NEWSTAR FINANCIAL, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Unaudited

Company retained $43.8 million, amounting to 100% of the 2006 Trust’s trust certificates. The notes are collateralized by the specific loans and other debt products, principal collection account cash and principal payment receivables totaling $471.0 million at September 30, 2006.

	Notes originally issued	Outstanding balance September 30, 2006	Interest rate	Original maturity	Ratings (S&P/Moody’s/ Fitch)(1)
	($ in thousands)
2006 CLO Trust
Class A-1	$320,000	$320,000	Libor +0.27%	March 30, 2022	AAA/Aaa/AAA
Class A-2	40,000	11,000	Libor +0.28%	March 30, 2022	AAA/Aaa/AAA
Class B	22,500	22,500	Libor +0.38%	March 30, 2022	AA/Aa2/AA
Class C	35,000	35,000	Libor +0.68%	March 30, 2022	A/A2/A
Class D	25,000	25,000	Libor +1.35%	March 30, 2022	BBB/Baa2/BBB
Class E	13,750	13,750	Libor +1.75%	March 30, 2022	BBB-Baa3/BBB-

	$456,250	$427,250

(1)	These ratings are unreviewed and were given in June 2006 and are subject to change from time to time.

At September 30, 2006, the NewStar Trust 2005-1 had an outstanding balance of $319.5 million.

Note 9. Stockholders’ Equity and Income (Loss) Per Share

Stockholders’ Equity

The Company’s authorized capital consists of Series A Convertible Preferred Stock, Class A Common Stock and Common Stock (“Shares”). As of September 30, 2006, the following preferred and common stock was authorized and outstanding:

	Shares Authorized	Shares Outstanding
	(In thousands)
Preferred Stock—Series A	50,000	17,650
Class A Common Stock	10,000	3,886
Common Stock	120,000	—

Capitalized terms used herein are defined in the documents governing the issuance of the Shares.

Preferred Stock

In connection with its formation, NewStar entered into Subscription Agreements on June 17, 2004 with its institutional investors and the founding members of its management pursuant to which each investor and member of management agreed to collectively purchase 21,000,000 shares of NewStar’s Series A Convertible Preferred Stock for $10 per share.

On February 2, 2006, 2.1 million shares of Series A Convertible Preferred Stock were sold at $10 per share, raising $21 million of capital. On March 8, 2006, 2.1 million shares of Series A Convertible Preferred Stock were sold at $10 per share, raising $21 million of capital. On May 26, 2006, 1.5 million shares of Series A Convertible Preferred Stock were sold at $10 per share, raising $15 million of capital. On August 14, 2006, 1.05 million shares of Series A Convertible Preferred Stock were sold at $10 per share, raising $10.5 million of capital. On October 2, 2006, 1.5 million shares of Series A Convertible Preferred Stock were sold at $10 per share, raising $15 million of capital. On November 9, 2006, 1.85 million shares of Series A Convertible Preferred Stock were sold at $10 per share, raising $18.5 million of capital. The Company has drawn down the entire $210 million committed under the Subscription Agreements dated June 17, 2004.

NEWSTAR FINANCIAL, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Unaudited

The holders of Series A Convertible Preferred Stock is entitled to one vote for each share held. The Series A Convertible Preferred Stock contains a liquidation preference and is convertible into shares of common stock at a specified adjustable conversion ratio upon specified future events.

In the event of an initial public offering, the Company’s Series A Convertible Preferred Stock automatically, with no further action required by the Company or its stockholders, converts into the number of shares of common stock determined using a conversion ratio set forth in the Company’s amended and restated certificate of incorporation. The conversion ratio is intended to adjust the number of shares of common stock into which the Series A Convertible Preferred Stock is convertible by taking into account the offering price per share of common stock in connection with the initial public offering, the liquidation preference associated with the Series A Convertible Preferred Stock and any dividends paid to holders of the Series A Convertible Preferred Stock prior to the date of conversion and any stock splits or similar transactions. The number of shares of common stock into which a share of Series A Convertible Preferred Stock will convert cannot be determined until the offering price of the common stock in the initial public offering has been determined.

If, prior to the time when all of management’s restricted common stock ceases to be subject to forfeiture under the terms of the existing restricted stock agreements, there is a voluntary or involuntary liquidation, dissolution, winding up, sale or merger of the Company, the holders of shares of Series A Convertible Preferred Stock are entitled to be paid an amount per share equal to $10.00 (subject to adjustment for stock splits and other similar transactions) prior and in preference to any payment or distribution on any shares of common stock. After the conversion of the Series A Convertible Preferred Stock, none of the Company’s capital stock will be entitled to a liquidation preference.

In connection with the Series A Convertible Preferred Stock subscription, 1,583,335 warrants were issued. Each warrant allows a warrant holder that has satisfied specified conditions to purchase 1 share of Series A Convertible Preferred Stock at a purchase price of $10 per share (subject to adjustment) prior to their expiration in June 2014. The warrants issued in connection with subscription of Series A Convertible Preferred Stock were accounted for in accordance with Emerging Issues Task Force Issue No. 00-19 as an equity classified instrument. As of September 30, 2006, no warrants have been exercised.

At September 30, 2006 and December 31 2005, 17,650,000 shares of Series A Convertible Preferred Stock and 10,900,000 shares of Series A Preferred Stock were issued and outstanding, respectively.

Common Stock

Class A Common Stock issued and outstanding at September 30, 2006 and December 31, 2005 were 3,885,671 shares. Members of management and certain employees purchased an aggregate of 3,885,671 shares of NewStar’s Class A Common Stock for $0.01 per share that are subject to documents governing issuance dated as of June 17, 2004, July 22, 2004, February 4, 2005 and August 22, 2005. The holders of Class A Common Stock are entitled to one vote for each share held. Class A Common Stock is convertible into shares of common stock upon an initial public offering and contemplate the issuance of additional equity instruments upon the occurrence of certain specified conditions, (“Class A Common”).

The Class A Common is subject to forfeiture upon termination of the management stockholder’s employment on a time-based schedule as follows:

•	80% of the restricted stock is forfeited if termination occurs prior to the first anniversary of the date of the restricted stock agreement;

NEWSTAR FINANCIAL, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Unaudited

•	60% of the restricted stock is forfeited if termination occurs prior to the second anniversary of the date of the restricted stock agreement;

•	40% of the restricted stock is forfeited if termination occurs on or after the second anniversary but prior to the third anniversary of the date of the restricted stock agreement;

•	20% of the restricted stock is forfeited if termination occurs on or after the third anniversary but prior to the fourth anniversary of the date of the restricted stock agreement; and

•	0% of the restricted stock is forfeited if termination occurs on or after the fourth anniversary of the date of the restricted stock agreement.

Further, all or a portion of the Class A Common may also be forfeited (i) in connection with specified transfers of such shares by a management stockholder, (ii) at the election of a management stockholder, (iii) in the event the management stockholder’s employment is terminated under specified circumstances or (iv) upon the tenth anniversary of issuance.

The forfeiture conditions lapse upon a change of control or Transfer of an aggregate of 75% of shares of Series A Preferred Stock. Additionally, in the event that a member of management who purchased the stock no longer is employed by the Company, all or a portion of the Class A Common is subject to repurchase under specified conditions.

Finally, restrictions governing the Class A Common remain in place until an IRR Release Date has occurred. An IRR Release Date is defined as the Transfer of an aggregate of 75% of the Series A Preferred Stock in one or more transactions coupled with those investors realizing a specified rate of return on their initial investment.

Prior to January 1, 2006, the Company accounted for the Class A Common under the recognition and measurement provisions of Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (“APB 25”), and related Interpretations, as permitted by Statement of Financial Accounting Standard No. 123, Accounting for Stock-Based Compensation (“SFAS 123”). As amounts received are subject to return upon forfeiture, the Company has recorded the proceeds from the Class A Common issuance as a deposit classified in other liabilities. The issuance of Class A Common was accounted for as a variable award under APB 25. The Company determined non-cash compensation cost as the difference in the value of the Class A Common at the end of each accounting period over its issue price (its “intrinsic value”). As the performance measures outlined above were deemed not probable of occurrence, no compensation expense was recognized for the Class A Common during 2005 and 2004.

In December 2004, the FASB issued SFAS No. 123 (revised 2004), Share-Based Payment (SFAS 123R), which replaces SFAS No. 123 and supersedes APB 25. SFAS 123R requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their grant date fair values.

Effective January 1, 2006, the Company adopted the fair value recognition provisions of SFAS 123R for all share-based payments, using the prospective transition method. As such, SFAS 123R is applied only to awards granted, modified, repurchased, or cancelled after the January 1, 2006. The prospective method of adoption does not permit SFAS 123R to be applied to the nonvested portion of awards outstanding at the date of initial application. In accordance with the prospective transition method, the Company’s consolidated financial statements for prior periods have not been restated to reflect, and do not include, the impact of SFAS 123R.

NEWSTAR FINANCIAL, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Unaudited

Upon adoption of SFAS 123R and through September 30, 2006, no compensation expense was recorded in relation to the Class A Common as the performance conditions were not deemed probable of occurrence.

A summary of the status of the restricted Class A Common as of and for the nine-month period ended September 30, 2006 is presented in the table below:

Nine Months Ended September 30, 2006
Shares
(In thousands)
Restricted at, January 1, 2006	3,886
Granted	—
Unrestricted	—
Forfeited	—
Restricted at, September 30, 2006	3,886

Unrestricted at, September 30 2006	—

Amendment to Class A Common Award

On September 19, 2006, the Board of Directors voted to approve amendments to the restricted stock agreements, which govern the Class A Common, such that, effective upon an initial public offering, the forfeiture, restriction, and repurchase provisions previously described are substantially removed and an IRR Release Date is deemed to have been satisfied by the initial public offering.

The Company has determined that the amendment to the Class A Common award will be accounted for as a modification of equity instruments under the provisions of SFAS No. 123R. At the modification date, the Company will calculate compensation cost equal to the fair values of the new equity instruments and in connection with this proposed initial public offering, will recognize compensation expense based on the graded expiration of the restrictions or extent vested with the remainder to be recognized over the requisite service period.

Income (Loss) Per Share

The computations of basic and diluted income (loss) per share for the nine-month periods ended September 30, 2006 and 2005 are as follows:

	September 30, 2006	September 30, 2005
	(In thousands)
Numerator:
Net income (loss)	$4,873	$(5,691)

Denominator:
Denominator for basic income (loss) per share—weighted average Series A Preferred Stock	15,467	6,933

Denominator:
Denominator for diluted income (loss) per share—weighted average Series A Preferred Stock	15,467	6,933
Potentially dilutive securities — Preferred Stock warrants	504	—

Total weighted averages diluted shares	15,971	6,933

NEWSTAR FINANCIAL, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Unaudited

For purposes of calculating weighted average shares were used in both the basic and diluted income (loss) per share calculation, the Company’s calculations were based on the Series A Convertible Preferred Stock as the Class A Common were deemed to be contingently issuable shares subject to performance conditions that were not yet satisfied.

Pro Forma Income (loss) Per Share

In contemplation of an initial public offering, the Company has included a computation of pro forma income (loss) per share. The Company anticipates upon the closing of the proposed initial public offering:

•	the conversion of the Series A Convertible Preferred Stock to common stock,

•	the conversion of the Series A Convertible Preferred Stock Warrants to common stock warrants, and

•	the effect of the reverse stock split.

Accordingly, the income (loss) per share is calculated to include 14,190,145 shares of common stock in 2006 and 6,361,099 of common stock in 2005, as if issued and outstanding for the period to reflect the above conversions.

Pro forma income (loss) per share	September 30, 2006	September 30, 2005
	(In thousands)
Numerator:
Net income (loss)	$4,873	$(5,691)

Denominator:
Denominator for basic income (loss) per preferred share—adjusted weighted average preferred shares (Historical)	15,467	6,933
Conversion ratio	2.28x	2.28x
Reverse split	0.40x	0.40x

Denominator for basic income (loss) per common share— pro forma	14,190	6,361

Additional pro forma common shares deemed issued	463	—

Denominator for diluted income (loss) per common share—adjusted weighted average common shares	14,653	6,361

Basic pro forma income (loss) per share	$0.34	$(0.89)

Diluted pro forma income (loss) per share	$0.33	$(0.89)

Warrants to purchase 1,583,335 shares of Series A Convertible Preferred Stock were outstanding during the period ended September 30, 2005, but were not included in the computation of diluted earnings per share due to the fact that the results would be antidilutive.

The net income (loss) and shares above do not include the impact of the issuance of new equity instruments issued in connection with the Class A Common or the shares to be issued in the initial public offering contemplated herein.

Note 10. Pro Forma Balance Sheet

Upon the consummation of the initial public offering contemplated herein, all of the outstanding shares of Series A Convertible Preferred Stock automatically convert into common stock. Additional issuances of common stock and options are triggered as described in note 9.

NEWSTAR FINANCIAL, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Unaudited

The September 30, 2006 unaudited pro forma balance sheet has been prepared assuming:

•	the funding of $33.5 million of committed but unfunded equity and the related issuance of 3.35 million shares of preferred stock,

•	the conversion of the Series A Convertible Preferred Stock outstanding into shares of common stock,

•	the conversion of the Series A Convertible Preferred Stock warrants to common stock warrants,

•	the conversion of restricted Class A Common to common stock,

•	the effect of the reverse stock split, and

•	the issuance of additional options and restricted common stock to employees.

The pro forma balance sheet reflects the impact of the above conversions and issuances triggered upon the initial public offering and reflects the issuance of shares, including the application of the net proceeds, in the initial public offering contemplated herein.

Note 11. Financial Instruments with Off-Balance Sheet Risk

The Company is party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include unused lines of credit and standby letters of credit. The instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheet. The contract or notional amounts of those instruments reflect the extent of involvement the Company has in particular classes of financial instruments.

The Company’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for standby letters of credit is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.

Unused lines of credit are agreements to lend to a customer, provided that all conditions have been met. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since certain commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management’s credit evaluation of the borrower.

Standby letters of credit are conditional commitments issued by the Company to guarantee the performance by a borrower a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to borrowers.

Financial instruments with off-balance sheet risk are summarized as follows:

	September 30, 2006	December 31, 2005
	($ in thousands)
Unused lines of credit	$233,489	$89,722
Standby letters of credit	5,042	3,682

NEWSTAR FINANCIAL, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Unaudited

Note 12. Employee Benefit Plans

The Company maintains a contributory 401(k) plan covering all full-time employees. The Company matches 100% of employee’s voluntary contributions up to a limit of 6% of the employee’s compensation, subject to IRS guidelines. Expense for the nine months ended September 30, 2006 and 2005 was $0.5 million and $0.3 million, respectively.

Note 13. Related-Party Transactions

NewStar Financial, Inc. (the “Investment Manager”), pursuant to an Investment Management Agreement dated August 3, 2005 (the “Agreement”), serves as the investment manager of NewStar Credit Opportunities Fund, Ltd. (the “Fund”), a Cayman Islands exempted company limited by shares incorporated under the provisions of The Companies Law of the Cayman Islands. This Fund was formed in August 2005 and commenced operations on August 22, 2005. The Fund is registered under the Mutual Funds Law of the Cayman Islands. The Fund’s investment objective is to seek current income and return of principal by acquiring, holding, and disposing of secured and unsecured loans and other debt instruments. In such capacity, the Investment Manager is responsible for asset management and administrative services to the Fund, including evaluating and executing, on behalf of the Fund, purchases and dispositions of, and monitoring the performance of, loans and other assets. A significant equity investor in the Company is also a 50% equity investor in the Fund.

The Fund pays the Investment Manager a management fee, payable monthly in arrears, based on the carrying value of the total gross assets attributable to the applicable series of each class of shares at the end of each month. For the nine months ended September 30, 2006, the Fund paid the Investment Manager $0.8 million of asset management fees.

During 2006, the Company made a loan to a company controlled by an affiliate of one of its officers. At September 30, 2006, the loan balance outstanding and amount of committed funds were $13.4 million and $14.3 million, respectively.

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

Through and including                     , 2007 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

11,000,000 Shares

Common Stock

Goldman, Sachs & Co.

Morgan Stanley

Citigroup

Wachovia Securities

Banc of America Securities LLC

JMP Securities

JPMorgan

Keefe, Bruyette & Woods

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth the estimated costs and expenses, other than the underwriting discounts and commissions, incurred by the Registrant in connection with the sale of the securities being registered. All amounts are estimates except the SEC registration fee, the NASD filing fee and the Nasdaq listing fee.

SEC Registration Fee	$23,010
NASD Filing Fee	21,505
Nasdaq Listing Fee	125,000
Printing Costs	250,000
Legal Fees and Expenses	1,125,000
Accounting Fees and Expenses	1,000,000
Blue Sky Fees and Expenses	25,000
Transfer Agent and Registrar Fees	5,000
Miscellaneous	34,006

Total	$2,608,521

ITEM 14.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The Registrant is incorporated under the laws of the state of Delaware. Section 145 of the Delaware General Corporation Law (“Section 145”) permits indemnification of its officers and directors under certain conditions and subject to certain limitations. Section 145 also provides that a corporation has the power to maintain insurance on behalf of its officers and directors against any liability asserted against such person and incurred by him or her in such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liability under the provisions of Section 145.

Article VII, Section B of the Registrant’s Amended and Restated Certificate of Incorporation will provide for mandatory indemnification of its directors and officers and permissible indemnification of employees and other agents to the maximum extent not prohibited by the Delaware General Corporation Law. The rights to indemnity thereunder continue as to a person who has ceased to be a director, officer, employee or agent and inure to the benefit of the heirs, executors and administrators of the person. In addition, expenses incurred by a director or executive officer in defending any civil, criminal, administrative or investigative action, suit or proceeding by reason of the fact that he or she is or was a director or officer of the Registrant (or was serving at the Registrant’s request as a director or officer of another corporation) shall be paid by the Registrant in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Registrant as authorized by the relevant section of the Delaware General Corporation Law.

As permitted by Section 102(b)(7) of the Delaware General Corporation Law, the Registrant’s Amended and Restated Certificate of Incorporation will provide that, pursuant to Delaware law, its directors shall not be personally liable for monetary damages for breach of the directors’ fiduciary duty as directors to the Registrant and its stockholders. This provision in the Amended and Restated Certificate of Incorporation will not eliminate the directors’ fiduciary duty, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, pursuant to Section 102(b)(7) of the Delaware General Corporation Law each director will continue to be subject to liability for breach of the director’s duty of loyalty to the Registrant for acts or omission not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Section 174 of the Delaware General Corporation Law. The provision also does not affect a director’s responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

In addition to the foregoing, the Underwriting Agreement contains certain provisions by which the Underwriters have agreed to indemnify the Registrant, each person, if any, who controls the Registrant within the meaning of Section 15 of the Securities Act, each director of the Registrant and each officer of the Registrant who signs the Registration Statement with respect to information furnished in writing by or on behalf of the Underwriters for use in the Registration Statement.

At present, there is no pending litigation or proceeding involving a director, officer, employee or other agent of the Registrant in which indemnification is being sought, nor is the Registrant aware of any threatened litigation that may result in a claim for indemnification by any director, officer, employee or other agent of the Registrant.

Section 102 of the Delaware General Corporation Law, as amended, allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except where the director breached the duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of the Delaware General Corporation Law or obtained an improper personal benefit.

Generally, Section 145 permits a corporation to indemnify certain persons made a party to an action by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. In the case of an action by or in the right of the corporation, no indemnification may be made in respect of any matter as to which that person was adjudged liable to the corporation unless the Delaware Court of Chancery or the court in which the action was brought determines that despite the adjudication of liability that person is fairly and reasonably entitled to indemnity for proper expenses. To the extent that person has been successful in the defense of any matter, that person shall be indemnified against expenses actually and reasonably incurred by him.

The Registrant maintains insurance policies insuring each of its directors and officers against certain civil liabilities, including liabilities under the Securities Act.

ITEM 15.	RECENT SALES OF UNREGISTERED SECURITIES.

Since June 18, 2004 (inception), the Registrant has sold and issued the following securities:

Preferred Stock and Warrants

(1) On June 17, 2004, the Registrant entered into a subscription agreement with institutional accredited investors pursuant to which such investors agreed to purchase 20,500,000 shares of the Registrant’s Series A Convertible Preferred Stock, par value $0.01 per share, for $10.00 per share. The shares of Series A Convertible Preferred Stock will automatically convert into 18,808,058 shares of the Registrant’s common stock, par value $0.01 per share. The following issuances have been made pursuant to this subscription agreement:

•	2,050,000 shares of Series A Convertible Preferred Stock in June 2004;

•	2,440,476 shares of Series A Convertible Preferred Stock in August 2004;

•	2,050,000 shares of Series A Convertible Preferred Stock in October 2004;

•	2,050,000 shares of Series A Convertible Preferred Stock in September 2005;

•	2,050,000 shares of Series A Convertible Preferred Stock in November 2005;

•	2,050,000 shares of Series A Convertible Preferred Stock in February 2006;

•	2,050,000 shares of Series A Convertible Preferred Stock in March 2006;

•	1,464,286 shares of Series A Convertible Preferred Stock in May 2006;

•	1,025,000 shares of Series A Convertible Preferred Stock in August 2006;

•	1,464,286 shares of Series A Convertible Preferred Stock in October 2006; and

•	1,805,952 shares of Series A Convertible Preferred Stock in November 2006.

(2) In connection with the subscription agreement described above, the Registrant also issued warrants for no additional consideration to the institutional accredited investors to purchase 718,182 shares, subject to adjustment, of Series A Convertible Preferred Stock at a price of $10 per share, subject to adjustment. The Registrant also issued a warrant to Capital Z Investments, LLC to purchase 781,818 shares, subject to adjustment, of the Registrant’s Series A Convertible Preferred Stock at a price of $10 per share, subject to adjustment, as consideration for services Capital Z Investments rendered to the Registrant. The warrants will be exercisable for 1,376,199 shares of the Registrant’s common stock, par value $0.01 per share.

(3) On June 17, 2004, the Registrant entered into a founders subscription agreement with members of its management and other employees (the “Management Investors”) pursuant to which the Management Investors agreed to purchase 500,000 shares of the Registrant’s Series A Convertible Preferred Stock, par value $0.01 per share, for $10.00 per share. The shares of Series A Convertible Preferred Stock will automatically convert into 458,733 shares of the Registrant’s common stock, par value $0.01 per share, in connection with this offering. The following issuances have been made pursuant to this founders subscription agreement:

•	50,000 shares of Series A Convertible Preferred Stock in June 2004;

•	59,524 shares of Series A Convertible Preferred Stock in August 2004;

•	50,000 shares of Series A Convertible Preferred Stock in October 2004;

•	50,000 shares of Series A Convertible Preferred Stock in September 2005;

•	50,000 shares of Series A Convertible Preferred Stock in November 2005;

•	50,000 shares of Series A Convertible Preferred Stock in February 2006;

•	50,000 shares of Series A Convertible Preferred Stock in March 2006;

•	35,714 shares of Series A Convertible Preferred Stock in May 2006;

•	25,000 shares of Series A Convertible Preferred Stock in August 2006;

•	35,714 shares of Series A Convertible Preferred Stock in October 2006; and

•	44,048 shares of Series A Convertible Preferred Stock in November 2006.

(4) In connection with the founders subscription agreement described above, the Registrant also issued warrants for no additional consideration to the Management Investors to purchase 83,335 shares, subject to adjustment, of the Registrant’s Series A Convertible Preferred Stock at a price of $10 per share, subject to adjustment. The warrants will be exercisable for 76,457 shares of the Registrant’s common stock, par value $0.01 per share.

Class A Common Stock

In June 2004, July 2004, February 2005 and August 2005, the Registrant issued and sold 3,616,661, 99,633, 99,633 and 69,744 shares of its Class A Common Stock, par value $0.01 per share, respectively, to members of its management and other employees for $0.01 per share. The Class A Common Stock will automatically convert into 1,566,323 shares of the Registrant’s common stock, par value $0.01 per share, in connection with this offering.

The sales of the above securities were deemed to be exempt from registration in reliance on Regulation D of the Securities Act for private offerings. All recipients were either accredited or sophisticated investors. The recipients of securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates and other instruments issued in such transactions. All recipients either received adequate information about us or had access, through employment or other relationships, to such information.

ITEM 16.	EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a) Exhibits

Exhibit Number	Description
1.1	Form of Underwriting Agreement.

†3.1	Amended and Restated Certificate of Incorporation of Registrant (and amendments thereto).

3.1.1	Form of Second Amended and Restated Certificate of Incorporation to be in effect prior to the offering made under this Registration Statement.

3.2	Form of Amended and Restated Certificate of Incorporation of NewStar Financial, Inc. to be in effect at the time of the offering made under this Registration Statement.

†3.3	Bylaws of Registrant.

3.4	Form of Amended and Restated Bylaws of NewStar Financial, Inc. to be in effect at the time of the offering made under this Registration Statement.

†4.1	Stockholders’ Agreement, dated as of June 18, 2004, among Novus Capital, Inc. and the Stockholders party thereto.

†4.1.2	First Amendment to Stockholders’ Agreement, dated as of August 22, 2005, entered in connection with the Stockholders’ Agreement, dated as of June 18, 2004.

†4.1.3	Second Amendment to Stockholders’ Agreement, dated as of June 5, 2006, entered in connection with the Stockholders’ Agreement, dated as of June 18, 2004.

4.1.4	Form of Third Amendment to Stockholders’ Agreement.

†4.2	Form of Common Stock Certificate.

†4.3	Form of Warrant to Purchase Preferred Stock.

†5.1	Opinion of Weil, Gotshal & Manges LLP.

†10.1	Investor Subscription Agreement, dated as of June 17, 2004, Novus Capital, Inc. and the Investors listed on the signature pages thereto.

†10.2	Founders Subscription Agreement, dated as of June 17, 2004, by and among Novus Capital, Inc. and the Investors listed on the signature pages thereto.

†10.3.1	Lease, dated as of August 18, 2004, between Five Hundred Boylston West Venture, as landlord, and NewStar Financial, Inc., as tenant.

†10.3.2	First Amendment to Lease, dated as of March 26, 2005, between Five Hundred Boylston West Venture, as landlord, and NewStar Financial, Inc., as tenant.

†10.4.1	Form of Restricted Stock Agreement.

10.4.1.1	Form of First Amendment to Restricted Stock Agreement.

†10.4.2	Restricted Stock Agreement, dated as of June 17, 2004, between Novus Capital LLC and Timothy J. Conway.

Exhibit Number	Description
†10.4.3	Restricted Stock Agreement, dated as of June 17, 2004, between Novus Capital LLC and Peter A. Schmidt-Fellner.

†10.4.4	Restricted Stock Agreement, dated as of February 4, 2005, between Novus Capital LLC and John Kirby Bray.

†10.5.1	Form of Stock Pledge Agreement between certain institutional investors and Novus Capital, Inc.

†10.5.2	Form of Stock Pledge Agreement between management and Novus Capital, Inc.

†10.6.1	Note Agreement, dated as of March 11, 2005, between NewStar Financial, Inc., as issuer, and Fortress Credit Corp., as initial purchaser and administrative agent and the additional purchasers from time to time thereto.

†10.6.2	Letter amending the Note Agreement, dated as of July 20, 2005, between NewStar Financial, Inc., as issuer, and Fortress Credit Corp., as administrative agent and holder.

†10.6.3	Notice of Offering, dated as of November 4, 2005 by and among NewStar Financial, Inc., Fortress Credit Corp., as administrative agent and initial purchaser and the additional purchasers from time to time.

†10.7.1	Amended and Restated Sale and Servicing Agreement, dated as of April 5, 2006, by and among NewStar CP Funding LLC, as borrower, NewStar Financial, Inc., as originator and servicer, Wachovia Bank, National Association, as swingline purchaser, Wachovia Capital Markets, LLC, as administrative agent and VFCC Agent, U.S. Bank National Association, as trustee, Lyon Financial Services, Inc. as backup servicer and each of the conduit purchaser and purchaser agents thereto from time to time.

10.7.2	Amendment No. 1 to the Amended and Restated Sale and Servicing Agreement.

10.7.3	Amendment No. 2 to the Amended and Restated Sale and Servicing Agreement, dated as of July 10, 2006.

10.7.4	Amendment No. 3 to the Amended and Restated Sale and Servicing Agreement, dated as of August 9, 2006.

10.7.5	Amended, Restated and Substituted Variable Funding Certificate, dated August 9, 2006.

10.7.6	Amendment No. 4 and Waiver to the Amended and Restated Servicing Agreement, dated as of October 20, 2006.

†10.8.1	Sale and Servicing Agreement, dated as of June 8, 2006, by and among NewStar Commercial Loan Trust 2006-1, as Issuer, NewStar Commercial Loan LLC 2006-1, as Trust Depositor, NewStar Financial, Inc., as Servicer and Originator, U.S. Bank National Association, as Trustee, Lyon Financial Services Inc., as Backup Servicer, and Wilmington Trust Company, as Owner Trustee.

†10.8.2	Commercial Loan Sale Agreement, dated as of June 8, 2006, between NewStar Financial Inc., as Originator, and NewStar Commercial Loan LLC 2006-1, as Trust Depositor.

†10.8.3	Note Purchase Agreements by NewStar Commercial Loan Trust 2006-1.

†10.8.4	Purchase Agreement, dated as of May 25, 2006, between NewStar Commercial Loan Trust 2006-1, as Trust Depositor, and Wachovia Capital Markets LLC, Citigroup Global Markets Inc. and Harris Nesbitt Corp., as Initial Purchasers.

†10.8.5	Indenture, dated as of June 8, 2006, by and between NewStar Commercial Loan Trust 2006-01, as issuer, and U.S. Bank National Association, as Trustee, relating to Class A-1, Class A-2, Class B, Class C, Class D, Class E and Class F Notes due March 30, 2022.

Exhibit Number	Description
†10.9.1.1	Sale and Servicing Agreement, dated as of November 30, 2005, by and among NewStar Credit Opportunities Funding I Ltd., as Seller, NewStar Credit Opportunities Fund, Ltd., as the Fund, NewStar Financial, Inc., as Originator, IXIS Financial Products Inc., as Swingline Purchaser, Wachovia Capital Markets, LLC, as Documentation Agent, U.S. Bank National Association as Collateral Administrator and Collateral Custodian, Lyon Financial Services, Inc., as Backup Collateral Manager, and the conduit purchasers party thereto.

†10.9.1.2	Amendment No. 1 to Sale and Servicing Agreement, dated as of March 13, 2006.

10.9.1.3	Amendment No. 2 to Sale and Servicing Agreement, dated as of August 2, 2006.

10.9.1.4	Amendment No. 3 to Sale and Servicing Agreement, dated as of November 29, 2006.

†10.9.2	Amended and Restated Management Agreement dated as of November 29, 2005, by and among NewStar Credit Opportunities Funding I Ltd., as the SPE, and NewStar Financial, Inc.

†10.10.1.1	Secured Loan and Servicing Agreement, dated as of August 26, 2005, by and among NewStar Short-Term Funding LLC, as Borrower, NewStar Financial, Inc., as Originator and Servicer, MMP-5Funding, LLC, as Lender, IXIS Financial Products Inc., as Administrative Agent, and U.S. Bank National Association, as Trustee.

†10.10.1.2	Amendment No. 1 to Secured Loan and Servicing Agreement, dated as of November 30, 2005.

†10.10.1.3	Amendment No. 2 to Secured Loan and Servicing Agreement, dated as of March 14, 2006.

†10.10.1.4	Amendment No. 3 to Secured Loan and Servicing Agreement, dated as of August 24, 2006.

†10.11.1	Note Purchase Agreement, dated as of March 21, 2006, by and among NewStar Structured Finance Opportunities, LLC, as Issuer, NewStar Financial, Inc., as Limited Recourse Provider, MMP-5 Funding, LLC, as Swingline Lender, IXIS Financial Products Inc., as Investor Agent, and U.S. Bank National Association, as Trustee and the Investor Party hereto.

†10.11.2	Purchase and Sale Agreement, dated as of March 21, 2006, between NewStar Structured Finance Opportunities, LLC, as Buyer, and NewStar Financial, Inc., as Seller.

†10.11.3	Collateral Management Agreement, dated as of March 21, 2006, between NewStar Structured Finance Opportunities, LLC, as Issuer, and NewStar Financial, Inc. as Collateral Manager.

†10.11.4	Security Agreement, dated as of March 21, 2006, between NewStar Structured Finance Opportunities, LLC, as Issuer, and U.S. Bank National Association, as Trustee and Custodian.

†10.12.1	Sale and Servicing Agreement, dated as of August 10, 2005, by and among NewStar Trust 2005-1, as Issuer, NewStar LLC 2005-1, as Trust Depositor, NewStar Financial, Inc., as Originator and Servicer, U.S. Bank National Association, as Indenture Trustee, Lyon Financial Services, as Backup Servicer, and Wilmington Trust Company, as Owner Trustee.

†10.12.2	Commercial Loan Sale Agreement, date as of August 10, 2005, between NewStar Financial, Inc., as Originator, and NewStar LLC 2005-1, as Trust Depositor.

†10.12.3	Class A-2 Note Purchase Agreement, dated as of August 10, 2005, between NewStar Trust 2005-1, as Issuer, and U.S. Bank National Association, Class A-2 Agent.

†10.12.4	Purchase Agreement, dated August 10, 2005, between NewStar Trust 2005-1, as Trust Depositor, and Wachovia Capital Markets, LLC, Citigroup Global Markets Inc. and IXIS Securities North America Inc., as Initial Purchasers.

†10.12.5	Indenture, dated as of August 10, 2005, between NewStar Trust 2005-1, as Issuer, and U.S. Bank National Association, as Indenture Trustee.

Exhibit Number		Description
†10.13.1		Sale and Servicing Agreement, dated as of December 30, 2005, by and among NewStar Financial, Inc., as Servicer and Seller, NewStar Warehouse Funding 2005 LLC, as Purchaser, and Lyon Financial Services, Inc. as Backup Servicer (includes Exhibit A to agreement).

†10.13.2		Note Purchase Agreement, dated as of December 30, 2005, by and among NewStar Warehouse Funding 2005 LLC, as Issuer, NewStar Financial Inc., as Seller and Servicer and Citigroup Global Markets Realty Corp., as Note Purchaser.

†10.13.3		Indenture, dated as of December 30, 2005, by and between NewStar Warehouse Funding 2005 LLC, as issuer, and U.S. Bank National Association, as Trustee and Custodian.

†10.13.4		First Omnibus Amendment, dated as of April 27, 2006.

†10.13.5		Second Omnibus Amendment, dated as of June 7, 2006.

†10.14.1	(1)	Management Agreement, dated as of August 3, 2005, by and between NewStar Credit Opportunities Fund, Ltd. and NewStar Financial, Inc., as manager.

†10.15.1		Form of Employment Agreement between NewStar Financial, Inc. and Timothy J. Conway.

10.15.2		Form of Employment Agreement between NewStar Financial, Inc. and Peter A. Schmidt-Fellner.

10.15.3		Form of Employment Agreement between NewStar Financial, Inc. and John K. Bray.

10.15.4		Form of Employment Agreement between NewStar Financial, Inc. and Phillip R. Burnaman II.

10.15.5		Form of Employment Agreement between NewStar Financial, Inc. and David R. Dobies.

10.15.6		Form of Employment Agreement between NewStar Financial, Inc. and Timothy C. Shoyer.

†10.16.1		Form of NewStar Financial, Inc. 2006 Incentive Plan.

10.17.1		Form of Restricted Stock Award Agreement under the 2006 Incentive Plan.

10.18.1		Form of Stock Option Award Agreement under the 2006 Incentive Plan.

10.19.1		Form of Amended and Restated Restricted Stock Agreement.

10.20.1		Form of Management Restricted Stock Agreement.

10.21.1		Form of Restricted Stock Agreement.

10.22.1		Form of Director Restricted Stock Agreement.

11.1		Statement re computation of per share earnings (incorporated by reference to the Notes to the Consolidated Financial Statements included in Part I of this Registration Statement).

†21.1		Subsidiaries of the Company.

23.1		Consent of KPMG LLP.

†23.2		Consent of Weil, Gotshal & Manges LLP (included in Exhibit 5.1).

†23.3		Consent of Bradley E. Cooper.

†23.4		Consent of Frank R. Noonan.

†23.5		Consent of Maureen P. O’Hara.

†23.6		Consent of Joseph W. Saunders.

†23.7		Consent of Richard E. Thornburgh.

†23.8		Consent of Peter A. Schmidt-Fellner.

†24.1		Power of Attorney.

†	Previously filed.
(1)	Pursuant to a request for confidential treatment, portions of the exhibit have been redacted from the publicly filed document and have been furnished separately to the SEC as required by Rule 406 under the Securities Act.

ITEM 17.	UNDERTAKINGS.

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 6 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, Commonwealth of Massachusetts, on December 11, 2006.

NEWSTAR FINANCIAL, INC.

By:	/S/ TIMOTHY J. CONWAY
Name:	Timothy J. Conway
Title:	Chairman, Chief Executive Officer and President

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 6 to the registration statement has been signed by the following persons in the capacities and on December 11, 2006.

Signature	Title

/S/ TIMOTHY J. CONWAY Timothy J. Conway	President, Chief Executive Officer and Chairman (Principal Executive Officer)

/S/ JOHN K. BRAY John K. Bray	Chief Financial Officer (Principal Financial and Accounting Officer)

* T. Kimball Brooker, Jr.	Director

* Mark K. Gormley	Director

* Mani A. Sadeghi	Director

*By:	/S/ JOHN K. BRAY
John K. Bray Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Description
1.1	Form of Underwriting Agreement.

†3.1	Amended and Restated Certificate of Incorporation of Registrant (and amendments thereto).

3.1.1	Form of Second Amended and Restated Certificate of Incorporation to be in effect prior to the offering made under this Registration Statement.

3.2	Form of Amended and Restated Certificate of Incorporation of NewStar Financial, Inc. to be in effect at the time of the offering made under this Registration Statement.

†3.3	Bylaws of Registrant.

3.4	Form of Amended and Restated Bylaws of NewStar Financial, Inc. to be in effect at the time of the offering made under this Registration Statement.

†4.1	Stockholders’ Agreement, dated as of June 18, 2004, among Novus Capital, Inc. and the Stockholders party thereto.

†4.1.2	First Amendment to Stockholders’ Agreement, dated as of August 22, 2005, entered in connection with the Stockholders’ Agreement, dated as of June 18, 2004.

†4.1.3	Second Amendment to Stockholders’ Agreement, dated as of June 5, 2006, entered in connection with the Stockholders’ Agreement, dated as of June 18, 2004.

4.1.4	Form of Third Amendment to Stockholders’ Agreement.

†4.2	Form of Common Stock Certificate.

†4.3	Form of Warrant to Purchase Preferred Stock.

†5.1	Opinion of Weil, Gotshal & Manges LLP.

†10.1	Investor Subscription Agreement, dated as of June 17, 2004, Novus Capital, Inc. and the Investors listed on the signature pages thereto.

†10.2	Founders Subscription Agreement, dated as of June 17, 2004, by and among Novus Capital, Inc. and the Investors listed on the signature pages thereto.

†10.3.1	Lease, dated as of August 18, 2004, between Five Hundred Boylston West Venture, as landlord, and NewStar Financial, Inc., as tenant.

†10.3.2	First Amendment to Lease, dated as of March 26, 2005, between Five Hundred Boylston West Venture, as landlord, and NewStar Financial, Inc., as tenant.

†10.4.1	Form of Restricted Stock Agreement.

10.4.1.1	Form of First Amendment to Restricted Stock Agreement.

†10.4.2	Restricted Stock Agreement, dated as of June 17, 2004, between Novus Capital LLC and Timothy J. Conway.

†10.4.3	Restricted Stock Agreement, dated as of June 17, 2004, between Novus Capital LLC and Peter A. Schmidt-Fellner.

†10.4.4	Restricted Stock Agreement, dated as of February 4, 2005, between Novus Capital LLC and John Kirby Bray.

†10.5.1	Form of Stock Pledge Agreement between certain institutional investors and Novus Capital, Inc.

†10.5.2	Form of Stock Pledge Agreement between management and Novus Capital, Inc.

†10.6.1	Note Agreement, dated as of March 11, 2005, between NewStar Financial, Inc., as issuer, and Fortress Credit Corp., as initial purchaser and administrative agent and the additional purchasers from time to time thereto.

†10.6.2	Letter amending the Note Agreement, dated as of July 20, 2005, between NewStar Financial, Inc., as issuer, and Fortress Credit Corp., as administrative agent and holder.

Exhibit Number	Description
†10.6.3	Notice of Offering, dated as of November 4, 2005 by and among NewStar Financial, Inc., Fortress Credit Corp., as administrative agent and initial purchaser and the additional purchasers from time to time.

†10.7.1	Amended and Restated Sale and Servicing Agreement, dated as of April 5, 2006, by and among NewStar CP Funding LLC, as seller, NewStar Financial, Inc., as originator and servicer, Wachovia Bank, National Association, as swingline purchaser, Wachovia Capital Markets, LLC, as administrative agent and VFCC Agent, U.S. Bank National Association, as trustee, Lyon Financial Services, Inc. as backup servicer and each of the conduit purchaser and purchaser agents thereto from time to time.

10.7.2	Amendment No. 1 to the Amended and Restated Sale and Servicing Agreement.

10.7.3	Amendment No. 2 to the Amended and Restated Sale and Servicing Agreement, dated as of July 10, 2006.

10.7.4	Amendment No. 3 to the Amended and Restated Sale and Servicing Agreement, dated as of August 9, 2006.

10.7.5	Amended, Restated and Substituted Variable Funding Certificate, dated August 9, 2006.

10.7.6	Amendment No. 4 and Waiver to the Amended and Restated Servicing Agreement, dated as of October 20, 2006.

†10.8.1	Sale and Servicing Agreement, dated as of June 8, 2006, by and among NewStar Commercial Loan Trust 2006-1, as Issuer, NewStar Commercial Loan LLC 2006-1, as Trust Depositor, NewStar Financial, Inc., as Servicer and Originator, U.S. Bank National Association, as Trustee, Lyon Financial Services Inc., as Backup Servicer, and Wilmington Trust Company, as Owner Trustee.

†10.8.2	Commercial Loan Sale Agreement, dated as of June 8, 2006, between NewStar Financial Inc., as Originator, and NewStar Commercial Loan LLC 2006-1, as Trust Depositor.

†10.8.3	Note Purchase Agreements by NewStar Commercial Loan Trust 2006-1.

†10.8.4	Purchase Agreement, dated as of May 25, 2006, between NewStar Commercial Loan Trust 2006-1, as Trust Depositor, and Wachovia Capital Markets LLC, Citigroup Global Markets Inc. and Harris Nesbitt Corp., as Initial Purchasers.

†10.8.5	Indenture, dated as of June 8, 2006, by and between NewStar Commercial Loan Trust 2006-01, as issuer, and U.S. Bank National Association, as Trustee, relating to Class A-1, Class A-2, Class B, Class C, Class D, Class E and Class F Notes due March 30, 2022.

†10.9.1.1	Sale and Servicing Agreement, dated as of November 30, 2005, by and among NewStar Credit Opportunities Funding I Ltd., as Seller, NewStar Credit Opportunities Fund, Ltd., as the Fund, NewStar Financial, Inc., as Collateral Manager, IXIS Financial Products Inc., as Swingline Purchaser, Wachovia Capital Markets, LLC, as Documentation Agent, U.S. Bank National Association as Collateral Administrator and Collateral Custodian, Lyon Financial Services, Inc., as Backup Collateral Manager, and the conduit purchasers party thereto.

†10.9.1.2	Amendment No. 1 to Sale and Servicing Agreement, dated as of March 13, 2006.

10.9.1.3	Amendment No. 2 to Sale and Servicing Agreement, dated as of August 2, 2006.

10.9.1.4	Amendment No. 3 to Sale and Servicing Agreement, dated as of November 29, 2006.

†10.9.2	Amended and Restated Management Agreement dated as of November 29, 2005, by and among NewStar Credit Opportunities Funding I Ltd., as the SPE, and NewStar Financial, Inc.

†10.10.1.1	Secured Loan and Servicing Agreement, dated as of August 26, 2005, by and among NewStar Short-Term Funding LLC, as Borrower, NewStar Financial, Inc., as Originator and Servicer, MMP-5Funding, LLC, as Lender, IXIS Financial Products Inc., as Administrative Agent, and U.S. Bank National Association, as Trustee.

Exhibit Number		Description
†10.10.1.2		Amendment No. 1 to Secured Loan and Servicing Agreement, dated as of November 30, 2005.

†10.10.1.3		Amendment No. 2 to Secured Loan and Servicing Agreement, dated as of March 14, 2006.

†10.10.1.4		Amendment No. 3 to Secured Loan and Servicing Agreement, dated as of August 24, 2006.

†10.11.1		Note Purchase Agreement, dated as of March 21, 2006, by and among NewStar Structured Finance Opportunities, LLC, as Issuer, NewStar Financial, Inc., as Limited Recourse Provider, MMP-5 Funding, LLC, as Swingline Lender, IXIS Financial Products Inc., as Investor Agent, and U.S. Bank National Association, as Trustee and the Investor Party hereto.

†10.11.2		Purchase and Sale Agreement, dated as of March 21, 2006, between NewStar Structured Finance Opportunities, LLC, as Buyer, and NewStar Financial, Inc., as Seller.
†10.11.3		Collateral Management Agreement, dated as of March 21, 2006, between NewStar Structured Finance Opportunities, LLC, as Issuer, and NewStar Financial, Inc. as Collateral Manager.

†10.11.4		Security Agreement, dated as of March 21, 2006, between NewStar Structured Finance Opportunities, LLC, as Issuer, and U.S. Bank National Association, as Trustee and Custodian.

†10.12.1		Sale and Servicing Agreement, dated as of August 10, 2005, by and among NewStar Trust 2005-1, as Issuer, NewStar LLC 2005-1, as Trust Depositor, NewStar Financial, Inc., as Originator and Servicer, U.S. Bank National Association, as Indenture Trustee, Lyon Financial Services, as Backup Servicer, and Wilmington Trust Company, as Owner Trustee.

†10.12.2		Commercial Loan Sale Agreement, date as of August 10, 2005, between NewStar Financial, Inc., as Originator, and NewStar LLC 2005-1, as Trust Depositor.

†10.12.3		Class A-2 Note Purchase Agreement, dated as of August 10, 2005, between NewStar Trust 2005-1, as Issuer, and U.S. Bank National Association, Class A-2 Agent.

†10.12.4		Purchase Agreement, dated August 10, 2005, between NewStar Trust 2005-1, as Trust Depositor, and Wachovia Capital Markets, LLC, Citigroup Global Markets Inc. and IXIS Securities North America Inc., as Initial Purchasers.

†10.12.5		Indenture, dated as of August 10, 2005, between NewStar Trust 2005-1, as Issuer, and U.S. Bank National Association, as Indenture Trustee.

†10.13.1		Sale and Servicing Agreement, dated as of December 30, 2005, by and among NewStar Financial, Inc., as Servicer and Seller, NewStar Warehouse Funding 2005 LLC, as Purchaser, and Lyon Financial Services, Inc. as Backup Servicer (includes Exhibit A to agreement).

†10.13.2		Note Purchase Agreement, dated as of December 30, 2005, by and among NewStar Warehouse Funding 2005 LLC, as Issuer, NewStar Financial Inc., as Seller and Servicer and Citigroup Global Markets Realty Corp., as Note Purchaser.

†10.13.3		Indenture, dated as of December 30, 2005, by and between NewStar Warehouse Funding 2005 LLC, as issuer, and U.S. Bank National Association, as Trustee and Custodian.

†10.13.4		First Omnibus Amendment, dated as of April 27, 2006.

†10.13.5		Second Omnibus Amendment, dated as of June 7, 2006.

†10.14.1	(1)	Management Agreement, dated as of August 3, 2005, by and between NewStar Credit Opportunities Fund, Ltd. and NewStar Financial, Inc., as manager.

†10.15.1		Form of Employment Agreement between NewStar Financial, Inc. and Timothy J. Conway.

10.15.2		Form of Employment Agreement between NewStar Financial, Inc. and Peter A. Schmidt-Fellner.

10.15.3		Form of Employment Agreement between NewStar Financial, Inc. and John K. Bray.

10.15.4		Form of Employment Agreement between NewStar Financial, Inc. and Phillip R. Burnaman II.

Exhibit Number	Description
10.15.5	Form of Employment Agreement between NewStar Financial, Inc. and David R. Dobies.

10.15.6	Form of Employment Agreement between NewStar Financial, Inc. and Timothy C. Shoyer.

†10.16.1	Form of NewStar Financial, Inc. 2006 Incentive Plan.

10.17.1	Form of Restricted Stock Award Agreement under the 2006 Incentive Plan.

10.18.1	Form of Stock Option Award Agreement under the 2006 Incentive Plan.

10.19.1	Form of Amended and Restated Restricted Stock Agreement.

10.20.1	Form of Management Restricted Stock Agreement.

10.21.1	Form of Restricted Stock Agreement.

10.22.1	Form of Director Restricted Stock Agreement.

11.1	Statement re computation of per share earnings (incorporated by reference to the Notes to the Consolidated Financial Statements included in Part I of this Registration Statement).

†21.1	Subsidiaries of the Company.

23.1	Consent of KPMG LLP.

†23.2	Consent of Weil, Gotshal & Manges LLP (included in Exhibit 5.1).

†23.3	Consent of Bradley E. Cooper.

†23.4	Consent of Frank R. Noonan.

†23.5	Consent of Maureen P. O’Hara.

†23.6	Consent of Joseph W. Saunders.

†23.7	Consent of Richard E. Thornburgh.

†23.8	Consent of Peter A. Schmidt-Fellner.

†24.1	Power of Attorney.

†	Previously filed.
(1)	Pursuant to a request for confidential treatment, portions of the exhibit have been redacted from the publicly filed document and have been furnished separately to the SEC as required by Rule 406 under the Securities Act.